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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Cloud Peak Energy Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

CLOUD PEAK ENERGY INC.
505 South Gillette Avenue
Gillette, Wyoming 82716

April 7, 2011

Dear Fellow Stockholder:

        It is our pleasure to invite you to attend Cloud Peak Energy Inc.'s 2011 Annual Meeting of Stockholders. The 2011 Annual Meeting of Stockholders will be held on Wednesday, May 18, 2011 at 9:00 a.m. Mountain Time, at the Best Western Tower West Lodge, 109 North U.S. Highway 14-16, Gillette, Wyoming 82716.

        In connection with the 2011 Annual Meeting of Stockholders, we have enclosed our Notice of Annual Meeting and Proxy Statement describing the business items we plan to address at the meeting, as well as a copy of our annual report on Form 10-K for the year ended December 31, 2010. We also will present a brief report on our business and respond to your questions.

        Your vote is very important. It is important that beneficial owners instruct their brokers on how they want to vote their shares. Please take the time to cast your vote regardless of the number of shares you own. Many of you will have the option to cast your proxy vote by telephone or via the Internet. These are quick, cost-effective and easy ways for you to submit your proxy. If you vote by telephone or via the Internet, you do not need to return the enclosed proxy card by mail. If you prefer to vote by mail, please sign, date and return the enclosed proxy card in the postage-paid envelope provided.

        A copy of our 2010 Annual Corporate Report is also enclosed. The 2010 Annual Corporate Report is not part of the proxy soliciting material enclosed with this letter. The 2010 Annual Corporate Report is also available on our website at www.cloudpeakenergy.com, in the "News—Publication" section.

        We look forward to seeing you on May 18th.

Sincerely,
/s/ KEITH BAILEY	/s/ COLIN MARSHALL
Keith Bailey	Colin Marshall
Chairman of the Board	President, Chief Executive Officer and Director

CLOUD PEAK ENERGY INC.
505 South Gillette Avenue
Gillette, Wyoming 82716

April 7, 2011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 18, 2011

        As a stockholder of Cloud Peak Energy Inc., a Delaware corporation, you are hereby given notice of, and invited to attend in person or by proxy, Cloud Peak Energy Inc.'s 2011 Annual Meeting of Stockholders. The 2011 Annual Meeting of Stockholders will be held at the Best Western Tower West Lodge, 109 North U.S. Highway 14-16, Gillette, Wyoming 82716, on Wednesday, May 18, 2011, at 9:00 a.m. Mountain Time, for the following purposes:

  1.
  To elect two Class II members of the Board of Directors of Cloud Peak Energy Inc. (the "Board") named in the Proxy Statement, each for a term of three years;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2011 fiscal year;

  3.
  To approve, on an advisory basis, the compensation of the company's named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (the "SEC");

  4.
  To approve, on an advisory basis, the frequency of the say-on-pay vote among the following options: every year, every two years or every three years;

  5.
  To approve the amendment to the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan to (i) increase the number of shares authorized for issuance thereunder and (ii) revise the method by which the number of available shares is determined;

  6.
  To re-approve the performance objectives under the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan, in accordance with the periodic re-approval requirements of Section 162(m) of the Internal Revenue Code;

  7.
  To approve the Cloud Peak Energy Inc. Employee Stock Purchase Plan; and

  8.
  To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

        The Board has fixed the close of business on March 25, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the 2011 Annual Meeting of Stockholders and any adjournment or postponement thereof.

        Pursuant to rules promulgated by the SEC, we have elected to provide access to our proxy materials by sending you this full set of proxy materials, including a proxy card. Our annual report on Form 10-K for the year ended December 31, 2010 (the "Form 10-K") (which we are distributing in lieu of a separate annual report to stockholders) is included with this Notice of Annual Meeting and Proxy Statement, and is not a part of our proxy solicitation materials. The enclosed Notice of Annual Meeting and Proxy Statement and the Form 10-K, are available on our website at www.cloudpeakenergy.com, in the "SEC Filings" subsection of the "Investor Relations" section. Additionally, you may access our Proxy Statement and the Form 10-K at http://www.edocumentview.com/CLD.

        Most stockholders have a choice of submitting a proxy (1) via the Internet, (2) by telephone, or (3) by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you.

        Your vote is important. We urge you to review the accompanying Proxy Statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

        Thank you for your continued interest and support.

By Order of the Board of Directors,
/s/ AMY STEFONICK Amy Stefonick Corporate Secretary

PROXY STATEMENT TABLE OF CONTENTS

i

ii

Board Recommendation on Proposal	66
PROPOSAL IV ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES	66
Description of Proposal	66
Board Recommendation on Proposal	67
PROPOSAL V APPROVAL AND ADOPTION OF AMENDMENT TO THE CLOUD PEAK ENERGY INC. 2009 LONG TERM INCENTIVE PLAN TO (I) INCREASE AUTHORIZED SHARES AND (II) REVISE THE METHOD BY WHICH THE NUMBER OF AVAILABLE SHARES IS DETERMINED	67
Description of Proposal	67
Description of Existing LTIP	68
Purpose	68
Eligibility	68
Administration	68
Types of Awards	69
Restricted Stock	69
Restricted Stock Units	69
Stock Options	69
Stock Appreciation Rights	70
Dividend Equivalent Rights	71
Performance Awards	71
Share Awards	72
Number of Shares	72
No Repricing of Options or Stock Appreciation Rights	73
Performance Objectives for Qualified Performance-based Compensation	73
Amendment and Termination of LTIP	74
New Plan Benefits	74
Board Recommendation on Proposal	74
PROPOSAL VI SECTION 162 (m) RE-APPROVAL OF THE PERFORMANCE OBJECTIVES UNDER THE CLOUD PEAK ENERGY INC. 2009 LONG TERM INCENTIVE PLAN	74
Description of Proposal	74
Board Recommendation on Proposal	75
PROPOSAL VII APPROVAL AND ADOPTION OF THE CLOUD PEAK ENERGY INC. EMPLOYEE STOCK PURCHASE PLAN	75
Description of Proposal	75
Description of the Material Terms of the ESPP	76
Administration	76
Shares Available and Limitations on Share Issuances	76
Eligibility	76
Option Periods; Option Price	77
Payroll Deductions	77
Transferability	77
Withdrawal from the ESPP	77
Amendment and Termination	77
Federal Income Tax Consequences	78
New Plan Benefits	78
Board Recommendation on Proposal	78
OTHER BUSINESS	79
PROPOSALS FOR 2012 ANNUAL MEETING OF STOCKHOLDERS	79
Proposals for Inclusion in Our Proxy Statement	79
Proposals Not for Inclusion in Our Proxy Statement	79
ANNEX A—Proposed Form of LTIP Amendment (PROPOSAL V)	A-1
ANNEX B—Employee Stock Purchase Plan (PROPOSAL VII)	B-1

iii

CLOUD PEAK ENERGY INC.
505 South Gillette Avenue
Gillette, Wyoming 82716

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 18, 2011

        This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Cloud Peak Energy Inc. (the "Board") for use at Cloud Peak Energy Inc.'s 2011 Annual Meeting of Stockholders. In this Proxy Statement, references to "Cloud Peak Energy," the "company," "we," "us," "our" and similar expressions refer to Cloud Peak Energy Inc., unless the context of a particular reference provides otherwise. Although we refer to our website and other websites in this Proxy Statement, the information contained on our website or other websites is not a part of this Proxy Statement.

GENERAL INFORMATION

2011 Annual Meeting Date and Location

        Our 2011 Annual Meeting of Stockholders will be held on Wednesday, May 18, 2011, at 9:00 a.m. Mountain Time at the Best Western Tower West Lodge, 109 North U.S. Highway 14-16, Gillette, Wyoming 82716, or at such other time and place to which the meeting may be adjourned or postponed. References in this Proxy Statement to the 2011 Annual Meeting of Stockholders also refer to any adjournments, postponements or changes in location of the meeting, to the extent applicable.

Delivery of Proxy Materials

  Mailing Date

        The approximate date on which this Notice of Annual Meeting and Proxy Statement are first being sent or given to stockholders is April 7, 2011.

  Stockholders Sharing an Address

        Registered Stockholders—Each registered stockholder (meaning you own shares in your own name on the books of our transfer agent, Computershare Investor Services) will receive one copy per account of each of our Notice of Annual Meeting and Proxy Statement and our annual report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission (the "SEC") on February 25, 2011 (the "Form 10-K") regardless of whether you have the same address as another registered stockholder.

        Street Name Stockholders—If your shares are held in "street name" (that is, in the name of a bank, broker or other holder of record), applicable rules permit brokerage firms and our company, under certain circumstances, to send one Notice of Annual Meeting and Proxy Statement and the Form 10-K to multiple stockholders who share the same address. This practice is known as "householding." Householding saves printing and postage costs by reducing duplicate mailings. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event that you wish to revoke a "householding" consent you previously provided to a broker, you must contact that broker to revoke your consent. In addition, if you wish to receive an additional Notice of Annual Meeting and Proxy Statement for the 2011 Annual Meeting of Stockholders, you may find these materials on our website at www.cloudpeakenergy.com, in the "SEC Filings" subsection of the "Investor Relations" section, or you may contact your broker directly. If your household is receiving multiple copies of our Notice of Annual Meeting and Proxy Statement and the Form 10-K and you wish to request delivery of a single copy, you should contact your broker directly.

  Electronic Access and Electronic Delivery Option

        This Notice of Annual Meeting and Proxy Statement and the Form 10-K are available on our website at www.cloudpeakenergy.com, in the "SEC Filings" subsection under the "Investor Relations" section. Instead of receiving paper copies of proxy materials by mail, many stockholders can elect to receive an e-mail message that will provide a link to those documents on the Internet. By opting to access your proxy materials via the Internet, you will gain faster access to your proxy materials, save the company the cost of producing and mailing documents to you and reduce the amount of mail you receive.

        Stockholders of record may enroll in the electronic proxy materials access option for future annual meetings of stockholders by registering online with our transfer agent at www.computershare.com. Street name stockholders who wish to enroll for electronic access should review the information provided to them by their bank or broker with their proxy materials.

Voting

  Stockholders Entitled to Vote

        The record date for determining the common stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof was the close of business on March 25, 2011, at which time we had issued and outstanding 60,957,138 shares of common stock, which were held by approximately 1,436 holders of record. Please refer to "Security Ownership of Management and Principal Stockholders" for information about common stock beneficially owned by our directors, executive officers and principal stockholders as of the date indicated in such section. Stockholders of record are entitled to one vote for each share of common stock owned as of the record date. The officer of the company who is in charge of the stock ledger of Cloud Peak Energy will prepare, at least ten days prior to the 2011 Annual Meeting of Stockholders, a complete list of the stockholders entitled to vote at the meeting. Such list will be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting during ordinary business hours at our principal executive offices located at 505 South Gillette Avenue, Gillette, Wyoming 82716. The list will also be available at the 2011 Annual Meeting of Stockholders for inspection by any stockholder who is present.

  Voting of Proxies by Management Proxy Holders

        The Board has appointed Mr. Bryan Pechersky, our Senior Vice President and General Counsel, and Ms. Amy Stefonick, our Corporate Secretary, as the management proxy holders for the 2011 Annual Meeting of Stockholders. Your shares will be voted by the management proxy holders in accordance with the instructions on the proxy card that you properly execute and submit. For stockholders who return their proxy card without indicating how to vote their shares, the proxy will be voted as the Board recommends, which is:

  •
  Proposal I (Election of Directors)—FOR the election of each of the persons named under "PROPOSAL I—ELECTION OF DIRECTORS" as nominees for election as Class II directors;

  •
  Proposal II (Ratification of the Appointment of Independent Auditors)—FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (independent auditors) for fiscal year 2011;

  •
  Proposal III (Advisory Vote on Compensation of Named Executive Officers)—FOR the approval, on an advisory basis, of the compensation of the company's named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC;

  •
  Proposal IV (Advisory Vote on Frequency of Say-on-Pay Votes)—FOR choice 1 (an advisory vote on the compensation of the company's named executive officers set forth in the company's proxy statement every year);

  •
  Proposal V (Amendment to Cloud Peak Energy Inc. 2009 Long Term Incentive Plan)—FOR the adoption and approval of the amendment to the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan to (i) increase the number of shares authorized for issuance thereunder and (ii) revise the method by which the number of available shares is determined;

  •
  Proposal VI (Section 162(m) Re-Approval of Performance Objectives under Cloud Peak Energy Inc. 2009 Long Term Incentive Plan)—FOR the re-approval of the material terms of the current performance objectives set forth within the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan; and

  •
  Proposal VII (Approval of Cloud Peak Energy Inc. Employee Stock Purchase Plan)—FOR the adoption and approval of the Cloud Peak Energy Inc. Employee Stock Purchase Plan.

        As of the date of printing this Proxy Statement, the Board is not aware of any other business or nominee to be presented or voted upon at the 2011 Annual Meeting of Stockholders. Should any other matter requiring a vote of stockholders properly arise, the proxies in the enclosed form confer upon the management proxy holders discretionary authority to vote the proxies in accordance with their best judgment in the interest of the company.

  Quorum; Required Votes; Majority Voting Policy for Directors

        The holders of a majority of the voting power of the issued and outstanding stock of the company entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the 2011 Annual Meeting of Stockholders. Each vote represented at the meeting in person or by proxy will be counted toward a quorum. Abstentions and "broker non-votes" are counted as present at the annual meeting for purposes of determining whether a quorum is present. If a quorum is not present, the meeting may be adjourned or postponed from time to time until a quorum is obtained.

        Under the current rules of the New York Stock Exchange ("NYSE"), brokers holding shares of record for a customer have the discretionary authority to vote on certain proposals if the brokers do not receive timely instructions from the customer regarding how the customer wants the shares voted. However, there are also certain proposals for which brokers do not have discretionary authority to vote, even if they do not receive timely instructions from the customer. When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, a "broker non-vote" results. Brokers have discretionary authority to vote on the proposal related to the ratification of PricewaterhouseCoopers LLP as the company's independent auditor in the absence of timely instructions from their customers. However, brokers do not have discretionary authority in the absence of timely instructions from their customers to vote on any of the other matters that will be considered at the 2011 Annual Meeting of Stockholders (i.e., Proposals I or III through VII). Therefore, it is particularly important that beneficial owners instruct their brokers on how they want to vote their shares.

  •
  Proposal I (Election of Directors)—We have adopted a majority voting policy with respect to the Board. In accordance with our bylaws, in order for a nominee to be elected as a Class II director, a Class II director nominee must receive more votes cast for than against his election in order to be elected to the Board. This policy does not apply if we have received a stockholder nominee for director or notice of an intention to nominate a competing candidate, and our stockholders have not withdrawn such nominations by the tenth day before we mail our notice of meeting to stockholders. Abstentions to this proposal are not considered votes cast and do not affect the outcome. The Board shall nominate for election as director only a candidate who agrees to tender promptly following the annual meeting at which he is elected an irrevocable resignation that will become effective upon (i) the failure to receive the required vote at the annual meeting at which the director faces election, and (ii) Board acceptance of such resignation based on any factors deemed relevant by the Board. Our nominees for director have each signed such a resignation letter. Refer to our bylaws for a complete description of our majority voting policy.

  •
  Proposal II (Ratification of the Appointment of Independent Auditors)—In accordance with our bylaws, to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2011, the holders of a majority of the voting power of the issued and outstanding stock of Cloud Peak Energy present in person or represented by proxy and entitled to vote must vote for the ratification. Abstentions to this proposal are treated as present or represented and voting and will have the same effect as a vote against this proposal.

  •
  Proposal III (Advisory Vote on Compensation of Named Executive Officers)—To approve, on an advisory basis, the compensation of the company's named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, the holders of a majority of the voting power of the issued and outstanding stock of Cloud Peak Energy present in person or represented by proxy and entitled to vote must vote for such approval. Abstentions to this proposal are treated as present or represented and voting and will have the same effect as a vote against this proposal. This advisory vote on executive compensation is not binding on the company, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the result of the vote when determining future executive compensation programs.

  •
  Proposal IV (Advisory Vote on Frequency of Say-on-Pay Votes)—The frequency of the say-on-pay vote that receives the greatest number of votes—every one year, every two years or every three years—will be the frequency that the stockholders approve, on an advisory basis. Abstentions to this proposal do not affect the outcome. This advisory vote on the frequency of the say-on-pay vote is not binding on the Board. However, the Board will take into account the result of the vote when determining the frequency of future say-on-pay votes.

  •
  Proposal V (Amendment to Cloud Peak Energy Inc. 2009 Long Term Incentive Plan)—In accordance with our bylaws, to approve the amendment to the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan to (i) increase the number of shares authorized for issuance thereunder and (ii) revise the method by which the number of available shares is determined, the holders of a majority of the voting power of the issued and outstanding stock of Cloud Peak Energy present in person or represented by proxy and entitled to vote must vote for such approval. Abstentions to this proposal are treated as present or represented and voting and will have the same effect as a vote against this proposal.

  •
  Proposal VI (Section 162(m) Re-Approval of Performance Objectives under Cloud Peak Energy Inc. 2009 Long Term Incentive Plan)—In accordance with our bylaws, to re-approve the material terms of the performance objectives set forth within the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan, in accordance with the periodic re-approval requirements of Section 162(m) of the Code, the holders of a majority of the voting power of the issued and outstanding stock of Cloud Peak Energy present in person or represented by proxy and entitled to vote must vote for such approval. Abstentions to this proposal are treated as present or represented and voting and will have the same effect as a vote against this proposal.

  •
  Proposal VII (Cloud Peak Energy Inc. Employee Stock Purchase Plan)—In accordance with our bylaws, to approve and adopt the Cloud Peak Energy Inc. Employee Stock Purchase Plan, the holders of a majority of the voting power of the issued and outstanding stock of Cloud Peak Energy present in person or represented by proxy and entitled to vote must vote for such approval. Abstentions to this proposal are treated as present or represented and voting and will have the same effect as a vote against this proposal.

        A representative of our transfer agent, Computershare Investor Services, will tabulate the votes and act as inspector of elections.

  Voting Procedures

        Registered Stockholders—Registered stockholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

  •
  By Internet.  You may submit a proxy electronically via the Internet, using the website listed on the proxy card. Please have your proxy card in hand when you log onto the website. Internet voting facilities will close and no longer be available on the date and time specified on the proxy card.

  •
  By Telephone.  You may submit a proxy by telephone using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will close and no longer be available on the date and time specified on the proxy card.

  •
  By Mail.  You may submit a proxy by signing, dating and returning your proxy card in the enclosed pre-addressed envelope.

  •
  In Person.  You may vote in person at the 2011 Annual Meeting of Stockholders by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

        Street Name Stockholders—If your shares are held in street name, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting will also be offered to stockholders owning shares through most banks and brokers.

  Revoking Your Proxy

        If you are a registered stockholder, you may revoke your proxy or change your vote at any time before the shares are voted at the 2011 Annual Meeting of Stockholders by:

  •
  timely delivering a valid, later-dated executed proxy card;

  •
  timely submitting a proxy with new voting instructions using the telephone or Internet voting system;

  •
  voting in person at the meeting by completing a ballot (attending the meeting without completing a ballot will not revoke any previously submitted proxy); or

  •
  filing a written notice of revocation received by the General Counsel of Cloud Peak Energy Inc. at 505 South Gillette Avenue, Gillette, Wyoming 82716, by 5:00 p.m., Mountain Time, on Tuesday, May 17, 2011.

        If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with such bank's, broker's or nominee's procedures.

 Annual Meeting Admission

        If you wish to attend the 2011 Annual Meeting of Stockholders in person, you must present a form of personal identification. If you are a beneficial owner of Cloud Peak Energy common stock that is held of record by a bank, broker or other nominee, you will also need to provide proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Solicitation Expenses

        We will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of the Notice of Annual Meeting and Proxy Statement and the related materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation. We have also retained MacKenzie Partners Inc. for proxy solicitation and related services in connection with our 2011 Annual Meeting of Stockholders. Under our agreement with MacKenzie Partners, MacKenzie Partners will receive a fee of $7,500 and we will reimburse MacKenzie Partners for reasonable and customary out-of-pocket expenses incurred in performing such services. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock held by such persons, and we may reimburse these brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Copies of the Annual Report

        Upon written request, we will provide any stockholder, without charge, a copy of the Form 10-K, but without exhibits. Stockholders should direct requests to Cloud Peak Energy Inc., Attn: General Counsel, 505 South Gillette Avenue, Gillette, Wyoming 82716. Our Form 10-K and the exhibits filed with it are available on our website, www.cloudpeakenergy.com in the "SEC Filings" subsection in the "Investor Relations" section. These materials do not constitute a part of the proxy solicitation material.

 Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act') and related rules of the SEC require our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. We assist our directors and executive officers in making their Section 16(a) filings pursuant to powers of attorney granted by our insiders on the basis of information obtained from them and our records.

        Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Cloud Peak Energy during 2010 and Forms 5 and amendments thereto furnished to the company with respect to 2010, including those reports that we have filed on behalf of our directors and executive officers pursuant to powers of attorney, no director, officer, beneficial owner of more than 10% of the outstanding common stock of the company, or any other person subject to Section 16 of the Exchange Act, failed to file on a timely basis during 2010.

PROPOSAL I
ELECTION OF DIRECTORS

Election of Class II Directors

        As of the date of mailing, we have eight members on our Board. However, Mr. McArthur has provided notice to the Board that he will not stand for election at the 2011 Annual Meeting of Stockholders. Accordingly, the Board intends to reduce its size to seven members effective as of the 2011 Annual Meeting of Stockholders. Pursuant to our amended and restated certificate of incorporation and our bylaws, our Board is divided into three classes, each of which serves for a three-year term. One class of directors is elected each year at the annual meeting of stockholders. The current term of our Class II directors will expire at the 2011 Annual Meeting of Stockholders. The current term of our Class III directors will expire at the annual meeting of stockholders in 2012, and the current term of our Class I directors will expire at the annual meeting of stockholders in 2013. The Class II directors elected at the 2011 Annual Meeting of Stockholders will serve for a term of three years, which expires at the annual meeting of stockholders in 2014 or when their successors are duly elected and qualified.

        The nominees for Class II directors are (1) William Fox III and (2) James Voorhees, each of whom is a current member of our Board and was recommended for election by our Nominating and Corporate Governance Committee. Each of the nominees has indicated his willingness to serve as a member of the Board if elected. If, however, a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, or the Board may reduce the number of directors to eliminate the vacancy, and if any director is unable to serve his or her full term, the Board may by resolution reduce the number of directors or by a majority vote of the directors then in office may designate a substitute to serve until the annual meeting of stockholders in 2014. Mr. McArthur also has a term scheduled to expire at the 2011 Annual Meeting of Stockholders but will not stand for election.

        The following table sets forth, as of the mailing date, certain information about our current directors and nominees:

Name	Age	Position	Class
Keith Bailey	68	Director; Chairman of the Board	I
William Owens	60	Director	I
William Fox III	65	Director Nominee	II
James Voorhees	57	Director Nominee	II
C. Kevin McArthur	55	Director(1)	II
Colin Marshall	46	President, Chief Executive Officer and Director	III
Steven Nance	54	Director	III
Chris Tong	54	Director	III

(1)
On March 11, 2011, Mr. McArthur provided notice to the Board that he will not stand for election at the 2011 Annual Meeting of Stockholders.

        Below are summaries of the background, business experience, attributes, qualifications and skills of the current directors of the company and director nominees.

        Keith Bailey has served as Chairman of our Board since September 2009. From 1994 until his retirement from full time employment in 2002, Mr. Bailey served as chief executive officer and chairman of the board of directors of Williams Companies, Inc., an energy and communications company. Mr. Bailey also served as Williams Companies, Inc.'s president from 1992 to 2001 and chief financial officer from 1986 to 1992. Mr. Bailey has served on the board of directors of APCO Oil & Gas International, Inc. since 1988 and currently serves on its audit and nominating committees.

Mr. Bailey has served on the board of directors of Aegis Insurance Services Ltd., an insurance company, since 2002 and currently serves on its investment committee. Mr. Bailey has served on the board of directors of Integrys Energy Group, Inc., a natural gas and electric utility company, since 2005 and currently serves as the chairman of its finance committee and serves on its audit committee. Mr. Bailey has served on the board of directors of Markwest Energy Partners, L.P., a natural gas gathering and processing company, since 2005 and currently serves as the chairman of its compensation committee and also serves on its nominating and governance committee. Mr. Bailey holds a bachelor of science in mechanical engineering from the Missouri School of Mines and Metallurgy.

        Qualifications of Mr. Bailey:    Mr. Bailey has over forty years of executive experience in the energy business, particularly with respect to oil and gas and coal, and over twenty years as a public company director. Mr. Bailey offers extensive senior leadership and energy industry expertise to our Board, as well as significant corporate governance experience with his years in leadership and board positions with other public companies.

        William Owens has served as a director since January 2010. The Honorable Mr. Owens served as Governor of Colorado from January 1999 to January 2007. Mr. Owens is also a member of Bill Owens LLC, through which he has conducted his consulting business since January 2007. Mr. Owens has served on the board of directors and audit committee of Key Energy Services Inc., an oil well services company, since January 2007. Mr. Owens has served on the board of directors and investment and strategy committee of Far Eastern Shipping Company, a Russian shipping and railroad company, since 2007. Mr. Owens served on the board of directors of Great Western Oil and Gas, a private oil and gas exploration and production company, from 2008 to 2011. Mr. Owens has served on the board of directors of Vision Logistics, a private oil field transportation company, since 2008. Mr. Owens has served on the board of directors and audit committee of Keating Capital, a business development company, since 2009. From 2007 through 2009, Mr. Owens served on the board of directors and audit and nominating committees of Highland Acquisition Corp. Mr. Owens is a director nominee for Federal Signal Corporation, a global designer and manufacturer of safety and security, environmental, technology, and fire rescue products and solutions for municipal, governmental, industrial and institutional customers. Mr. Owens holds a bachelor of science degree from Stephen F. Austin State University and a masters in public affairs from the University of Texas.

        Qualifications of Mr. Owens:    Mr. Owens' experience in public affairs makes him well suited to provide strategic lobbying and public affairs advice to the Board. He also has extensive experience in the energy industry, including coal, oil and gas and renewable energy sources. Mr. Owens' contacts in government and the energy industry are a significant benefit to the Board and the Nominating and Corporate Governance Committee which he chairs. Mr. Owens also has experience serving on the boards of other public companies.

        William Fox III has served as a director since October 2009. Mr. Fox was with Citigroup Inc., a global financial services company, and its predecessors for 36 years engaged in corporate lending, and served as a senior credit officer from 1978 until his retirement in 2003. From 1989 until his retirement in 2003, Mr. Fox served as Managing Director, Global Industry Head, Global Energy and Mining of Citigroup. Prior to that, Mr. Fox was Citigroup's Managing Director, North American Energy and Vice President, Petroleum Department. Mr. Fox has served on the board of directors of Rowan Companies, Inc., a provider of international and domestic contract drilling services, since 2001 and currently serves as the chairman of its audit committee and as a member of its nominating and corporate governance committee. Mr. Fox holds a bachelor of arts degree in economics from Trinity College.

        Qualifications of Mr. Fox:    Mr. Fox has over thirty years experience in commercial banking with a focus in lending to energy companies. In addition, his qualifications as a financial expert provide an essential skill set to the Board and the Audit Committee.

        James Voorhees has served as a director since March 2011. From 1999 until his retirement in 2007, Mr. Voorhees served as Chief Operating Officer of Glamis Gold Ltd., a gold mining company. Prior to joining Glamis, Mr. Voorhees served as Director of Project Management at Newmont Mining Corporation, an international gold mining company. Prior to that, Mr. Vorhees served as General Manager of Newmont's Twin Creeks Gold Mine. Since his retirement in 2007, Mr. Voorhees has acted as a consultant in the minerals and construction industries. Mr. Voorhees has served on the boards of directors of Tahoe Resources Inc., a precious metals exploration company, since 2010, and Trinity Mining Holdings A.G., a mining exploration company specializing in gold projects, since 2008. Mr. Voorhees holds a B.S. degree in Mining Engineering from the University of Nevada and is a registered professional engineer.

        Qualifications of Mr. Voorhees:    Mr. Voorhees has over thirty years experience in coal and minerals mining, and over a decade of experience in senior and executive leadership positions in these industries. Mr. Voorhees's strong mining background brings valuable knowledge to the Board of safety and environmental issues unique to the mining industry, providing a key skill set for our Health Safety Environment and Communities Committee.

        C. Kevin McArthur has served as a director since January 2010. From December 2006 until his retirement in December 2008, Mr. McArthur was the president, chief executive officer and a director of Goldcorp Inc., a mining company engaged in the exploration, processing, extraction and production of gold. From February 1998 to December 2006, Mr. McArthur was the president, chief executive officer and a director of Glamis Gold, Inc., a gold mining company. Mr. McArthur has served as president, chief executive officer and a director of Tahoe Resources Inc., a precious metals exploration company, since 2010. Mr. McArthur has served on the board of directors and compensation committee and as the chairman of the nominating and corporate governance committee of Consolidated Thompson Iron Ore Mines Ltd., an exploration and development company focusing on iron ore, since 2009. Mr. McArthur has served on the board of directors and audit and nominating and corporate governance committees of Pembrook Mining Corp., a private minerals exploration company, since 2009. Mr. McArthur holds a bachelor of science degree in mining engineering from the University of Nevada, Reno.

        Qualifications of Mr. McArthur:    Mr. McArthur has over thirty years experience in minerals mining, and over fifteen years in senior leadership positions in the industry. Mr. McArthur's strong mining background brings with it an extensive knowledge of safety and environmental issues unique to the mining industry that is a key asset to the Board and to the Health Safety Environment and Communities Committee, which he chairs.

        Colin Marshall has served as our President, Chief Executive Officer and a director since July 2008. Previously, he served as the President and Chief Executive Officer of Rio Tinto Energy America Inc. ("RTEA"), an indirect subsidiary of Rio Tinto plc and the former parent company of Cloud Peak Energy Resources LLC ("CPE Resources"), the company's wholly-owned subsidiary, from June 2006 until November 2009. From March 2004 to May 2006, Mr. Marshall served as General Manager of Rio Tinto's Pilbara Iron's west Pilbara iron ore operations in Tom Price, West Australia, from June 2001 to March 2004, he served as General Manager of RTEA's Cordero Rojo mine in Wyoming and from August 2000 to June 2001, he served as Operations Manager of RTEA's Cordero Rojo mine. Mr. Marshall worked for Rio Tinto plc in London as an analyst in the Business Evaluation Department from 1992 to 1996. From 1996 to 2000, he was Finance Director of the Rio Tinto Pacific Coal business unit based in Brisbane Australia. Mr. Marshall holds a bachelor of engineering degree and a master's degree in mechanical engineering from Brunel University and a master of business administration from the London Business School.

        Qualifications of Mr. Marshall:    In his position as President and Chief Executive Officer, making him the senior most executive of the company, Mr. Marshall provides the Board with a key perspective into the operations of the business, including the operations and marketing challenges it faces. Mr. Marshall has almost twenty years of financial and operational experience in the mining industry with Rio Tinto.

        Steven Nance has served as a director since January 2010. Mr. Nance has been the president and sole director of Steele Creek Investment Company, a company dealing primarily in oil and gas investments, since 1997. Since 2010, Mr. Nance has also served as president and managing member of Steele Creek Energy, LLC, an entity formed for the purpose of holding Mr. Nance's oil and gas ownership, management and consulting, which were transferred out of Steele Creek Investment Company. Since 2009, Mr. Nance has consulted for private and public companies on matters such as succession planning and leadership development, and since 2007, Mr. Nance has acted as a freelance consultant in the oil and gas industry. From 2000 until 2007, Mr. Nance served as the president of Peoples Energy Production Company, an oil and gas exploration and production company. Mr. Nance holds a bachelor of science degree in petroleum engineering from Texas Tech University and is a registered professional engineer.

        Qualifications of Mr. Nance:    Mr. Nance has over thirty years experience in the oil and gas industry and has significant experience in senior executive positions, as well as merger and acquisition activities in these industries. Mr. Nance has experience in risk management and, along with his perspective as a former executive, brings a wealth of broad corporate knowledge to the Board.

        Chris Tong has served as a director since October 2009. From 2005 until his retirement in August 2009, Mr. Tong served as senior vice president and chief financial officer of Noble Energy, Inc., a company engaged in worldwide oil and gas exploration and production. From 1997 to 2004, Mr. Tong served as a senior vice president and chief financial officer of Magnum Hunter Resources, Inc., an oil and gas exploration and production company. Mr. Tong has served on the board of directors of Targa Resources Corp., a provider of integrated midstream natural gas services, since 2006 and he currently serves as the chairman of its audit committee. In February 2011, Mr. Tong began serving as a director and chairman of the audit committee of Kosmos Energy, a private oil exploration and production company. Mr. Tong holds a bachelor of arts degree in economics from the University of Southwestern Louisiana.

        Qualifications of Mr. Tong:    Mr. Tong has experience as a Fortune 500 chief financial officer in the energy industry and has thirty years experience as a financial executive. His experience also includes work in the banking industry with a focus on the energy sector and serving on the boards of other public companies. He brings significant financial, capital markets and energy industry experience to the Board and in his position as the chairman of our Audit Committee.

Board Recommendation on Proposal

        The Board unanimously recommends a vote FOR the election of each of the Class II director nominees named above. The management proxy holders will vote all properly submitted proxies FOR election unless instructed otherwise.

 EXECUTIVE OFFICERS

        This section provides information regarding the background, business experience, attributes, qualifications and skills of our current executive officers, other than Mr. Colin Marshall, President, Chief Executive Officer and Director. Refer to the table above under "PROPOSAL I—ELECTION OF DIRECTORS" for biographical and related information regarding Mr. Marshall.

Name	Age	Position(s)
Michael Barrett	42	Executive Vice President and Chief Financial Officer
Gary Rivenes	41	Executive Vice President and Chief Operating Officer
Cary Martin	58	Senior Vice President, Human Resources
Todd Myers	47	Senior Vice President, Business Development
James Orchard	50	Senior Vice President, Marketing and Government Affairs
Bryan Pechersky	40	Senior Vice President and General Counsel
A. Nick Taylor	60	Senior Vice President, Technical Services
Heath Hill	40	Vice President and Chief Accounting Officer

        Michael Barrett has served as our Executive Vice President and Chief Financial Officer since September 2008. Previously, he served as Chief Financial Officer of RTEA from April 2007 until November 2009, and as Acting Chief Financial Officer of RTEA from January 2007 to March 2007. From November 2004 to April 2007, Mr. Barrett served as Director, Finance & Commercial Analysis of RTEA, and from December 2001 to November 2004, he served as Principal Business Analyst of Rio Tinto Iron Ore's new business development group. From May 1997 to May 2000, Mr. Barrett worked as a Senior Business Analyst for WMC Resources Ltd, a mining company, and was Chief Financial Officer and Finance Director of Medtech Ltd. and Auxcis Ltd., two technology companies listed on the Australian stock exchange, from May 2000 to December 2001. From August 1991 to May 1997, he held positions with PricewaterhouseCoopers in England and Australia. Mr. Barrett received his bachelor's degree with joint honors in economics and accounting from Southampton University and is a Chartered Accountant.

        Gary Rivenes has served as our Executive Vice President and Chief Operating Officer since October 2009. Previously, he served as Vice President, Operations, of RTEA from December 2008 until November 2009, and as Acting Vice President, Operations, of RTEA from January 2008 to November 2008. From September 2007 to December 2007, Mr. Rivenes served as General Manager for RTEA's Jacobs Ranch mine, from October 2006 to September 2007, he served as General Manager for RTEA's Antelope mine and from November 2003 to September 2006, he served as Manager, Mine Operations for RTEA's Antelope mine. Prior to that, he worked for RTEA in a variety of operational and technical positions for RTEA's Antelope, Colowyo and Jacobs Ranch mines since 1992. Mr. Rivenes holds a bachelor of science in mining engineering from Montana College of Mineral, Science & Technology.

        Cary Martin has served as our Senior Vice President of Human Resources since October 2009. Previously, he served as Vice President / Corporate Officer of Human Resources for OGE Energy Corp., an electric utility and natural gas processing holding company from September 2006 until March 2008, and as a Segment Vice President for several different divisions of SPX Corporation, an international multi-industry manufacturing and services company from December 1999 until May 2006. In these capacities, Mr. Martin's responsibilities included oversight of employee and labor relations, workforce planning, employee development, compensation administration, policies and procedures and other responsibilities that are common for a human resources executive. From 1982 until 1999, Mr. Martin served in various management and officer positions for industries ranging from medical facilities to cable manufacturers. Mr. Martin received his bachelor's degree in Business Administration from the University of Missouri and his master's degree in Management Sciences from St. Louis University.

        Todd Myers has served as our Senior Vice President, Business Development since July 2010. Previously, he served as President of Westmoreland Coal Sales Company. Prior to that, Mr. Myers served in other senior leadership positions with Westmoreland Coal Sales Company in marketing and business development during two periods dating to 1989. In his various capacities with Westmoreland, Mr. Myers's responsibilities included developing and implementing corporate merger and acquisition strategies, divesting coal related assets, negotiating complex transactions and other responsibilities generally attributable to the management of coal businesses. Mr. Myers also spent five years with RDI Consulting, a leading consulting firm in the energy industry, where he led the energy and environment consulting practice. In 1987, Mr. Myers served as a staff assistant in the U.S. House of Representatives. Mr. Myers earned his bachelor of arts in political science from Pennsylvania State University in University Park, Pennsylvania, and his masters in international management from the Thunderbird Graduate School of Global Management in Glendale, Arizona.

        James Orchard has served as our Senior Vice President, Marketing and Government Affairs since October 2009. Previously, he served as Vice President, Marketing and Sustainable Development for RTEA from March 2008 until November 2009. From January 2005 to March 2008, Mr. Orchard was Director of Customer Service for RTEA. Prior to that he worked for Rio Tinto's Aluminum division in Australia and New Zealand for over 17 years, where he held a number of technical, operating, process improvement and marketing positions, including as manager of Metal Products from January 2001 to January 2005. Mr. Orchard graduated from the University of New South Wales with a bachelor of science and a PhD in industrial chemistry.

        Bryan Pechersky has served as our Senior Vice President and General Counsel since January 2010. Previously, Mr. Pechersky was Senior Vice President, General Counsel and Secretary for Harte-Hanks, Inc., a worldwide, direct and targeted marketing company from March 2007 to January 2010. Prior to that, he also served as Senior Vice President, Secretary and Senior Corporate Counsel for Blockbuster Inc., a global movie and game entertainment retailer from October 2005 to March 2007, and was Deputy General Counsel and Secretary for Unocal Corporation, an international energy company acquired by Chevron Corporation in 2005, from March 2004 until October 2005. While in these capacities, Mr. Pechersky's responsibilities included advising corporate clients regarding various legal, regulatory and compliance matters, transactions and other responsibilities that are common for a general counsel and corporate secretary. Mr. Pechersky was in private practice for approximately seven years with the international law firm Vinson & Elkins LLP before joining Unocal Corporation. Mr. Pechersky also served as a Law Clerk to the Hon. Loretta A. Preska, Chief Judge of the U.S. District Court for the Southern District of New York in 1995 and 1996. Mr. Pechersky earned his bachelor's degree and Juris Doctorate from the University of Texas, Austin, Texas.

        A. Nick Taylor has served as our Senior Vice President, Technical Services since October 2009. Previously, he served as RTEA's Vice President of Technical Services & Business Improvement Process from October 2005 until November 2009. Prior to that, Mr. Taylor worked for Rio Tinto Technical Services in Sydney providing advice to Rio Tinto mining operations worldwide from 1992 to 2005, at its Bougainville Copper operations in New Guinea from 1980 to 1981, and at its Rossing Uranium operations in Namibia from 1976 to 1980. Additionally, he worked for Nchanga Consolidated Copper Mines in Zambia from 1973 to 1976, and as a mining consultant in Australia between 1981 and 1992. Mr. Taylor graduated from the University of Wales with a bachelor of science degree in mineral exploitation.

        Heath Hill has served as our Vice President and Chief Accounting Officer since September 2010. Previously, Mr. Hill served in various capacities with PricewaterhouseCoopers LLP, our independent public accountants, from September 1998 to September 2010, including Senior Manager from September 2006 to September 2010, and Manager from September 2003 to September 2006. While with PricewaterhouseCoopers LLP, Mr. Hill's responsibilities included assurance services primarily related to SEC registrants, including annual audits of financial statements and internal controls, public debt offerings and IPO transactions. From June 2003 to June 2005 he held a position with PricewaterhouseCoopers in Germany serving U.S. registrants throughout Europe. Mr. Hill was not part of the audit engagement team for Cloud Peak Energy while he was with PricewaterhouseCoopers. Mr. Hill earned his bachelor's degree in accounting from the University of Northern Colorado and is certified public accountant.

CORPORATE GOVERNANCE

        We believe that strong corporate governance helps to ensure that our company is managed for the long-term benefit of our stockholders. As part of our commitment to corporate governance leadership and our compliance with the listing standards of the NYSE and SEC regulations, we have adopted various charters, policies and procedures. You can access and print, free of charge, the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Health Safety Environment and Communities Committee, as well as our Corporate Governance Guidelines, Code of Conduct, Code of Ethics for Principal Executive and Senior Officers and certain other policies and procedures at our website at www.cloudpeakenergy.com in the "Corporate Governance" and "Committee Charters" subsections in the "Investor Relations" section. Additionally, stockholders can request copies of any of these documents free of charge by submitting a written request to Cloud Peak Energy Inc., Attn: General Counsel, 505 South Gillette Avenue, Gillette, Wyoming 82716.

        The Board periodically reviews these materials and updates them based on changes in Delaware corporate law, the rules and listing standards of the NYSE and SEC regulations, as well as best practices suggested by recognized governance authorities. From time to time, we expect these materials and our Corporate Governance Guidelines will be modified in response to changing regulatory requirements, evolving practices, concerns of our stockholders and other stakeholders and otherwise as circumstances warrant. We encourage you to check our website periodically for the most recent versions of our governance materials.

Board Leadership Structure

        Cloud Peak Energy's Chairman of the Board and Chief Executive Officer positions are separate. Our Board is composed of a majority of independent directors. The only member of our Board who is not considered independent is Mr. Marshall, our President and Chief Executive Officer. In addition, our Audit, Compensation and Nominating and Corporate Governance Committees, each as described below, are each composed of entirely independent directors, including the chairman of each committee. The Board believes that the Health Safety Environment and Communities Committee is best served by including Mr. Marshall as a member and has appointed an independent director as the chairman of that Committee.

        The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. We believe the number of independent directors that make up our Board, along with the oversight provided by our independent Chairman of the Board, benefits the company and our stockholders. The Board and independent directors plan to consider the Board's leadership structure on a regular basis.

Board's Role in Risk Oversight

        Generally speaking, the Board executes oversight responsibility for risk management directly and through its committees, as follows:

  •
  The Audit Committee has primary responsibility for overseeing and discussing with management the process for identifying and classifying the company's principal risks and identifying appropriate steps to monitor and control such exposures. The company's Internal Auditor, who reports directly to the Audit Committee and administratively to our Senior Vice President and General Counsel, performs risk assessments and conducts audits of high risk areas accordingly. The Audit Committee's meeting agendas are planned to include discussions of significant individual risk areas throughout the year. In addition, the Audit Committee has certain oversight responsibilities with respect to our compliance program.

  •
  The Board's other committees (Compensation Committee, Nominating and Corporate Governance Committee, and Health Safety Environment and Communities Committee) oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally.

  •
  The Board is kept abreast of its committees' risk oversight and other activities via reports of the committee chairmen to the full Board. These reports are presented at regular Board meetings and include discussions of committee agenda topics, including matters involving risk oversight. For additional information about the activities and responsibilities of the Board's committees and the scope of the Board's delegation to its committees, refer to the committees' charters, which are available at our website at www.cloudpeakenergy.com in the "Committee Charters" subsection in the "Investor Relations" section.

  •
  The Board's meetings are also planned to consider specific risk topics, including risks associated with our strategic plan, our capital structure and our significant business activities. In addition, the Board receives detailed regular reports from members of our executive management team, which include discussions of the risks and exposures involved in their respective areas of responsibility. These reports are provided in connection with regular Board meetings and discussed, as necessary, at Board meetings. Further, the Board's fulfillment of its oversight responsibility for risk management includes being informed between regular meetings of significant developments that could affect our risk profile or other aspects of our business.

Diversity of Board Members

        We do not maintain a separate policy regarding the diversity of our Board members. However, the charter of the Nominating and Corporate Governance Committee provides that in recommending potential nominees to the Board, the Committee will take diversity into account with the intent of creating a Board that consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Consistent with its charter, the Nominating and Corporate Governance Committee and ultimately the Board seek nominees with distinct professional backgrounds, experience and perspectives so that the Board as a whole has the appropriate mix of skills, perspectives, personal and professional experiences and backgrounds necessary to fulfill the needs of the company with respect to the current issues facing the company. Recommendations include consideration by the Nominating and Corporate Governance Committee of the contribution of fellow directors, as well as the qualifications of new nominees.

 Board of Directors and Board Committees

        Our business is managed under the direction of our Board. The Board appoints the Chief Executive Officer (CEO), approves and monitors the fundamental financial and business strategies of our company, and provides a source of advice and counsel to management. The Board also oversees CEO succession planning and is responsible for ensuring that succession planning for other members of senior management is ongoing. In addition, the Board's responsibility includes reviewing and approving major corporate actions, working with management to identify the principal risks of the company's businesses and overseeing the implementation of appropriate risk management systems, as well as evaluating, through the Compensation Committee and the independent directors, the compensation of the CEO and other executive officers.

        The Board meets on a regularly scheduled basis to review significant developments affecting our company, to act on matters requiring approval by the Board and to otherwise fulfill its responsibilities. It also holds special meetings when an important matter requires action or review by the Board between regularly scheduled meetings. The Board has separately designated standing Audit, Compensation, Nominating and Corporate Governance and Health Safety Environment and Communities Committees.

        Including in-person and telephonic meetings, during 2010, the Board met six times, the Audit Committee met 15 times, the Compensation Committee met seven times, the Nominating and Corporate Governance Committee met once and the Health Safety Environment and Communities Committee met twice. Each director participated in all Board meetings that were held in 2010 and all meetings of each committee of which the director was a member that were held during 2010.

        The following table provides membership and meeting information for each of the Board's standing committees:

Director	Independent(1)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Health Safety Environment and Communities Committee
Keith Bailey	Yes	—	—	—	Member
Preston Chiaro(3)	No	—	—	—	Member
William Fox III	Yes	Member(2)	Chair	—	—
Colin Marshall	No	—	—	—	Member
Chris Tong	Yes	Chair(2)	—	Member	—
William Owens	Yes	—	Member	Chair	—
C. Kevin McArthur(5)	Yes	—	—	Member	Chair
Steven Nance	Yes	Member	Member	—	Member(4)
James Voorhees(6)	Yes	—	—	Member	Member
Number of Meetings in 2010:		15	7	1	2

(1)
The Board has determined that the director is independent as described below under "Independence of Directors."

(2)
The Board has determined that the director is an Audit Committee financial expert as described below under "Audit Committee Financial Experts and Financial Literacy."

(3)
Mr. Chiaro, an executive officer of Rio Tinto, tendered his resignation effective January 5, 2011, following the completion of the Secondary Offering (defined below) in December 2010 by Rio Tinto, whereby Rio Tinto sold 100% of its remaining ownership in our subsidiary.

(4)
Mr. Nance was appointed to the Health Safety Environmental and Communities Committee on January 6, 2011 and therefore did not attend either of the meetings held in 2010.

(5)
On March 11, 2011, Mr. McArthur provided notice to the Board that he will not stand for election at the 2011 Annual Meeting of Stockholders.

(6)
Mr. Voorhees was appointed to the Board effective March 11, 2011, and therefore did not attend any committee meetings held during 2010.

        A brief description of the principal functions of each of the Board's four standing committees follows. The Board retains the right to exercise the powers of any committee to the extent consistent with applicable rules and regulations, and may do so from time to time. For additional information, please refer to the Audit Committee Charter, the Compensation Committee Charter, the Nominating and Corporate Governance Committee Charter, and the Health Safety Environment and Communities Committee Charter, which are available on our website at www.cloudpeakenergy.com in the "Committee Charters" subsection in the "Investor Relations" section.

  Audit Committee

        The Audit Committee currently consists of Messrs. Tong (Chair), Fox and Nance. The Board has determined that each member of the Audit Committee meets the independence requirements of the rules of the NYSE and our Guidelines on the Independence of the Directors. Each Audit Committee member satisfies the additional audit committee independence standards under Rule 10A-3 of the SEC. In addition, each Audit Committee member is financially literate for purposes of serving on our Audit Committee and each member of the Audit Committee has served as a senior executive of a large corporation, and has had significant experience with financial matters relating to those organizations. The Board has determined that Messrs. Fox and Tong are Audit Committee financial experts as described below under "Audit Committee Financial Experts and Financial Literacy."

        The primary function of the Audit Committee is to assist the Board in fulfilling its responsibility to our stockholders, the investment community and governmental agencies that regulate our activities in its oversight of (1) the integrity of our consolidated financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent registered public accountants qualifications, independence and performance, and (4) the performance of our internal audit function, including risk management. The Audit Committee meets regularly in executive session with the CEO, CFO, internal auditor, General Counsel, external auditors and as a committee.

  Compensation Committee

        The Compensation Committee currently consists of Messrs. Fox (Chair), Owens and Nance. The Board has determined that each member of the Compensation Committee meets the independence requirements of the rules of the NYSE and our Guidelines on the Independence of the Directors. Each Compensation Committee member also qualifies as an "outside director" in accordance with Section 162(m) of the Internal Revenue Code (the "Code"), and a "non-employee director" as defined in Rule 16b-3 under the Exchange Act. Mr. Fox has been a member of the Compensation Committee since November 2009. Messrs. Nance and Owens have been members of the Compensation Committee since January 2010.

        The Compensation Committee determines and oversees the execution of the company's compensation philosophy and oversees the administration of the company's executive compensation program. The primary functions of the Compensation Committee are to:

  •
  establish, review and maintain Cloud Peak Energy's general compensation philosophy, in consultation with management and external independent consultants, and oversee the development and implementation of compensation policies and program;

  •
  recommend to the independent directors of the Board, the compensation structure for the CEO, including setting the CEO's corporate goals and objectives and evaluating the CEO's performance annually, and to review and approve the compensation structure for the other executive officers and the Board;

  •
  make recommendations to the Board on any new equity-based compensation plan, on any material change to an existing plan and/or in respect to any new or material change to Cloud Peak Energy's annual and long-term incentive plans and to discharge any responsibilities imposed on the Compensation Committee by any of these plans; and

  •
  review and discuss with management the company's "Compensation Discussion and Analysis" and issue an annual Compensation Committee report on executive officer compensation for inclusion in the company's annual proxy statement or annual report on Form 10-K in accordance with applicable laws, rules and regulations of the SEC.

        The Compensation Committee may, in its discretion and as appropriate, delegate duties and responsibilities to a member or to a subcommittee of the Compensation Committee. However, no subcommittee may be delegated any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. No subcommittees were formed or met in 2010.

        The Compensation Committee meets in executive session as it deems appropriate to review and consider executive compensation matters without the presence of our executive officers. These executive sessions may include other non-employee directors.

  Other Participants in the Executive Compensation Process

        In addition to the members of the Compensation Committee and members of the Board who may also be in attendance at the Compensation Committee's meetings, our management and the Compensation Committee's independent executive compensation consultant, Aon Hewitt Associates ("Aon Hewitt") also participated in and contributed to our executive compensation process during 2010. Ultimately, the Compensation Committee exercises its independent business judgment with respect to recommendations and opinions of these other participants and the Compensation Committee (or our independent directors as a group) makes final determinations about our executive officer compensation.

        CEO—During its meetings throughout 2010, the Compensation Committee invited input from our CEO on executive compensation for 2010, as well as the establishment of 2011 executive compensation. In particular, Mr. Marshall provided the perspective of management to the Compensation Committee regarding executive compensation matters generally and the performance of the executive officers reporting to him. Mr. Marshall provided input on the company targets, and, for the executive officers reporting to him, the personal performance measurements related to our Cloud Peak Energy Inc. Annual Incentive Plan ("Annual Incentive Plan") for 2010 and 2011, base salary levels and other compensation matters.

        Compensation Consultants —Our Compensation Committee was formed in November 2009 in connection with Cloud Peak Energy's initial public offering (the "IPO"). In 2010, it determined to seek advice and assistance on executive and director compensation matters from an independent consultant. After soliciting bids and presentations from several such firms in June 2010, the Compensation Committee retained the independent executive compensation consultant Aon Hewitt to assist with the evaluation and determinations for our 2011 executive compensation program. Under the terms of the engagement, Aon Hewitt reports directly to the Compensation Committee. Although Aon Hewitt also works in cooperation with management as required to gather information necessary to carry out its obligations to the Compensation Committee, they do not have a separate engagement with our management.

        Because the company's initial 2009 executive officer and director compensation programs were designed by the company's parent company prior to the IPO, the Compensation Committee asked Aon Hewitt to conduct a comprehensive review of Cloud Peak Energy's 2010 executive officer compensation program and an overall analysis of the company's director compensation program in order to assist the Compensation Committee in determining whether any elements of the compensation programs should be modified. Aon Hewitt's review included the following, at the Compensation Committee's request:

  •
  Total compensation plan review;

  •
  Peer group development;

  •
  Executive benchmarking of executive positions;

  •
  Outside director compensation benchmarking; and

  •
  Preparation and recommendations of measurements for annual bonus plan and long term incentive grants, advice and recommendation for long term incentive vehicles and grant sizes.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee ("Governance Committee") currently consists of Messrs. Owens (Chair), Tong, McArthur and Voorhees, who was appointed in March 2011 following his appointment to the Board. On March 11, 2011, Mr. McArthur provided notice to the Board that he will not stand for election at the 2011 Annual Stockholders Meeting. The Board has determined that each member of the Governance Committee meets the independence requirements of the NYSE and our Guidelines on the Independence of Directors. The primary functions of the Nominating and Corporate Governance Committee are to:

  •
  develop and recommend to the Board a set of corporate governance guidelines applicable to Cloud Peak Energy;

  •
  recommend nominees for election as directors of Cloud Peak Energy;

  •
  identify directors qualified to become members of any committee of the Board;

  •
  make recommendations to the Board as to changes to the size of the Board or any committee thereof;

  •
  establish procedures for the Governance Committee to exercise oversight of the evaluation of management, the Board, its committees and the contribution of individual directors; and

  •
  review Cloud Peak Energy's Corporate Governance Guidelines at least once per year.

  Health Safety Environment and Communities Committee

        The Health Safety Environment and Communities Committee (the "HSEC Committee") is currently comprised of Messrs. McArthur (Chair), Bailey, Marshall, Nance and Voorhees. Mr. Nance was appointed to the committee in January 2011 to fill the vacancy created when Mr. Chiaro resigned as director. Mr. Voorhees was appointed to the committee in March 2011 following his appointment to the Board. On March 11, 2011, Mr. McArthur provided notice to the Board that he will not stand for election at the 2011 Annual Stockholders Meeting. The primary functions of the HSEC Committee are to:

  •
  review appropriate objectives and policies for the company relative to the protection of the health and safety of employees, contractors, customers, the public and the environment;

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  oversee the company's procedures for identifying, assessing, monitoring and managing the principal risks in the company's business associated with safety and occupational health, the protection of the environment and sustainable development;

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  review and discuss with management any material noncompliance with safety, health, environment and sustainability-related laws and management's responses thereto;

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  review pending or threatened administrative, regulatory, or judicial proceedings that are material to the company and management's response to such proceedings; and

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  oversee significant health, safety, environment and sustainability public policy, including community affairs and development, as well as legislative, regulatory, political and social issues and trends that may affect the company.

        The HSEC Committee is responsible for, in conjunction with the Board, overseeing the company's Health, Safety, Environment and Sustainable Development Policy and other related policies and programs, which the company may, from time to time, develop.

Director Nomination Process

        The Governance Committee of the Board identifies and recommends to the Board the candidates for nomination as directors. Stockholders may propose nominees for consideration by our Governance Committee by submitting names and supporting information to Cloud Peak Energy Inc., Attn: Corporate Secretary, 505 South Gillette Avenue, Gillette, Wyoming, 82716 in accordance with our bylaws and applicable law. The Board approves the final choice of candidates for nomination and election by the stockholders.

        The Governance Committee selects nominees for the Board, including any nominees proposed for consideration by our stockholders, in accordance with the procedures and criteria set forth in the Corporate Governance Guidelines and the Governance Committee's charter. The Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board and the company. In reviewing director candidates, the Governance Committee reviews each candidate's qualifications for membership on the Board and takes into account the competencies, skills and personal qualities required to add value to the company and to the functioning of the Board and its committees such as independence, financial expertise, diversity, experience with businesses and other organizations of comparable size and the interplay of the candidate's experience with the experience of other Board members.

        As provided by our Corporate Governance Guidelines, a Board member is expected to demonstrate high ethical standards and integrity in his personal and professional dealings, act honestly and in good faith with a view to the best interests of the company, devote sufficient time to the affairs of the company and exercise care, diligence and skill in fulfilling his responsibilities, both as a Board member and as a member of any of its standing committees. A Board member is also expected to provide independent judgment on a broad range of issues, understand and challenge the key business plans of the company, be willing to work in a team and be open to opinions of others, raise the appropriate questions and issues to facilitate active and effective participation in the deliberation of the Board and of each committee on which he serves. Further, each of the Board members should make all reasonable efforts to attend all Board and committee meetings, review the materials provided by management in advance of the Board and committee meetings, and inform the Chairman of the Board before accepting membership on any other board of directors or audit committees. A Board member should also inform the Chairman of the Board of any change in the director's interests that could affect the director's relationship to the company.

        The Governance Committee and the Board may take into account the nature of and time involved in a director's service on other boards in evaluating the suitability of individual directors and making its recommendations to the company's stockholders.

        In accordance with our Corporate Governance Guidelines, a director who has attained the age of 72 prior to the annual meeting of stockholders in any year at which the director's current term expires will retire from office at such annual meeting.

        James Voorhees was recommended to the Governance Committee by Mr. McArthur. After reviewing the qualifications of Mr. Voorhees, the Governance Committee recommended that Mr. Voorhees be appointed to the Board. Mr. Voorhees's appointment to the Board was unanimously approved by the Board on March 11, 2011. Mr. Voorhees has over thirty years of experience in the coal and minerals mining industries. The Board believes that Mr. Voorhees will bring relevant industry and leadership experience to our Board.

Independence of Directors

        Pursuant to our Corporate Governance Guidelines and the rules of the NYSE, our Board is comprised of a majority of directors who satisfy the criteria for "independent directors."

        Annual questionnaires are used to gather input to assist the Governance Committee and the Board in their determinations of the independence of the non-employee directors. Based on the foregoing and on such other due consideration and diligence as it deemed appropriate, the Governance Committee presented its findings to the Board on the independence of (1) Keith Bailey, (2) William Fox III, (3) C. Kevin McArthur, (4) William Owens, (5) Steven Nance, (6) Chris Tong and (7) James Voorhees (upon his appointment to the Board in March 2011), in each case in accordance with the applicable federal securities laws, the SEC rules promulgated thereunder, and the applicable rules of the NYSE and our Guidelines on the Independence of the Directors.

        In determining the independence of the non-employee directors, the Governance Committee and the Board considered the limited, indirect potential relationships identified by Messrs. Bailey and Fox in their independence questionnaires based on directorships with other companies that have conducted ordinary course business with Cloud Peak Energy. Specifically, Mr. Bailey serves on the board of directors of Integrys Energy Group, Inc., a natural gas and electric utility company, and Mr. Fox serves on the board of directors of Rowan Companies, Inc., a provider of international and domestic contract drilling services and mining equipment. The Governance Committee and Board determined that no independence issues arose out of either of the directorships identified, based on a review of recent historical transactions involving those other companies; relevant regulatory requirements; the facts that neither Messrs. Bailey nor Fox were employees of those other companies or otherwise involved in those ordinary course business transactions; and on the Governance Committee's and Board's assessments in their business judgment.

        The Board concluded that, other than in their capacity as directors, none of the non-employee directors had a material relationship with Cloud Peak Energy, either directly or as a partner, stockholder or officer of an organization that has a relationship with Cloud Peak Energy. The Board further determined that, (1) each director currently serving on the Audit Committee, Compensation Committee and Governance Committee is otherwise independent under applicable NYSE listing standards and our Guidelines on the Independence of the Directors for purposes of serving on the Board, the Audit Committee, the Compensation Committee and the Governance Committee, as applicable, and (2) each such non-employee director satisfies the additional audit committee independence standards under Rule 10A-3 of the SEC.

 Executive Sessions

        Our Corporate Governance Guidelines provide that every regular meeting of the Board will include one or more executive sessions at which no executive directors or other members of management are present in order to promote free and open discussion and communication among the non-executive directors. At least one executive session per year includes only independent directors. Our current Chairman of the Board, who is an independent director, presides over all executive sessions of the Board. If, in the future, our Chairman of the Board were to be a person who is an executive of the company, in accordance with our Corporate Governance Guidelines, our Board would appoint a lead director from among the non-executive directors to preside over the executive sessions of the Board.

Audit Committee Financial Experts and Financial Literacy

        The Board has determined that Messrs. Fox, Tong and Nance, the current members of the Audit Committee, are each financially literate as interpreted by the Board in its business judgment based on applicable NYSE rules, and that Messrs. Tong and Fox further qualify as an audit committee financial expert, as such term is defined in applicable SEC rules.

Communications with Non-Management Directors and Other Board Communications

        The Board provides a process, pursuant to its Policy Regarding Communications from Stockholders, to enhance the ability of stockholders and other interested parties to communicate directly with the non-management directors as a group, the entire Board, Board committees or individual directors, including the Chairman of the Board and chair of any Board committee.

        Stockholders and other interested parties may communicate by writing to: Cloud Peak Energy Inc., 505 South Gillette Avenue, Gillette, Wyoming 82716, Attn: Corporate Secretary; or via Internet at www.cloudpeakenergy.com by clicking on "Investor Relations." Stockholders may submit their communications to the Board or individual directors on a confidential or anonymous basis by sending the communication in a sealed envelope marked "Confidential—To be opened only by the Corporate Secretary of the Company." The Corporate Secretary of the Company will compile all communications and forward them to the General Counsel. The General Counsel or his designee will review all communications submitted using the process described herein and forward such communications to such director or group of directors as the General Counsel or his designee deems necessary or appropriate. The General Counsel or his designee is not required to forward certain communications if it is determined that the communication is (1) unrelated to the duties and responsibilities of the Board, (2) unduly hostile, threatening or illegal, or (3) obscene or otherwise deemed to be inappropriate.

        Stockholder communications that relate to accounting, internal accounting controls or auditing matters will be processed in accordance with our Accounting Complaints Policy. Concerns about accounting or auditing matters may be forwarded on a confidential or anonymous basis to the Audit Committee by writing to: Cloud Peak Energy Inc., 505 South Gillette Avenue, Gillette, Wyoming 82716 Attn: General Counsel; as well as through the Ethics Hotline at (866) 528-0054.

Director Attendance at Annual Meetings

        Although we do not have a formal policy regarding director attendance at the annual meeting of stockholders, all directors are encouraged to attend. Six of the eight directors of the company at the time of the 2010 annual meeting of stockholders attended that meeting.

Certain Relationships and Related Party Transactions

        In this Proxy Statement, references to "Rio Tinto" refer to Rio Tinto plc and Rio Tinto Limited and their subsidiaries, collectively. Rio Tinto plc is the ultimate parent company of Rio Tinto America Inc. ("RTA") and Rio Tinto Energy America Inc. ("RTEA").

  Policies and Procedures for Review and Approval of Related Party Transactions

        Pursuant to our Related Party Transactions Policy, our Audit Committee reviews and approves or ratifies transactions in excess of $100,000 of value in which we participate and in which a director, executive officer or beneficial holder of more than 5% of any class of our voting securities has or will have a direct or indirect material interest. Under this policy, the Audit Committee is to obtain all information it believes to be relevant to a review and approval or ratification of these transactions. After consideration of the relevant information, the Audit Committee is to approve only those related party transactions that the Audit Committee believes are on their terms, taken as a whole, no less favorable to us than could be obtained in an arms-length transaction with an unrelated third party and that the Audit Committee determines are not inconsistent with the best interests of the company. This policy did not apply to agreements entered into with Rio Tinto and its affiliates in connection with the IPO, including the agreements described below under "Structuring Transactions and Related Agreements", but does apply to any commercial or other arrangements with Rio Tinto since the IPO.

  Historical Relationship with Rio Tinto

  Guarantees

        In the normal course of business we are required to secure certain operational obligations such as reclamation or coal lease obligations. These obligations are normally secured through surety bonds and letters of credit. While we were a part of Rio Tinto, Rio Tinto typically served as guarantor of our surety bonds. Our letters of credit were generally issued under Rio Tinto's pre-existing credit facilities on our behalf. We agreed to use our commercially reasonable efforts following the completion of the IPO to obtain new surety bonds, letters of credit or other credit arrangements and to obtain the full release of Rio Tinto and its affiliates with respect to any existing surety bonds, letters of credit and other guarantees or credit arrangements, which has now been substantially completed. We also placed approximately $80.2 million in escrow for the benefit of Rio Tinto with respect to our existing reclamation obligations. The amount of restricted cash was based on then-current estimates of restricted cash required as collateral for our new surety bonds that replaced the existing surety arrangements securing our reclamation obligations. No amounts were released to Rio Tinto from escrow, and we obtained new surety bonds, letters of credit or other credit arrangements and obtained the full release of Rio Tinto and its affiliates with respect to any existing surety bonds, letters of credit and other guarantees or credit arrangements. We have replaced all surety bonds associated with Rio Tinto, and as such, the previously restricted cash has been released.

  Structuring Transactions and Related Agreements

  History

        Prior to the IPO, Cloud Peak Energy Inc. was a wholly-owned subsidiary of RTA. In connection with the IPO, on November 19, 2009, Cloud Peak Energy Inc. acquired from RTEA approximately 51% of the common membership units in CPE Resources in exchange for a promissory note ("CPE Note"). As a result of these transactions, Cloud Peak Energy Inc. became the sole managing member of CPE Resources with a controlling interest in CPE Resources and its subsidiaries. Cloud Peak Energy Inc. used the proceeds from the IPO to repay the promissory note upon the completion of the IPO on November 25, 2009.

        In connection with the IPO, we entered into various agreements governing the relationship among us and various Rio Tinto affiliates. These agreements are summarized below, which summaries are qualified in their entirety by reference to the full text of the agreements which are filed as exhibits to Current Reports on Forms 8-K filed with the SEC on November 25, 2009 and December 2, 2009.

        On December 15, 2010, Cloud Peak Energy Inc. priced a secondary offering of 29,400,000 shares of its common stock on behalf of Rio Tinto (the "Secondary Offering"). In connection with the Secondary Offering, we exchanged 29,400,000 shares of common stock for the common membership units of CPE Resources held by Rio Tinto and completed the Secondary Offering, resulting in a divestiture of 100% of Rio Tinto's holdings in CPE Resources. As a result of this transaction, CPE Resources is now a wholly-owned subsidiary of Cloud Peak Energy Inc. Other than the Third Amended and Restated LLC Agreement of CPE Resources, the Tax Receivable Agreement, and the RTEA Coal Supply Agreement, and other than with respect to any surviving indemnification provisions and any surviving covenants and warranties, the structuring agreements discussed in this section have expired or been terminated.

  Master Separation Agreement

        Prior to the completion of the IPO, we entered into the Master Separation Agreement with Rio Tinto. The Master Separation Agreement set forth the agreements relating to our separation from Rio Tinto and governed our relationship following the completion of the IPO until the completion of the Secondary Offering.

        Except as expressly set forth in the Master Separation Agreement or in any other structuring related agreement, neither we nor Rio Tinto made any representation or warranty as to the assets, businesses or liabilities transferred, assumed or acquired in connection with the IPO. Except as expressly set forth in any structuring related agreement, all assets were transferred on an "as is," "where is" basis, and we and our subsidiaries agreed to bear the economic and legal risks that any conveyance was insufficient to vest in us good title, free and clear of any security interest or other encumbrance, and that any necessary consents or approvals are not obtained or that any requirements of laws or judgments were not complied with.

        Intercompany Agreements—The Master Separation Agreement provided that all existing agreements or arrangements between us and Rio Tinto and its affiliates terminated in connection with the IPO, except for the agreements or arrangements set forth in the structure related agreements, including those relating to certain insurance policies and existing surety bonds and other support arrangements. Certain insurance policies with Rio Tinto's captive insurance provider continued following the completion of the IPO until their expiration on May 31, 2010.

        Financial Information—We agreed to provide certain financial information related to our business and information regarding our reserves to Rio Tinto or its affiliates for so long as Rio Tinto or its affiliates own more than 20% of the outstanding common membership units in CPE Resources or, notwithstanding this ownership percentage, were required to account for their investment in us on a consolidated basis or under the equity method of accounting, unless otherwise agreed by us and Rio Tinto. The Master Separation Agreement also required us to disclose on a timely basis information about us to Rio Tinto or its affiliates in connection with any information needed by Rio Tinto or any of its affiliates for, and otherwise cooperate with Rio Tinto or its affiliates in connection with, the preparation of their filings or reports with any governmental authority, national securities exchange or otherwise made publicly available, among other covenants. Rio Tinto agreed to reimburse us for our reasonable out-of-pocket costs, if any, of providing this information to Rio Tinto and agreed to pay us a quarterly fee of $14,025 as compensation for the reasonable internal costs incurred by us in providing the information to Rio Tinto during the time the Master Separation Agreement was in effect.

        Exchange of Other Information—The Master Separation Agreement also provided for the mutual sharing of information between us and Rio Tinto and its affiliates in order to comply with reporting, filing, audit or tax requirements, for use in judicial proceedings, and in order to comply with our respective obligations after the completion of the IPO. We also agreed with Rio Tinto and its affiliates to provide mutual access to historical records relating to our or Rio Tinto's businesses that have been retained or maintained by the other party.

        Release—Except for each party's obligations under the Master Separation Agreement, the other structuring related agreements and certain other specified liabilities, we and Rio Tinto released and discharged each other and each of the parties' respective affiliates from all liabilities existing or arising between us and all liabilities existing or arising between Rio Tinto and its affiliates on or before the completion of the IPO, except to the extent the liabilities arose from the fraud, gross negligence or willful misconduct of certain of our respective directors and officers. The release did not include obligations or liabilities under any agreements among us and Rio Tinto or affiliates of Rio Tinto that remained in effect following the completion of the IPO.

        Indemnification—The Master Separation Agreement set forth various indemnification obligations of CPE Resources and RTA.

        CPE Resources Indemnities—CPE Resources agreed to indemnify Rio Tinto and its affiliates for certain liabilities related to CPE Resources' historical business and the ordinary course operation of our business as well as for other liabilities related to our business following the IPO, and certain of the structuring-related agreements. We refer to certain indemnification obligations of CPE Resources as the "general indemnities" and certain other indemnification obligations of CPE Resources as the "special indemnities." All indemnification obligations of CPE Resources were fully and unconditionally guaranteed by CPE Resources' wholly-owned subsidiaries. The indemnification obligations set forth in the various structuring related agreements provided that any indemnification obligations would have been payable as set forth in the Master Separation Agreement. The general indemnities generally included liabilities arising out of or relating to:

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  our business conducted prior to the IPO, including with respect to any pending or threatened litigation related to the Decker mine, whether the liabilities arise before, on, or after the completion of the IPO;

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  all of our liabilities and claims arising out of or relating to the Jacobs Ranch membership interest purchase agreement (other than liabilities that have been assumed by RTEA), whether the liabilities arose before, on, or after the completion of the IPO;

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  all liabilities resulting from any claims made following the completion of the IPO under the Rio Tinto insurance policies that terminated in connection with the IPO;

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  all liabilities resulting from any claims made following the expiration (or earlier termination) of certain CPE Resources insurance policies with Rio Tinto's captive insurance provider;

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  all liabilities arising out of or relating to the working capital adjustment (described below);

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  any breach of the Master Separation Agreement (arising out of or relating to our business conducted prior to the IPO) (unless the breach would constitute a special indemnity);

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  any breach of the Underwriting Agreement, the Purchase Agreement or any other structuring related agreement, other than the Agency Agreement or the RTEA Coal Supply Agreement (unless the breach would constitute a special indemnity); and

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  any breach by CPE Resources of the Agency Agreement or the RTEA Coal Supply Agreement to the extent that such breach does not result from CPE Resources' gross negligence or willful misconduct.

        CPE Resources agreed to indemnify Rio Tinto and its affiliates on a dollar-for-dollar basis with respect to any of the general indemnities.

        The special indemnities generally included liabilities arising out of or relating to:

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  our business conducted after the IPO, including with respect to litigation related to the operations of the Decker mine following the completion of the IPO, whether the liabilities arise before, on, or after the completion of the IPO;

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  all liabilities and claims arising out of or relating to or resulting from the use of any information provided by us or CPE Resources pursuant to the Master Separation Agreement or any breach of any representation or warranty by us or CPE Resources with respect to this information;

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  all claims or demands of, or liabilities with respect to, any surety bonds or similar arrangements existing prior to the IPO that remained in place following the completion of the IPO;

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  any liabilities, including liabilities to Rio Tinto with respect to any indemnification obligations of us or CPE Resources arising under or relating to the LLC Agreement or the Registration Rights Agreement;

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  any breach by CPE Resources of the Agency Agreement or the RTEA Coal Supply Agreement, in each case, resulting from CPE Resources' gross negligence or willful misconduct;

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  any breach by us or CPE Resources of the Master Separation Agreement (arising out of or relating to our business conducted after the IPO);

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  all liabilities arising out of or based upon any untrue statement of, or omission to state, a material fact in any registration statement or prospectus related to the IPO, except for statements or omissions relating exclusively to Rio Tinto plc;

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  all liabilities arising out of or based upon any untrue statement of, or omission to state, a material fact in any offering document related to the senior notes offering except for statements or omissions relating exclusively to Rio Tinto plc; and

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  all liabilities arising out of any Rio Tinto public filing, including liabilities arising out of or based upon any untrue statement of, or omission to state, a material fact in any Rio Tinto public filing, if the liabilities arise out of or are based upon information relating exclusively to us or CPE Resources furnished to Rio Tinto under the Master Separation Agreement.

        CPE Resources agreed to indemnify Rio Tinto and its affiliates on a dollar-for-dollar basis plus a fraction of a dollar equal to the ownership interest of Rio Tinto and its affiliates in CPE Resources (which was 0% as of December 31, 2010) at the time any special indemnity is payable to Rio Tinto.

        Rio Tinto Indemnities—RTA agreed to indemnify us for liabilities related to the Colowyo mine and the uranium mining venture, which were not contributed to CPE Resources, and, subject to certain limitations set forth in the Master Separation Agreement, liabilities related to the Jacobs Ranch mine arising under the Jacobs Ranch membership interest purchase agreement, other than certain liabilities related to the Jacobs Ranch mine that were retained by us and CPE Resources (including liabilities arising due to the gross negligence or willful misconduct of us or our officers or employees). RTA also agreed to indemnify us for any breach by Rio Tinto of the Master Separation Agreement or any other structuring related agreement and for all liabilities resulting from actions taken by Rio Tinto after the completion of the IPO on our behalf constituting gross negligence or willful misconduct. In addition, RTA agreed to indemnify us for liabilities relating to any untrue statement of, or omission to state a material fact in any registration statement or prospectus related to the IPO or the offering memorandum related to the senior notes offering relating exclusively to Rio Tinto plc.

        RTA also agreed to indemnify us for liabilities arising out of or based upon any untrue statement of, or omission to state a material fact in any of our public filings if the liabilities arise out of or are based upon information relating exclusively to Rio Tinto plc furnished to us under the Master Separation Agreement. RTA agreed to indemnify us on a dollar-for-dollar basis for all of its indemnification obligations owed to us and CPE Resources.

        Expenses of Our Initial Public Offering and Debt Financing Transactions—Rio Tinto or an affiliate of Rio Tinto paid all of our out-of pocket costs and expenses incurred in connection with the structuring transactions referred to above, the IPO and the debt financing transactions (other than fees, discounts and commissions in connection with the IPO and the debt financing transactions).

        Corporate Opportunities—Rio Tinto continues to hold certain coal assets in the U.S. and abroad following the IPO. The Colowyo mine in Colorado was not contributed to CPE Resources and, therefore, is not owned by CPE Resources and may compete with our continuing business. Rio Tinto may expand, through development of its remaining coal business, acquisitions or otherwise, its operations that directly or indirectly compete with us. The Master Separation Agreement provided that, except as otherwise agreed between us and Rio Tinto, for one year following the completion of the IPO, RTEA or its affiliates could not pursue any competitive activity or acquisition in the coal industry within the PRB (other than activities related to the Jacobs Ranch mine in connection with the Jacobs Ranch sale). Rio Tinto and its affiliates were not prohibited from pursuing any competitive activity or acquisition outside of the PRB, whether during or after the one-year period including selling coal or other goods produced outside of the PRB to customers located in the PRB or who are otherwise our customers. If a corporate opportunity is offered to Rio Tinto or its affiliates or one or more of Rio Tinto's or its affiliates' executive officers or directors that relates to any competitive activity or acquisition in the coal industry:

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  within the PRB after the one-year period referred to above; or

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  outside of the PRB,

no such person shall be liable to us or any of our stockholders or CPE Resources or any of its members for breach of any fiduciary or other duty by reason of the fact that the person, including Rio Tinto and its affiliates, pursues or acquires the business opportunity, directs the business opportunity to another person or fails to present the business opportunity, or information regarding the business opportunity, to us or CPE Resources, unless, in the case of any person who is a director or officer of us or CPE Resources, the business opportunity is expressly offered to the director or executive officer in his or her capacity as an executive officer or director of us.

        Continuance of Surety Bonds, Letters of Credit and Other Arrangements—Our existing surety bonds, letters of credit and other guarantees or credit arrangements, including with respect to our reclamation obligations, were historically provided by Rio Tinto and its affiliates. These arrangements did not terminate upon completion of the IPO. We agreed to use our commercially reasonable efforts to obtain new surety bonds, letters of credit or other credit arrangements and to obtain the full release of Rio Tinto and its affiliates with respect to any existing surety bonds, letters of credit and other guarantees or credit arrangements. We and our respective affiliates agreed to indemnify Rio Tinto and its affiliates for all liabilities arising out of or relating to any such existing surety bonds, letters of credit and other guarantees or credit arrangements that remained in place following the IPO.

        Certain of our existing reclamation obligations were secured by letters of credit issued under Rio Tinto's pre-existing credit facilities. As part of the transition to our own surety bond arrangements, we placed approximately $80.2 million in escrow for the benefit of Rio Tinto with respect to Rio Tinto's liabilities under the existing surety arrangements. No payment obligation was triggered under these arrangements prior to the time that Rio Tinto and its affiliates were fully released with respect to these obligations in March 2010. Accordingly, no amounts were released to Rio Tinto from escrow, and we obtained new surety bonds, letters of credit or other credit arrangements and obtained the full release of Rio Tinto and its affiliates with respect to any existing surety bonds, letters of credit and other guarantees or credit arrangements. This restricted cash amount was released from escrow to our surety bond providers, as needed, to secure our new surety bond arrangements. We have replaced all surety bonds associated with Rio Tinto, and as such, the previously restricted cash has been released.

        Working Capital Adjustment—Under the Master Separation Agreement, we and Rio Tinto agreed that upon completion of the IPO, $181 million of unrestricted proceeds from our November 2009 senior notes offering remained with us subject to final adjustments post closing based on our final working capital amounts. We provided the working capital adjustment amount following the completion of the IPO in accordance with the Master Separation Agreement. Rio Tinto agreed to the amount of the adjustment and we paid Rio Tinto approximately $8.4 million as a final working capital adjustment.

        After the pricing of the IPO, we entered into a short-term revolving loan agreement for up to $10 million with Rio Tinto to advance funds to us to make certain payments prior to the closing of the IPO. There was a small amount drawn on the loan, which was repaid out of the proceeds of the senior notes offering.

        Non-Solicitation—We agreed with Rio Tinto and its affiliates that for a period of twelve months following the completion of the IPO, neither we nor Rio Tinto nor its affiliates would solicit any employee of the other company, subject to certain exceptions.

        Other Provisions—The Master Separation Agreement also contained covenants among us and Rio Tinto and its affiliates with respect to, among other matters:

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  confidentiality of our and Rio Tinto's proprietary information;

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  restrictions on our ability to take any action that limits Rio Tinto's or any of its affiliates ability to freely sell, transfer, assign, pledge or otherwise dispose of our stock; and

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  cooperation with respect to litigation.

  Other Intellectual Property Agreements

        In addition to the Master Separation Agreement, prior to the completion of the IPO, we entered into certain intellectual property agreements with an affiliate of Rio Tinto, assigning to us certain trademarks used in our business, allowing us to use the Rio Tinto trademarks on a transitional basis and licensing certain software.

  Third Amended and Restated LLC Agreement

        In connection with the IPO, Cloud Peak Energy Inc., RTEA and Kennecott Management Services Company ("KMS") entered into a third amended and restated limited liability company agreement of CPE Resources. We refer to this third amended and restated agreement as the LLC Agreement. Following the completion of the Secondary Offering, RTEA and KMS were no longer parties to the LLC Agreement.

        Cloud Peak Business—Cloud Peak Energy Inc.'s sole material asset is our managing member interest in CPE Resources. Under the LLC Agreement, we are not permitted to, and our affiliates are not permitted to, conduct any business or ventures other than in connection with:

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  the acquisition, ownership or disposition of our managing member interest;

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  the management of the business of CPE Resources as set forth in the LLC Agreement;

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  our operation as a public reporting company; or

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  businesses or ventures that are held in, or conducted only through, CPE Resources.

        Appointment as Manager—Under the LLC Agreement, Cloud Peak Energy became a member and the sole manager of CPE Resources. As the sole manager, we control all of the day to day business affairs and decision-making of CPE Resources without the approval of any other member. As such, Cloud Peak Energy, through our officers and directors, is responsible for establishing the strategy and business policies of CPE Resources and for all operational and administrative decisions of CPE Resources and the day to day management of CPE Resources' business. Furthermore, we can only be removed as manager of CPE Resources if we resign or if we remove ourselves as manager. If this occurs, we must appoint a new manager and, if we continue to own common membership units in CPE Resources, we will become a non-managing member in CPE Resources. However, if we resign or remove ourselves as manager, our Management Services Agreement with CPE Resources will terminate. See "—Management Services Agreement" below.

        Rio Tinto Approval Rights—In general, so long as Rio Tinto owned, directly or indirectly, at least 30% of the common membership units of CPE Resources that were outstanding immediately upon completion of the IPO (treating for purposes of this calculation shares acquired upon exercise of the redemption rights and not disposed of by Rio Tinto as units), Rio Tinto's consent was required prior to Cloud Peak Energy and/or CPE Resources taking certain actions, including any of the following actions:

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  approval of any transaction that would result in a change of control of CPE Resources or Cloud Peak Energy Inc. or a change in the manager of CPE Resources;

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  the merger, consolidation, dissolution or liquidation of CPE Resources or any merger, consolidation, dissolution or liquidation of any subsidiary of CPE Resources (with customary exceptions);

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  the direct or indirect sale, transfer, lease or other disposition of property or assets (including capital stock of any subsidiary) of CPE Resources and its subsidiaries outside of the ordinary course of business in excess of $500 million (subject to adjustment for inflation); provided, however, that Rio Tinto's consent is not required for the creation, incurrence or assumption of (or foreclosure or other realization with respect to) any lien created, incurred or assumed in connection with indebtedness assumed, incurred or issued in connection with the IPO, the debt financing transactions and the other transactions contemplated by the LLC Agreement or the other structuring-related agreements;

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  any fundamental change outside of the ordinary course in the nature (but not size or methods) of CPE Resources' coal business as in effect upon completion of the IPO, but only insofar as such fundamental change does not relate to the normal operation or activities of CPE Resources' coal business or any business or operation reasonably related or ancillary to CPE Resources' business;

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  the acquisition of any other business or asset that has a purchase price in excess of $500 million or that would result in the issuance of equity interests by us or CPE Resources in excess of $500 million (subject to adjustment for inflation);

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  the assumption, incurrence or issuance of indebtedness in excess of 125% of the indebtedness amounts included in CPE Resources' operating plan (subject to adjustment for inflation), other than indebtedness to fund ordinary course business operations or to fund any capital expenditures which do not require Rio Tinto consent;

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  making or committing to make in any calendar year period, capital expenditures outside the ordinary course of business; provided that the following capital expenditures (subject to adjustment for inflation) shall be deemed to be in the ordinary course of business (x) committed payments under our federal coal leases included in CPE Resources' operating plan and (y) the aggregate amount of all other capital expenditures not in excess of 125% of the sum of (1) uncommitted payments under potential future federal coal leases included in CPE Resources' operating plan, (2) capital payments other than payments under our federal coal leases included in CPE Resources' operating plan and (3) the cumulative amount by which the actual capital expenditures in preceding years for capital expenditures other than committed payments under our federal coal leases is less than the sum of uncommitted payments under our potential future federal coal leases and payments other than payments under our federal coal leases for the prior years; and

  •
  except as otherwise set forth in any other structuring-related agreement, settling claims as to which Rio Tinto would have liability.

        As of December 31, 2010, as a result of the completion of the Secondary Offering, Rio Tinto did not any the common membership units of CPE Resources.

        Tax Matters—Cloud Peak Energy Inc. is the tax matters member of CPE Resources. While Rio Tinto owned any common membership units, CPE Resources was prohibited from making tax elections or taking positions on tax issues which would have harmed Rio Tinto if such election or position had not been made or taken. Rio Tinto had a consent right over our actions as the tax matters member of CPE Resources, including initiating proceedings and extending statutes of limitations, if such action would have a significant adverse effect on Rio Tinto. In addition, CPE Resources must operate substantially all of its business through entities treated as partnerships or disregarded entities for U.S. federal income tax purposes.

        Compensation—We are not entitled to compensation for our services as manager except as provided in the management services agreement described under "—Management Services Agreement" below.

        Distributions—The LLC Agreement provides that distributions of cash will be made in our discretion, as manager, pro rata among the members holding common membership units in accordance with their respective percentage interests in CPE Resources. It is intended that the distributions made will be sufficient to enable us to satisfy any present or future tax, levy, import, duty, charge, assessment or fee of any nature (including interest, penalties, and additions thereto) that is imposed by any government or other taxing authority and to allow us to meet Cloud Peak Energy's obligations under the Tax Receivable Agreement.

        One-to-One Ratio—The LLC Agreement contains various provisions requiring that we and CPE Resources take certain actions in order to maintain, at all times, a one-to-one ratio between the number of common membership units held by us and the number of shares of our common stock outstanding. This one-to-one ratio must also be maintained in the event that we issue additional securities or incur debt or issue any debt securities. Accordingly, every time we issue shares of our common stock, other than in connection with the exercise of our assumption rights in connection with any redemption, CPE Resources is required to issue additional common membership units to us. In addition, if we pay a dividend or other distribution to holders of our common stock, it must be accompanied by an immediately prior distribution by CPE Resources to all members.

        If we redeem, repurchase, acquire, exchange, cancel or terminate any shares of our common stock, this action must be accompanied by an immediately prior identical (including with respect to the appropriate consideration paid for such action) redemption, repurchase, acquisition, exchange, cancellation or termination of common membership units of CPE Resources held by us. In addition, in general, upon any consolidation or merger or combination to which we are a party or any sale or disposition of all or substantially all of our assets to a third party, we are required to take all necessary action so that the common membership units held by any non-managing member will be exchangeable on a per-common membership unit basis at any time or from time to time following such event into the kind and amount of shares of stock and/or other securities or property (including cash) receivable upon such event by holders of our common stock.

        Increase in Our Interest in CPE Resources Upon Exercise of Options or Issuance of Other Equity Compensation. Upon the exercise of options we have issued or the issuance of other types of equity compensation (such as issuances of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), the size of our managing member interest in CPE Resources will increase by a number of common units equal to the number of our shares being issued in connection with the exercise of options or the issuance of shares for other types of equity compensation.

        Dissolution—The LLC Agreement further provides that the unanimous consent of the members of CPE Resources will be required to voluntarily dissolve CPE Resources. In addition to a voluntary dissolution, CPE Resources will be dissolved upon the entry of a decree of judicial dissolution in accordance with Delaware law. Upon a dissolution event, the proceeds of liquidation will be distributed in the following order:

  •
  first, to pay the expenses of winding up, liquidating and dissolving CPE Resources and all creditors of CPE Resources, including members who are creditors; and

  •
  second, to the members pro rata in accordance with their percentage interests.

        Information—The LLC Agreement provides that the members of CPE Resources are entitled to certain information regarding CPE Resources. This information includes quarterly and annual information regarding CPE Resources, information required for certain tax matters and any other information required under Delaware law or as reasonably requested by a member.

        Confidentiality—Each member agrees to maintain the confidentiality of any information received by the member or its affiliates and representatives in connection with the transactions contemplated by the LLC Agreement which we, as manager, notify the member is confidential for a period of three years following the earlier of the date of dissolution of CPE Resources or the date such member ceases to be a member, with customary exceptions, including to the extent disclosure is required by law or judicial process.

        Amendment—Unless otherwise required by law, the LLC Agreement may be amended only by the written consent of each of Cloud Peak Energy, in our capacity as manager, and the non-managing members; provided, however, that no amendment may be made without the consent of the holder if the amendment would adversely affect the rights of the holder other than on a pro rata basis with other holders of common membership units. In addition, the LLC Agreement also provides that any amendment to the Management Services Agreement that could materially adversely impact the economic interests of the members will require the consent of the non-managing members prior to the execution of the amendment by Cloud Peak Energy, in our capacity as manager, on behalf of CPE Resources. The consent rights of the non-managing member with respect to any amendments shall terminate when the non-managing members cease to own in the aggregate at least 10% of the common membership units that were outstanding immediately following the IPO.

        Indemnification—The LLC Agreement provides for indemnification of the manager, members and officers of CPE Resources and their respective subsidiaries or affiliates from and against liabilities arising out of or relating to the business of CPE Resources, the LLC Agreement, any person's status as a manager, member, director or officer of CPE Resources or any action taken by any manager, member, director or officer of CPE Resources under the LLC Agreement or otherwise on behalf of CPE Resources, except that no person entitled to indemnification under the LLC Agreement will be entitled to indemnification if the liability results from the gross negligence or willful misconduct of such person.

        Fiduciary Duties—Circumstances may arise in the future when the interests of the members in CPE Resources conflict with the interests of our stockholders. As manager of CPE Resources, we owe fiduciary duties to the non-managing members of CPE Resources that may conflict with fiduciary duties our officers and directors owe to our stockholders.

        Corporate Opportunities—The LLC Agreement also contains similar provisions regarding corporate opportunities as are included in our amended and restated certificate of incorporation.

  Transition Services Agreement

        Historically, Rio Tinto provided key services to us, including services related to treasury, accounting, procurement, legal services, information technology, employee benefit and welfare plans, among other services. Prior to the completion of the IPO, we entered into the Transition Services Agreement with an affiliate of Rio Tinto, pursuant to which this Rio Tinto affiliate agreed to continue to provide us with certain of these key services for a transition period generally of nine months. Pursuant to the Transition Services Agreement, the Rio Tinto affiliate provided services to us, including certain:

  •
  financial related services;

  •
  data management and transactional purchasing procurement services;

  •
  benefit administration related services; and

  •
  information technology, network and related services.

        We agreed to pay the Rio Tinto affiliate for such services as set forth in the Transition Services Agreement. The total amounts paid to the Rio Tinto affiliate under the Transition Services Agreement for 2009 were $464,000 and for 2010 were $1.2 million. Payments for services were made on a monthly basis and we reimbursed the Rio Tinto affiliate for all reasonable out-of-pocket expenses. Any amounts owed by us to the Rio Tinto affiliate under the Transition Services Agreement that were not paid when due bore interest at a rate of 10% per annum compounded annually from the time the payment was due until paid. However, if the term of any service provided under the agreement was extended or if there was a material change in the assumptions originally used by us and the Rio Tinto affiliate in determining the costs to be charged for the service, the amounts payable to the Rio Tinto affiliate would have been adjusted accordingly as mutually agreed to by us and the Rio Tinto affiliate.

        The services provided under the Transition Services Agreement were terminated in September 2010.

  Tax Receivable Agreement

        The IPO, related IPO structuring transactions and Secondary Offering, increased our tax basis in our share of CPE Resources' tangible and intangible assets, as well as our basis in the equity of its subsidiaries and assets held by those subsidiaries. These increases in tax basis have increased our depreciation, amortization and cost depletion deductions and therefore reduced the amount of tax that we would otherwise be required to pay in the future.

        In connection with the IPO, we entered into the Tax Receivable Agreement with RTEA that generally requires us to pay to RTEA approximately 85% of the amount of cash tax savings, if any, that we realize as a result of the increases in tax basis that we obtained in connection the initial acquisition of our interest in CPE Resources, our subsequent acquisition of RTEA's remaining units in CPE Resources, as well as payments made by us under the Tax Receivable Agreement. Due to the size of the increases in the tax basis of our share of CPE Resources' tangible and intangible assets, as well as the increase in our basis in the equity of CPE Resources' subsidiaries and assets held by those subsidiaries, we expect to make substantial payments to RTEA under the Tax Receivable Agreement.

Based on the tax basis of our assets as of December 31, 2010 and CPE Resources' operating plan, the future payments under the Tax Receivable Agreement are estimated to be approximately $190.1 million in the aggregate and are estimated to be payable over the next 21 years. This estimate is based on assumptions related to our business that could change, and the actual payments could differ materially from this estimate. Payments would be greater if we generate income significantly in excess of the amounts used in our operating plan, for example, because we acquire additional LBAs beyond our existing LBAs, and as a result, we realize the full tax benefit of such increased tax basis (or an increased portion thereof). As a result of our acquisition of RTEA's remaining units in CPE Resources in the Secondary Offering, we received a further step-up in our tax basis and, accordingly, our obligations under the Tax Receivable Agreement to pay RTEA 85% of any benefits we receive as a result of such further step-up has significantly increased. Our obligation may further increase if there are changes in law, including the increase of current corporate income tax rates. The payment obligations under the Tax Receivable Agreement are not conditioned upon RTEA's or its affiliate's continued ownership of an interest in CPE Resources or our available cash resources.

        Asset Sales—In addition to our obligations to make payments to RTEA with respect to our actual cash tax savings, if CPE Resources sells any asset with a gross value greater than $10 million outside the ordinary course of its business in a wholly or partially taxable transaction, we will be required to make yearly payments to RTEA equal to RTEA's deemed cost of financing its accelerated tax liabilities with respect to such sale and after such assets sales we will be required to make certain adjustments to the calculation of our actual cash tax savings for taxable years following sales or redemptions of RTEA's units in CPE Resources. These adjustments could result in an acceleration of our obligations under the Tax Receivable Agreement. In addition, the debt financing transactions contain limitations on CPE Resources' ability to make distributions, which could affect our ability to meet these payment obligations. These limitations on CPE Resources' ability to make distributions may limit our ability to engage in certain taxable asset sales or dispositions outside the ordinary course of our business. We could also seek to obtain RTEA's consent to any such transaction which they would not be obligated to provide. Further, if CPE Resources transfers an asset outside the ordinary course of business in a wholly or partially tax-free transaction to an entity which does not provide us with sufficient information to calculate tax savings with respect to such asset, CPE Resources will be treated as having sold that asset in a taxable transaction for purposes of determining our cash tax savings and this will result in an acceleration of our obligations under the Tax Receivable Agreement.

        Prohibited Transfers—In order to protect the value of the payments that RTEA expects to receive under the Tax Receivable Agreement, we are prohibited in certain cases from transferring assets to entities treated as (or entities owned by subsidiaries of CPE Resources treated as) corporations for U.S. federal income tax purposes in transfers which are not wholly-taxable if such transfer would be outside the ordinary course of our business.

        Early Termination and Default—If we breach any of our material obligations under the Tax Receivable Agreement, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under the Tax Receivable Agreement or by operation of law as a result of the rejection of the Tax Receivable Agreement in a case commenced under the Bankruptcy Code or otherwise, such default will permit RTEA to enforce its rights under the Tax Receivable Agreement, including by acceleration of our obligations to an amount equal to the net present value of each future payment, based on an agreed upon set of assumptions. We have the right to terminate the Tax Receivable Agreement at any time and, if we so elect, our obligations under the Tax Receivable Agreement will be accelerated and calculated in the same manner as acceleration in default.

        IRS Determinations—Our ability to achieve benefits from any tax basis increase, and therefore the payments expected to be made under the Tax Receivable Agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income. If the U.S. Internal Revenue Service were to subsequently challenge one or more of our tax positions relevant to the Tax Receivable Agreement, and if such challenge were ultimately upheld, the terms of the Tax Receivable Agreement require RTEA to repay to us an amount equal to the prior payments made by us to RTEA in respect of any disallowed cash tax savings. Further, such a challenge could result in a decrease to our tax benefits as well as our future obligations under the Tax Receivable Agreement. We must obtain RTEA's consent prior to settlement of any such challenge if it may affect RTEA's rights and obligations under the Tax Receivable Agreement.

  Registration Rights Agreement

        In connection with the IPO, we entered into the Registration Rights Agreement with certain Rio Tinto affiliates. Prior to the Secondary Offering, pursuant to the Registration Rights Agreement, Rio Tinto had the right to require us to register for public resale under the Securities Act of 1933, as amended (the "Securities Act"), all registerable securities that were held by it or its affiliates and that Rio Tinto requested be registered. Registerable securities subject to the Registration Rights Agreement are shares of our common stock issued or issuable in exchange for common membership units and any other shares of our common stock held by Rio Tinto and any of its transferees.

        Pursuant to the Registration Rights Agreement, in the event that we caused a registration statement to be declared effective registering the sale of our equity securities and conducted a sale of those equity securities, the net proceeds of which would have been used solely for the purpose of causing CPE Resources to redeem common membership units from Rio Tinto in exchange for cash, that registration statement would have qualified as one demand registration so long as the net proceeds of the offering were equal to at least $50 million. The Registration Rights Agreement included customary blackout and suspension periods.

        Holders of registerable securities also had "piggyback" registration rights, which meant that they could have included their respective shares in registrations of our equity securities, whether or not that registration related to a primary offering by us or a secondary offering by or on behalf of any of our stockholders.

        Pursuant to the Registration Rights Agreement, Cloud Peak Energy and Rio Tinto shared responsibility for the expenses of the demand registration (other than underwriters' discounts or commissions) in connection with the Secondary Offering with Cloud Peak Energy covering 25% of the expenses and Rio Tinto covering 75% of the expenses. Rio Tinto was responsible for the underwriters' discount or commission. CPE Resources agreed to indemnify holders with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to us for use in the registration statement by a holder.

  RTEA Coal Supply Agreement

        We entered into the Coal Supply Agreement with RTEA pursuant to which we receive the economic benefits and risks of certain coal supply contracts previously entered into by RTEA or its affiliates that could not be assigned to us or one of our subsidiaries. The coal to be delivered under the Coal Supply Agreement will be sourced from our mines, which were previously held, operated and controlled by RTEA or its affiliates prior to the completion of the IPO. We agreed to perform RTEA's obligations under certain coal supply contracts and receive from RTEA the customer payments made under those agreements. As payment for the sale of coal by, and services of, us, RTEA pays us a fee equal to all payments actually received by RTEA from the customers for the coal over the term of the Coal Supply Agreement. The Coal Supply Agreement will expire when the coal supply contracts, which cannot be assigned to us, expire. We have agreed to indemnify RTEA for certain liabilities and failures of CPE Resources to perform its obligations under the agreement.

  RTEA Agency Agreement

        We entered into the Agency Agreement with RTEA pursuant to which we undertook certain customer service, logistics and other activities for and on behalf of RTEA. The services related to RTEA's coal supply agreement with Arch Coal Sales Company, Inc. regarding certain coal purchases and sales involving the Jacobs Ranch mine that could not be otherwise assigned to Arch Coal Sales Company, Inc. in connection with the Jacobs Ranch Sale. Arch Coal Sales Company, Inc. agreed to substantially perform RTEA's obligations under certain customer coal supply contracts. In turn, we acted as agent for RTEA for certain actions required to be taken under the coal supply agreement with Arch Coal Sales Company, Inc., including communicating with RTEA customers and collecting and forwarding payments for the coal sales to Arch Coal Sales Company, Inc. We also agreed to arrange for the purchase and/or sale of substitute coal if Arch Coal Sales Company, Inc. failed to perform its obligations under its agreement with RTEA. We also agreed not to intentionally interfere with the customer coal supply contracts or the sales or purchases by Arch Coal Sales Company, Inc. pursuant to those contracts. The Agency Agreement expired in July 2010. We were paid a flat flee of $42,000, payable per annum, which was intended to reflect our costs for acting as agent for RTEA.

  Management Services Agreement

        Cloud Peak Energy Inc. entered into the Management Services Agreement with CPE Resources pursuant to which we provide certain management services to CPE Resources. In exchange for the services, CPE Resources reimburses us for compensation and other expenses of certain of our officers and for reasonable out-of-pocket costs and expenses incurred by us for providing the management services, including legal, accounting and other third-party advisors and consultants, certain insurance costs and other items of corporate overhead and costs associated with our maintenance of our corporate existence and status as a reporting company under the federal securities laws, including costs related to the Registration Rights Agreement. CPE Resources also provides reasonable administrative and support services to us, such as office facilities, equipment, supplies, payroll and accounting and financial reporting. The Management Services Agreement also provides that our employees may participate in CPE Resources' benefit plans, and that CPE Resources employees may participate in our equity incentive plan. CPE Resources has agreed to indemnify us for any losses arising from our performance under the Management Services Agreement, except that we have agreed to indemnify CPE Resources for any losses caused by our willful misconduct or gross negligence. In the event we cease to serve as manager of CPE Resources, the Management Services Agreement will automatically terminate.

  Employee Matters Agreement

        Prior to the completion of the IPO, we and certain of our affiliates, and Rio Tinto and certain of its affiliates entered into the Employee Matters Agreement that governs certain compensation and employee benefit obligations with respect to those employees transferred to us from Rio Tinto. The Employee Matters Agreement allocates liabilities and responsibilities relating to certain employee compensation and benefit plans and programs and related matters in connection with the separation, including, among other things, health and welfare benefit obligations, the treatment of outstanding annual bonus awards and long-term incentive awards, deferred compensation obligations and retirement plans.

        Employee Benefits—The Employee Matters Agreement provides that, after the IPO, we assumed and became liable for wages, salaries, incentive compensation and defined contribution retirement plan obligations and liabilities for all employees of our business and have agreed to indemnify Rio Tinto against certain severance and benefits continuation obligations. Until January 1, 2010, RTA continued to provide health and welfare benefits to the employees of our business and we reimbursed and indemnified (other than for willful misconduct or material breaches of fiduciary duty) Rio Tinto for agreeing to administer these benefits to our employees until such date. Rio Tinto has no liability under any health and welfare plan for claims incurred in respect of our employees after the completion of the IPO and we have no liability under any health and welfare plan for claims incurred in respect of our employees prior to the completion of the IPO. In addition, we have assumed and indemnified Rio Tinto for any obligations arising out of certain health reimbursement accounts provided in 2004 and 2005 to our employees.

        Our employees became eligible to participate in our health and welfare benefit plans on January 1, 2010. We reserved the right to amend, modify or terminate any of our benefit plans (including any retirement plans) in accordance with their terms.

        Retirement Plans—Our employees are permitted to roll over their account balances (including loans) in the applicable RTA defined contribution plan to our corresponding plan and were eligible to participate in such defined contribution plan immediately upon the completion of the IPO. We have credited each of our employees with his or her service with any member of Rio Tinto prior to the completion of the IPO for all purposes under the plans sponsored or maintained by us to the extent the corresponding RTA plans give credit for such service. We have not assumed any pension obligations under Rio Tinto's or RTA's defined benefit plans, but we do provide retiree medical benefits for former Rio Tinto employees working for us since the IPO once they reach age 55 and have 10 years of service combined with Rio Tinto and us. Employees vested in RTA's plan are able to choose between our retiree benefits or those provided by RTA.

        Bonus Plans—Under the Employee Matters Agreement, any of our employees that participated in the Rio Tinto Short Term Incentive Plan ("STIP"), the Rio Tinto Energy America Retention Bonus Plan or the Rio Tinto Energy America Quarterly Incentive Plan received their bonus for the full 2009 calendar year. Rio Tinto was liable for a pro rata portion of the bonus equal to the number of days in the performance period prior to the completion of the IPO divided by the total number of days in the applicable performance period and we were liable for the remainder of such bonus. With respect to any discretion under any bonus plan that could have been exercised by Rio Tinto such discretion was exercised prior to the completion of the IPO and the fact that such discretion has been exercised was communicated to our employees. With respect to our employees that participated in Rio Tinto plc and Rio Tinto Limited equity compensation plans, the Employee Matters Agreement provided that such employees were treated as having terminated their employment with Rio Tinto due to their employer ceasing to be under the control of Rio Tinto and they were paid out in accordance with the applicable plan terms. Rio Tinto plc and Rio Tinto Limited are only party to the Employee Matters Agreement for purposes of Rio Tinto's equity compensation plans.

  Other Commercial Arrangements

        From time to time, we enter into arms-length commercial arrangements in the ordinary course of business with Rio Tinto, including selling coal to Rio Tinto and engaging Rio Tinto for agency services in connection with our export coal sales. In 2010, we paid approximately $0.3 million to Rio Tinto Korea Limited for agency services and received $8.6 million from Australia Coal Holdings Pty. Limited in connection with certain export coal sales agreements. For calendar years 2011 and 2012, we expect to pay approximately $0.7 million for agency services and receive approximately $17.4 million for export coal sales agreements to these same entities based on currently proposed transactions.

 Policies on Business Conduct and Ethics

        We have established a corporate compliance program as part of our commitment to responsible business practices in all of the communities in which we operate. The Board has adopted a Code of Conduct that applies to all of our directors, officers and employees, which promotes the fair, ethical, honest and lawful conduct in our business relationships with investors, employees, customers, suppliers, competitors, government representatives, and other business associates. In addition, we have adopted a Code of Ethics for Principal Executive and Senior Financial Officers. These two policies form the foundation of a compliance program that includes policies and procedures covering a variety of specific areas of professional conduct, including compliance with laws, conflicts of interest, confidentiality, public corporate disclosures, insider trading, trade practices, protection and proper use of company assets, intellectual property, financial accounting, employment practices, health, safety and environment, and political contributions and payments.

        Both our Code of Conduct and our Code of Ethics for Principal Executive and Senior Financial Officers are available on our website at www.cloudpeakenergy.com, in the "Corporate Governance" subsection in the "Investor Relations" section. In accordance with NYSE and SEC rules, we currently intend to disclose any future amendments to our Code of Ethics, or waivers from our Code of Ethics for our Chief Executive Officer or Chief Financial Officer, by posting such information on our website (www.cloudpeakenergy.com) within the time period required by applicable SEC and NYSE rules.

Indemnification of Officers and Directors

        Our bylaws require us to indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws also state that Cloud Peak Energy has the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the company, or is or was serving at the request of the company as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person or on the person's behalf in any such capacity, or arising out of the person's status as such, whether or not the company would have the power to indemnify the person against such liability under the company's bylaws or the Delaware General Corporations Law, provided, however, that such insurance is available on acceptable terms, which determination will be made by a vote of a majority of the Board.

Management Certifications

        In accordance with the Sarbanes-Oxley Act of 2002 and SEC rules thereunder, our Chief Executive Officer and Chief Financial Officer have signed certifications under Sarbanes-Oxley Section 302, which have been filed as exhibits to our annual report on Form 10-K for the year ended December 31, 2010. In addition, our Chief Executive Officer submitted our most recent certification to the NYSE under Section 303A.12(a) of the NYSE listing standards on June 9, 2010.

 SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

        The following table sets forth information with respect to the number of shares of common stock beneficially owned by each person known by Cloud Peak Energy to beneficially own more than 5% of the outstanding shares of our common stock. Except as otherwise noted, (1) the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, and (2) ownership is as of the dates noted below. As of February 28, 2011, there were 60,878,397 shares of our common stock outstanding.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percent of Class
T. Rowe Price Associates, Inc.(1) 100 E. Pratt Street Baltimore, Maryland 21202	6,352,070	10.43%
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	3,882,664	6.38%
Eagle Asset Management, Inc.(3) 880 Carillon Parkway St. Petersburg, Florida 33716	3,303,839	5.43%
Ameriprise Financial, Inc.(4) 145 Ameriprise Financial Center Minneapolis, Minnesota 55474	3,105,632	5.10%

(1)
This information is based on a Schedule 13G/A filed with the SEC on February 10, 2011, by T. Rowe Price Associates, Inc., in which it reported sole voting power as to 1,272,270 shares and sole dispositive power as to all shares. T. Rowe Price Associates, Inc. expressly disclaims any beneficial ownership of these shares.

(2)
This information is based on a Schedule 13G filed with the SEC on February 3, 2011, by BlackRock, Inc., in which it reported sole voting and dispositive power as to all shares.

(3)
This information is based on a Schedule 13G/A filed with the SEC on February 11, 2011, by Eagle Asset Management, Inc., in which it reported sole voting and dispositive power as to all shares.

(4)
This information is based on a Schedule 13G/A filed with the SEC on February 10, 2011, filed jointly by Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC, in which each reported sole voting and dispositive power over none of the shares and joint voting power as to 948,139 shares and joint dispositive power over all the shares. Each of Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC expressly disclaims beneficial ownership of these shares.

        The following table sets forth information with respect to the number of shares of our common stock beneficially owned by (1) our "named executive officers," which, for purposes of this Proxy Statement, refers to the five current executive officers included in the Summary Compensation Table below in this Proxy Statement, (2) each current Cloud Peak Energy director and each nominee for director, and (3) all current Cloud Peak Energy directors and executive officers as a group. Except as otherwise noted, (1) the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, and (2) ownership is as of February 28, 2011.

Name and Address(1) of Beneficial Owner	Number of Shares of Common Stock(2)	Percent of Class
Colin Marshall	195,200	*
Gary Rivenes	57,250	*
Michael Barrett	56,450	*
James Orchard	30,200	*
C. Kevin McArthur	30,208	*
Bryan Pechersky	27,777	*
Keith Bailey	24,074	*
Chris Tong	13,521	*
William Fox III	11,521	*
William Owens	10,708	*
Steven Nance	10,208	*
James Voorhees	0	*
All Current Executive Officers and Directors as a Group (16 persons)	523,517	*

*
Less than 1%.

(1)
Address for beneficial owners shown in the table is: c/o Cloud Peak Energy, 505 South Gillette Avenue, Gillette, Wyoming 82716.

(2)
Includes shares of unvested restricted stock as follows: Mr. Marshall, 195,200; Mr. Rivenes, 56,450; Mr. Barrett, 56,450; Mr. Orchard, 30,200; Mr. McArthur, 7,374; Mr. Pechersky, 27,777; Mr. Bailey, 12,813; Mr. Tong, 7,687; Mr. Fox, 7,687; Mr. Owens, 7,374; Mr. Nance, 7,374; Mr. Voorhees, 0.

Also includes shares of common stock underlying restricted stock units awarded to the independent directors which become payable generally upon the resignation or retirement from the Board, as follows: Mr. McArthur, 2,834; Mr. Bailey, 4,361; Mr. Tong, 2,834 ; Mr. Fox, 2,834; Mr. Owens, 2,834; Mr. Nance, 2,834; Mr. Voorhees, 0.

EXECUTIVE COMPENSATION

Compensation Committee Report

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

        The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
William Fox III, Chair Steven Nance William Owens

Compensation Discussion and Analysis

  Executive Summary

        This Compensation Discussion and Analysis ("CD&A") provides a discussion of the compensation philosophy and objectives that underlie our executive compensation program and how we evaluated and set our executives' compensation for 2010. This CD&A is intended to provide qualitative information concerning how 2010 compensation was earned by and awarded to our executive officers. Further, it identifies the most significant factors relevant to our 2010 executive compensation decisions as well as any relevant changes to our 2011 executive compensation program and gives context to the data presented in the tables included below in this Proxy Statement. The term "executive officers" means our senior executives who are all listed above under the heading "Executive Officers" and also includes Mr. Marshall. The term "named executive officers" means the five current executive officers identified in the table below.

Our Named Executive Officers

Named Executive Officer	Title
Colin Marshall	President, Chief Executive Officer and Director
Michael Barrett	Executive Vice President and Chief Financial Officer
Gary Rivenes	Executive Vice President and Chief Operating Officer
James Orchard	Senior Vice President, Marketing and Government Affairs
Bryan Pechersky	Senior Vice President and General Counsel

        Prior to the completion of the IPO, our employees, including our executives, were compensated by various entities related to Rio Tinto. Accordingly, our compensation programs, salary, bonus, equity and long-term incentive compensation effective for 2009 following the IPO were established by Rio Tinto with the assistance of Mercer (US) Inc. ("Mercer") and were reviewed by our Board in connection with the IPO.

        The Compensation Committee was formed at the IPO and held its first meeting in January 2010. The Compensation Committee believes that a mix of cash, equity and incentive elements most appropriately aligns our executive officers' compensation with stockholders' interests by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing long-term stockholder value. There should be a clear alignment between company and individual performance, and the compensation levels achieved by the executive officers.

        2010 was the first year in which Cloud Peak Energy operated as a stand-alone public company for an entire year. We delivered a strong first year as a new public company. Coal demand recovered from the lows of 2009 and our operations ran well, enabling us to produce some additional tonnage at low incremental costs in order to meet our customer demands. We improved safety performance year over year, with an MSHA All Injury Frequency Rate of 0.58, which is among the lowest of the top ten U.S. coal producers. We also continued our trend of no environmental violations under the Surface Mining Control and Reclamation Act (SMCRA) since October 2002.

        Our Asian exports increased to 3.3 million tons in 2010 from 1.6 million tons in 2009 as export demand increased. Further, we improved our forward sale position going into 2011. We faced some difficulties in 2009 with our customers being reluctant to enter into typical long-term contracts for coal purchases. However, during 2010, we were successful in normalizing our long-term contract position for future deliveries and entered 2011 with our expected production fully sold.

        Our marketing and operating strategies translated into strong financial performance in 2010. Key financial metrics, including EBITDA, revenues per ton, and cost per ton performed well against our budget targets. Additionally, the company implemented significant improvements in its reporting and control environment, including employing several key finance positions, making numerous policy and procedure changes, and upgrading our financial reporting function and documenting and testing our key internal controls to improve the effectiveness of our internal control over financial reporting. At December 31, 2010, management conducted an evaluation and concluded that the previous material weakness was fully remediated and no significant deficiencies were noted, which was a key component of our Annual Incentive Plan for 2010. Please see "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in the Form 10-K for a more detailed description of our fiscal year 2010 financial results.

        In addition to strong operational and financial performance throughout 2010, the company also achieved several major milestones during 2010. These included the completion of an exchange offering to register its senior notes with the SEC by CPE Resources in September, as well as the completion of the Secondary Offering, which resulted in Rio Tinto divesting 100% of its interest in CPE Resources in December 2010. The completion of the Secondary Offering resulted in the elimination of the overhang perceived by many investors due to Rio Tinto's ownership in CPE Resources. It also approximately doubled our publicly traded shares, and as a result, greatly improved our liquidity.

        The Compensation Committee took into account these strong company results and accomplishments in considering the executive officers' compensation levels, particularly the discretionary payout under the company's Annual Incentive Plan for 2010. As a result, the variable cash compensation component of the executive officers' compensation program under the Annual Incentive Plan, which is designed to reward positive performance and is described in more detail below, was a larger part of the overall cash compensation earned in 2010.

  Executive Compensation Philosophy and Objectives

        As part of the Compensation Committee's review of our 2010 and 2011 executive compensation programs, the Compensation Committee discussed the goals it wished to achieve in setting executive compensation. The executive compensation program is designed to reward our executive officers for their overall contribution to company performance, including the achievement of specific annual, long-term and strategic goals. The executive compensation program should also seek to align executive officers' interest with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing long-term stockholder value. Specifically, the program is designed to:

  •
  Retain and attract a highly competent, motivated team of employees appropriately aligned with the long-term interest of our shareholders;

  •
  Encompass safety and environmental stewardship as core elements of our compensation program;

  •
  Encourage behavior that will enhance both current year performance and long-term growth of shareholder value;

  •
  Target total compensation to be in a range around the 50th percentile of our peer group with the opportunity for enhanced compensation for superior company and individual performance;

  •
  Provide as part of our total compensation base salary, the opportunity for a cash bonus and, as appropriate, the opportunity for equity, linked to the long-term growth in total shareholder return;

  •
  Achieve minimum performance thresholds prior to any incentive compensation being earned;

  •
  Provide market competitive programs of health, welfare and retirement benefits to all employees on an equivalent basis;

  •
  Make equity ownership and retention guidelines for executives and directors a key component to ensure alignment with long-term shareholder interests.

        The Compensation Committee will continue to review our compensation philosophy on a periodic basis to judge whether the goals and objectives are being met, and what, if any, changes may be needed to the philosophy.

  Setting Executive Compensation

        At its January 2010 meeting, the Compensation Committee reviewed the executive compensation program in place at the end of 2009. During that meeting it established the 2010 performance criteria under the Annual Incentive Plan. The Compensation Committee then elected to retain the existing executive compensation program for 2010, in part because the executive compensation program was relatively new and the Compensation Committee was still establishing its own compensation practices and philosophies. Furthermore, the Compensation Committee decided to undertake a full review of the executive compensation program for 2011, and in June 2010, the Compensation Committee began its review of the 2010 compensation programs and practices to ensure that our executive officer and director compensation programs supported the company's compensation philosophy and overall corporate vision, and were appropriately aligned with our stockholders' interests and current market practices. As part of that review, it retained the independent executive compensation consultant Aon Hewitt. The Compensation Committee asked Aon Hewitt to conduct a comprehensive review of Cloud Peak Energy's 2010 executive officer compensation program in order to assist the Compensation Committee in determining whether any elements of the existing compensation program should be modified. Aon Hewitt's review included the following, at the Compensation Committee's request:

  •
  Total compensation plan review;

  •
  Peer group development;

  •
  Executive benchmarking of executive positions;

  •
  Outside director compensation benchmarking; and

  •
  Preparation and recommendations of measurements for annual bonus plan and long term incentive grants, advice and recommendation for long term incentive vehicles and grant sizes.

        Although the analysis provided by Aon Hewitt did not provide input specifically regarding the compensation programs in effect during 2010, it did provide the basis for executive officer compensation practices adopted by the Compensation Committee for 2011. Specifically, in connection with the 2011 executive officer compensation program, the Compensation Committee implemented benchmarking for its executive officers' total compensation to be in a range around the 50th percentile of its compensation peer group, and made changes to certain individual's compensation packages to bring the total direct compensation into alignment with this goal.

        The peer group in effect at the end of 2009 had been established at the time of the IPO in order to obtain a general understanding of current compensation practices and so that our post-IPO executive compensation program could be structured in a manner that is generally consistent with those of other companies of comparable size and industries. The Compensation Committee evaluated this peer group and determined that no changes were warranted for the 2010 compensation programs.

        However, the Compensation Committee reviewed the existing compensation peer group for relevancy, size and competitiveness against Cloud Peak Energy in relation to its review for the 2011 compensation program. Aon Hewitt assisted the Compensation Committee in this review by providing additional peer group companies for the Compensation Committee to consider based on a variety of criteria, including competition for executive talent, industry and industry-related peers, the size of the company in terms of asset base, revenue or market cap, and the availability of compensation data. The Compensation Committee considered the relative size of each of the companies in the new proposed compensation peer group in terms of both revenues and market cap and also considered whether the companies were in an industry which could be easily compared to Cloud Peak Energy's business model. The Compensation Committee also took into account whether Cloud Peak Energy's investors and analysts considered these companies competitors for purposes of their analyses of the Cloud Peak Energy's business.

        As a result of this review, the Compensation Committee approved a revised list of compensation peer group companies for the purpose of establishing the benchmarking targets for and annual review of the company's 2011 executive compensation program. A comparison of 2010 peer group against the 2011 compensation peer group is below:

2010 Peer Group	2011 Peer Group
Alliance Resource Partners	Alpha Natural Resources
Alpha Natural Resources	Arch Coal
Arch Coal	Atlas Energy
Consol Energy	Compass Minerals Intl
Foundation Coal Holdings	Consol Energy
International Coal Group	International Coal Group
James River Coal	James River Coal
Massey Energy	Massey Energy
Patriot Coal	Patriot Coal
Peabody Energy	Peabody Energy
Westmoreland Coal	Penn Virginia
SM Energy
Walter Energy

*
Italics denotes companies which are common as between the two peer groups.

   Key Elements of Our Executive Compensation Program

        The following table highlights the key elements of our 2010 executive compensation program and the primary purpose of each element. Each element set forth in the table below is discussed in further detail below in this CD&A.

Element	Objectives and Basis	Key Features
Base Salary	• Provide base compensation that is competitive for each role to reward and motivate individual performance.	• Targeted to be in a range around the 50th percentile of our compensation peer group. • Varies based upon individual skills, experience and other factors.
Annual Incentive Compensation (Cash Bonus)

•       Provide annual rewards for achieving annual operating, financial and personal performance objectives.

•       Align executive officers' interests with those of our stockholders by promoting strong annual results through maximizing revenue and operating efficiency.

•       Retain executive officers by providing market-competitive compensation.

•       Cash bonus based on company financial and safety targets.

•       A portion of the cash bonus is based on individual performance at the discretion of the Compensation Committee.

•       Can vary from 0% to 200% of the target amount.

Long-Term Incentive Awards (Equity)

•       Align executives' interests with stockholders' interests by linking part of each executive officer's compensation to long-term corporate performance.

•       Provide ownership opportunities which promote retention and enable us to attract and motivate our executive officers.

•       Retain executive officers through multi-year vesting of equity grants.

•       Targeted at a level that will provide total direct compensation (base + annual incentive + equity awards) in a range around the 50th percentile of our compensation peer group's total direct compensation.

•       Utilizes different equity types, including stock options and restricted stock to balance the multiple objectives.

•       Long-term equity awards generally vest 100% at the end of a three-year period.

  Base Salary

        We provide our executive officers with a level of base salary in the form of cash compensation which we intend to be appropriate in light of their roles, experience, skill level and responsibilities within our organization. The Compensation Committee intends to review annually the base salary levels of our executive officers as part of its performance review process. During its review of base salaries for 2010, the Compensation Committee considered each executive officer's role in the company, compared to his base salary established at the IPO, and determined that the base salary levels were generally consistent with these roles and were appropriate for 2010. In connection with its review for 2011 base salaries, the Compensation Committee, with the assistance of Aon Hewitt, considered the following additional elements with respect to the individual base salary levels for each of our executive officers:

  •
  market data of our compensation peer group and survey data of broader industry and other similar companies;

  •
  an internal review of each executive officer's compensation, both individually and relative to other executive officers; and

  •
  the individual performance of the executive officer.

        Based on the Compensation Committee's review of the company's strong performance during 2010 and the executive officers' salaries relative to the market data presented by Aon Hewitt, the Compensation Committee determined that the salaries of Messrs. Marshall and Rivenes would each be increased by $50,000 annually. All other executive officer salaries were unchanged for 2011.

Name	2010 Annual Salary	2011 Annual Salary
Colin Marshall	$650,000	$700,000
Gary Rivenes	$375,000	$425,000

  Annual Incentive Compensation

        Our Annual Incentive Plan has one-year performance periods. Awards under the plan are paid based on actual performance against pre-established company and personal performance targets that are approved in advance by the Compensation Committee. In accordance with the plan, annual incentive compensation is determined after the completion of each fiscal year and is based on operational and financial performance during the year, as well as personal performance measurements.

        The target bonus percentage amounts ("target") under the Annual Incentive Plan awards for 2010 were based on a multiple of each executive's base salary for 2010. In its review of the 2010 executive compensation program, the Compensation Committee determined that no changes to the target multiple were necessary for the 2010 compensation program since the target in effect for each executive officer at the end of 2009 was still appropriate. After consulting with Aon Hewitt and considering the market data provided by Aon Hewitt, the Compensation Committee determine no changes to the target multiple were needed with regard to the 2011 compensation program.

        The following table provides the 2010 target multiple, as well as theoretical payments which could have been made upon the achievement of a threshold, objective or maximum award determination. The table also provides for comparison purposes the actual award each of the named executive officers earned during 2010.

Name	2010 Target Award (% of Base Salary)	2010 Threshold Award (50% of Target Award) ($)	2010 Objective (100% of Target Award) ($)	2010 Maximum Award (200% of Target Award) ($)	Actual 2010 Award ($)
Colin Marshall	100	325,000	650,000	1,300,000	1,202,500
Michael Barrett	75	140,625	281,250	562,500	562,500
Gary Rivenes	75	140,625	281,250	562,500	523,200
James Orchard	60	90,000	180,000	360,000	333,000
Bryan Pechersky	60	90,000	180,000	360,000	311,500

        The measurement objectives for the plan were established at the beginning of 2010 by the Compensation Committee. There are three components that determined 2010 awards under the Annual Incentive Plan: EBITDA, safety and a discretionary component for personal performance. Although personal performance is discretionary at the sole determination of the Compensation Committee, with respect to the senior executive officers other than the CEO, the CEO provided his recommendations for these amounts to the Compensation Committee for its consideration.

        A multiplier was applied to the total based on whether we identified any significant deficiencies or material weaknesses with respect to our internal controls over financial reporting applied for the first time in 2010 under the Sarbanes-Oxley Act of 2002 ("SOX Multiplier"). In no event would the multiplier cause the actual result to be more than 200% of the target award. The objectives for the EBITDA and safety components as well as the SOX Multiplier, including actual results achieved for each component for 2010, are shown in the following table:

Metric	Threshold	Objective	Maximum	Actual 2010 Result
EBITDA(4)	$216 million	$268 million	$323 million	$311 million
Safety (AIFR)(5)	0.77	0.62 (+ zero fatalities)	0.46 (+ zero fatalities)	0.52
SOX Multiplier (CFO)	50%(1)	100%(2)	125%(3)	125%
SOX Multiplier (All other NEOs)	75%(1)	100%(2)	110%(3)	110%

(1)
Material Weakness Identified

(2)
No Material Weakness Identified

(3)
No Significant Deficiencies

(4)
Refer to our Form 10-K for additional information regarding EBITDA.

(5)
See below for a discussion of the differences between our AIFR calculation for the Annual Incentive Plan compared to the MSHA methodology.

        In setting the company performance objectives for 2010, the Compensation Committee considered a variety of factors, including (i) the importance of safety in the company's employee culture and continuous improvement in the company's safety record, (ii) the establishment of the company's first EBITDA target as a stand-alone company, historical results of operations and incentivizing the executive officers to meet and exceed the established EBITDA target, (iii) the importance to the company of complying with Section 404 of the Sarbanes-Oxley Act of 2002 and whether the results of such efforts should be an element of the 2010 annual incentive award, and (iv) the importance to the Compensation Committee to attach an element of the annual incentive award to the performance of the named executive officers during 2010.

        To set the EBITDA objectives, the Compensation Committee, considering the recommendation of management, used EBITDA as established in the 2010 annual budget for the company, which was approved by the Board in January 2010. Management applied a sensitivity analysis to the key business drivers of EBITDA. This sensitivity analysis sought to identify opportunities and risks for each of the key business drivers to establish the threshold and maximum EBITDA targets. Key business drivers included sales volumes, coal prices and operating costs, including diesel fuel, labor and explosives costs. 2010 EBITDA results were better than the 2010 objective primarily due to increased sales volumes from better-than-expected market conditions and increased export demand for our coal.

        In establishing our safety objectives for 2010, the Compensation Committee, considering the recommendation of management, used a rolling three-year average of our all injury frequency rate (AIFR) to establish the safety threshold. Objective and maximum levels were established by reducing the threshold number by 20% and 40%, respectively. We calculate our AIFR on the same methodology used to report monthly to the Mine Safety and Health Administration (MSHA), which is calculated by multiplying the number of reportable injuries times 200,000, divided by the total number of hours of employee exposure. The number we report to MSHA is required to only include the employees at our three owned and operated mines and does not include contractors or employees at our non-mine sites. However, the safety number we use for our Annual Incentive Plan is based on all our employees and includes contractors. As such, our number for purposes of our Annual Incentive Plan target is usually different than the MSHA number we report publicly. During 2010, we calculated an AIFR of 0.52, compared to a 0.58 reported by MSHA. The difference is due to the increased number of total hours of employee exposure because of the inclusion of all our employees and contractors, and is also positively impacted by the fact that these additional employees and contractors had very few reportable injuries during 2010.

        The following table provides a quantitative supplemental breakdown of the three components that make up the named executive officers' actual 2010 award under our Annual Incentive Plan. Both the dollar amount of the award and the award as a percentage of each named executive officer's target are displayed for each component.

	EBITDA Weighting: 60% Result as % of Target: 179%	SAFETY Weighting: 20% Result as % of Target: 164%	DISCRETIONARY PERSONAL PERFORMANCE Weighting: 20%
	Dollar Amount of Award	Dollar Amount of Award	Result as % of Target	Dollar Amount of Award	Total Performance Score	Subtotal 2010 Award	Multiplier for SOX Compliance	TOTAL 2010 AWARD	TOTAL PERFORMANCE MULTIPLE
Colin Marshall	$698,100	$213,200	135%	$181,882	168%	$1,093,182	110%	$1,202,500	185%
Michael Barrett	$302,063	$92,250	135%	$55,687	168%	$450,000	125%	$562,500	200%
Gary Rivenes	$302,063	$92,250	140%	$81,324	169%	$475,636	110%	$523,200	186%
James Orchard	$193,320	$59,040	135%	$50,367	168%	$302,727	110%	$333,000	185%
Bryan Pechersky	$193,320	$59,040	120%	$30,822	165%	$283,182	110%	$311,500	182%

  Long-Term Equity-Based Awards

        The Cloud Peak Energy Inc. 2009 Long-Term Incentive Plan (the "LTIP") provides for the grant of a variety of equity-based awards, including share based awards and options, and performance contingent awards. The LTIP is intended to promote our long-term success and increase long-term stockholder value by attracting, motivating and retaining our non-employee directors, officers and employees. Additionally, to better align our executive officers' long-term interests with those of our stockholders, the LTIP does not allow for the repricing of stock options once they are awarded unless approved by our stockholders.

        We intend for a significant portion of our total compensation provided to our executive officers to consist of equity-based compensation. Previously, the Board had awarded a mix of non-qualified stock options and restricted stock in connection with the IPO. Because the size of the IPO equity awards was 300% of the executive's LTIP target multiple, no equity awards were granted during 2010, other than for Mr. Pechersky, who joined the company in January 2010 and therefore did not receive an IPO equity award in 2009.

        For 2011, the Compensation Committee elected to award a mix of non-qualified stock options, shares of restricted stock and performance share units to accomplish several objectives, including

  •
  providing an incentive for our executive officers to grow long-term stockholder value;

  •
  providing an incentive for our executive officers to preserve long-term stockholder value and avoid excessive risks; and

  •
  positively impacting executive officer retention.

        Equity Award Material Terms—As determined by the Compensation Committee, stock options have a fixed term (subject to a 10 year maximum) after which they will not be exercisable. Stock options and restricted stock vest on the basis of time as determined by the Compensation Committee, which is three years in the case of all awards granted to-date. As provided by the relevant award agreements and employment agreements, any accelerated vesting of LTIP awards in connection with a change in control would occur if the named executive officer was terminated within two years of a change in control event without cause or for good reason. Otherwise, accelerated vesting upon a change in control would only take place at the discretion of the Compensation Committee.

        Our performance share units require a minimum relative stock performance to our performance peer group, provided the company has a positive total shareholder return for the performance period. Performance share units are intended to provide market-competitive compensation to our executive officers. The performance conditions are established by the Compensation Committee at the outset of the performance period, which is three years in the case of awards granted in 2011. Prior to 2011, no performance awards had been granted to any employee. Awards will vest at target if the company's total shareholder return for the three year performance period is at least at the median level of the performance peer group total shareholder return. Awards can vest at an enhanced percentage of the target award in the case of performance above targeted levels (up to 200%). Likewise, no award would be earned if performance falls below a threshold level, or if the company has a negative total stockholder return for the performance period.

        Performance Peer Group—In connection with the award of performance share units in 2011, the Compensation Committee established a separate performance peer group against which the company's total shareholder return could be measured. The Compensation Committee asked Aon Hewitt to assist in developing a performance peer group, and, together with Aon Hewitt, the Compensation Committee looked at the addition of oil and gas companies, taking into account that this industry, particularly those companies with a focus on natural gas production, is generally considered a direct competitor to the coal industry and often shares our customer base. The Compensation Committee considered the relative size of the proposed companies, as well as the overall mix of coal and oil and gas companies in the performance peer group. In January 2011, the Compensation Committee approved the following performance peer group:

Performance Peer Group

Alliance Resource Partners
Alpha Natural Resources
Arch Coal
Berry Petroleum
Cabot Oil & Gas
 Consol Energy
EQT Corp.
Forest Oil Corp.
 International Coal Group
James River Coal
Massey Energy
Newfield Exploration Co.
Noble Energy
 Patriot Coal
Peabody Energy
Penn Virginia
Sandridge Energy
 SM Energy
Walter Energy
Whiting Petroleum Corp.

*
Italics denotes companies which are common as between the performance and compensation peer groups.

        Equity Awards for 2010 and 2011—For 2010, none of the executive officers, other than Mr. Pechersky, received an award under the LTIP. The 2010 executive compensation program did not provide for LTIP equity awards in 2010 because the executive officers had received large awards in connection with the IPO. However, Mr. Pechersky joined Cloud Peak Energy in January 2010, less than two months after the completion of the IPO. As such, the Compensation Committee determined to provide him with an award at the same level as the IPO awards previously granted to the other executive officers. Accordingly, Mr. Pechersky's 2010 LTIP awards were based on an award equal to 300% of his established LTIP target. The executive compensation program established prior to the IPO further provided for a reduced award in the form of performance shares in 2011, which would have been 50% of the executive officer's target multiple.

        During its 2011 executive compensation program review, the Compensation Committee reviewed the target multiples for each executive officer, as well as the pre-IPO expectation for a reduced size of the 2011 LTIP award. With the assistance of Aon Hewitt, the Compensation Committee specifically considered the following elements:

  •
  market data of our compensation peer group;

  •
  the size of grants awarded by companies that were recently spun off into public companies, similar to Cloud Peak Energy;

  •
  an internal review of each executive officer's compensation, both individually and relative to other executive officers; and

  •
  the individual performance of the executive officer.

        Upon the completion of its review, the Compensation Committee implemented certain changes to the LTIP awards for the 2011 executive compensation program. These changes were based on, among other considerations:

  •
  review by the Compensation Committee of the company's strong performance during 2010;

  •
  our desire to continue to align the executive officers' compensation with our stockholders' interests; and

  •
  executive officers' current equity position and future award potential relative to the market data presented by Aon Hewitt.

        The Compensation Committee also reviewed market data presented by Aon Hewitt related to comparable initial public offerings by third parties in recent years. The Compensation Committee specifically considered the size of the initial equity awards as well as award sizes for subsequent years at these other companies to determine whether reduced 2011 awards for our executive officers would be appropriately sized. As a result of its review and after consultation with Aon Hewitt, the Compensation Committee implemented the following changes to the 2011 LTIP awards for the executive officers:

  •
  awarded 100% of the target multiple for 2011;

  •
  revised the structure of the awards from 100% performance shares in 2011 to a combination of stock options, restricted stock awards and performance share units; and

  •
  increased the target multiples for Messrs. Barrett, Rivenes and Orchard to align them with the market data provided by Aon Hewitt.

        The following table provides a comparison of target multiples between the 2010 and 2011 executive compensation programs for each of the named executive officers:

Name	2010 Target as % of base salary	2011 Target as % of base salary
Colin Marshall	300	300
Michael Barrett	150	200
Gary Rivenes	150	200
James Orchard	100	150
Bryan Pechersky	100	100

        Clawback Feature—Section 954 of the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") requires the SEC to direct national securities exchanges to prohibit the listing of any security of an issuer that fails to develop and implement a clawback policy to recover certain incentive-based compensation in the event of a financial restatement due to material non-compliance with any financial reporting requirement. Beginning with the 2011 equity grants, the Compensation Committee introduced a provision into its equity grant agreements whereby the equity grants to executive officers are subject to any clawback policies the company may adopt which may result in the reduction, cancellation, forfeiture or recoupment of such grants if certain specified events occur, including, but not limited to, an accounting restatement due to the company's material noncompliance with financial reporting regulations. Although the company has not yet adopted such a policy, it anticipates doing so upon promulgation of final rules and is continuing to monitor the relevant laws and regulations regarding clawback policies. The SEC indicated that it anticipates that it will propose rules under Section 954 of the Dodd-Frank Act at some time between August 2011 and December 2011. The SEC will likely adopt the final rules in 2012.

        Stock Ownership Guidelines—In January 2011, the Compensation Committee established stock ownership guidelines for our executive officers and certain other employees. These guidelines reinforce the importance of aligning the interests of our executive officers with the interests of our stockholders. The guidelines are expressed in terms of the value of their equity holdings as a multiple of each named executive officer's base salary, as follows:

Name	Stock Ownership Guideline
Colin Marshall	5X Base Salary
Michael Barrett	3X Base Salary
Gary Rivenes	3X Base Salary
James Orchard	2X Base Salary
Bryan Pechersky	2X Base Salary

        Equity interests that count toward the satisfaction of the ownership guidelines include stock owned outright by the employee or jointly owned, unvested restricted stock or stock units, and, to the extent provided, stock owned in a company-sponsored retirement plan. Although the employees are not subject to a minimum number of years in which to achieve their ownership goals, they are generally prohibited from selling or transferring any stock granted by the company that would cause them to drop below their ownership guideline level. Each of the named executive officers currently meets or exceeds the applicable guidelines as set forth in the table above based upon the closing price of the company's stock on December 31, 2010 of $23.23 and each named executive officer's applicable salary as of that date.

        Additionally, we previously instituted stock ownership guidelines for our non-employee directors. For information regarding these guidelines, please see "Director Compensation" below.

   Other Benefits

        Retirement and Health and Welfare—We offer the same types of retirement, health and welfare benefits to all of our employees, including to our executive officers, as part of our total executive compensation package. Our programs are designed to be competitive and cost-effective. It is our objective to provide core benefits, including medical, retirement, life insurance, paid time off and holidays, to all our employees and executive officers. Benefits programs are reviewed on a periodic basis by comparing against the relevant peer group companies, reviewing published survey information, and obtaining advice from various independent benefits consultants.

        Our executive officers and other employees participate in our tax-qualified defined contribution pension plan, which we refer to as the Profit Sharing Plan. The Profit Sharing Plan is designed to attract and retain key talent by providing our executive officers and other employees with a competitive retirement program through our tax-qualified 401(k) plan. We also offer a retiree medical plan that is designed to provide retiree medical benefits for our executive officers and other employees once they reach age 55 and have 10 years of continuous service combined with Rio Tinto and us.

        In March 2011, we began offering a non-qualified deferred compensation program ("NQDC Program") to the executive officers and select other high-level employees. The NQDC Program was put in place to continue our efforts to remain competitive with our benefit programs and is designed to allow the deferral of pre-tax compensation in excess of the limits imposed by the Internal Revenue Service under our 401(k) and profit sharing plans. Participants are eligible to defer up to 80% of their base salary and 100% of their Annual Incentive Plan bonus award earned during the year. Similar to our 401(k) plan, participants are eligible to receive a company match of up to 6% of their deferrals. The NQDC Program also provides a company contribution consistent with the design of our Profit Sharing Plan.

        Employment Agreements—In connection with the IPO, we entered into employment agreements with our executive officers other than Mr. Pechersky, with whom we entered an employment agreement following his hiring in 2010. These employment agreements provide assurances as to position, responsibility, location of employment and certain compensation terms, which, if breached, would constitute "good reason" to terminate employment with us. Each agreement is structured to have a term of three years that, commencing at the end of such three year period and each year thereafter, will extend automatically for one year unless advance written notice by either party is provided. In addition, the agreements provide for:

  •
  Specified base salaries.

  •
  Participation in all of our employee benefit plans on the same basis as our other senior management.

  •
  Termination benefits, including, in specified circumstances, severance payments.

  •
  Annual bonuses pursuant to our Annual Incentive Plan and grants pursuant to our LTIP, including stock options, restricted stock and performance share units.

        We have not entered into separate severance agreements with our executive officers and instead rely on the terms of the executive's employment agreement and/or LTIP award agreements to dictate the terms of any severance and change in control arrangements. Our employment agreements do not provide for accelerated or enhanced cash payments or health and welfare benefits upon a change in control, but do provide for such payments upon the termination of the executive's position for "good reason" or "without cause", which are defined in the employment agreement and described in more detail in "Potential Payments Upon Termination or Change in Control" below. The payout levels and triggering events in the agreements were continued following the IPO after consideration by the Compensation Committee. Each of the executive officer's LTIP award agreements set forth acceleration terms in the event of a termination within two years of a change in control or termination of the executive's position for good reason or without cause. Additional information regarding these severance terms is set forth below under, "Potential Termination and Change in Control Benefits Tables."

        Perquisites—It is our policy to not grant perquisites to our named executive officers as a matter of good practice, although the Compensation Committee reserves the right to grant perquisites if it feels doing so furthers its compensation goals and objectives.

  Tax Deductibility of Executive Compensation

        Pursuant to Section 162(m) of the Internal Revenue Code, certain compensation paid to executive officers in excess of $1 million is not tax deductible, except to the extent it constitutes performance-based compensation. Due to transition relief available under Section 162(m) for new public companies, compensation attributable to awards under our LTIP and Annual Incentive Plan made during the applicable relief period will be exempt from the deduction limitation under Section 162(m). As a result, a significant portion of our overall executive compensation should satisfy the requirements for deductibility under Section 162(m) during this transition period. At the same time, the Compensation Committee considers its primary goal to design compensation strategies that further the best interests of our stockholders. In certain cases, it may determine that the amount of tax deductions lost is not significant when compared to the potential opportunity a compensation program provides for creating long-term stockholder value. The Compensation Committee therefore retains the ability to evaluate the performance of our executive officers and to pay appropriate compensation, even if some of it may be non-deductible.

Review of and Conclusion Regarding All Components of Executive Compensation

        The compensation elements for our named executive officers were established by Rio Tinto in anticipation of the IPO, in consultation with its independent compensation consultant. The Compensation Committee undertook an initial review of the compensation program during its first meeting in 2010 and determined, given the circumstances at the time, that it would not alter the compensation program put in place by Rio Tinto only months prior. Rather, the Compensation Committee set the metrics for the Annual Incentive Plan award for 2010, and determined to, and did, complete a thorough and comprehensive review of the 2010 compensation program for opportunities to enhance or fine-tune elements of our compensation programs for implementation in 2011. Overall, the Compensation Committee finds the named executive officers' total compensation to be fair, reasonable and consistent with the company's executive compensation philosophy.

Important Note Regarding Compensation Tables

        The following compensation tables in this Proxy Statement have been prepared pursuant to SEC rules. Although some amounts (e.g., salary, bonus and non-equity incentive plan compensation) represent actual dollars paid to an executive, other amounts are estimates based on certain assumptions about future circumstances (e.g., payments upon termination of an executive's employment) or they may represent dollar amounts recognized for financial statement reporting purposes in accordance with FASB ASC Topic 718, but do not represent actual dollars received by the executive (e.g., dollar values of stock awards and option awards). The footnotes and other explanations to the Summary Compensation table and the other tables herein contain important estimates, assumptions and other information regarding the amounts set forth in the tables and should be considered together with the quantitative information in the tables.

 Executive Compensation Tables

Summary Compensation Table

        The following table sets forth information regarding compensation earned for 2010 by our named executive officers:

  •
  Colin Marshall, President and Chief Executive Officer

  •
  Michael Barrett, Executive Vice President and Chief Financial Officer

  •
  Gary Rivenes, Executive Vice President and Chief Operating Officer

  •
  James Orchard, Senior Vice President, Marketing & Government Affairs

  •
  Bryan Pechersky, Senior Vice President and General Counsel

Name and Principal Position	Year (1)	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)		All Other Compensation ($)(10)	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)		(i)	(j)
Colin Marshall(11)	2010	650,000	—	—		—	1,202,500	—		44,384	1,896,884
President and CEO	2009	412,273	387,537	3,437,306		3,314,970	298,500	780,094		184,970	8,815,650
	2008	359,553	197,297	589,649	(8)	—	282,329	—	(9)	133,296	1,562,124
Michael Barrett	2010	374,999	—	—		—	562,500	—		72,433	1,009,932
Executive Vice	2009	219,750	186,990	911,585		951,922	151,800	—		184,646	2,606,513
President and Chief	2008	188,537	91,875	71,572	(8)	—	110,612	—		115,434	578,030
Financial Officer
Gary Rivenes	2010	374,999	—	—		—	523,200	—		25,014	923,213
Executive Vice	2009	240,897	156,262	1,059,156		961,872	157,200	44,497		17,155	2,637,039
President and Chief	2008	220,000	82,013	56,737	(8)	—	99,936	22,865		17,626	499,177
Operating Officer
James Orchard	2010	299,998	—	—		—	333,000	—		52,791	685,790
Senior Vice President,	2009	199,260	161,875	516,005		515,186	85,800	55,468		34,000	1,567,594
Marketing and	2008	177,211	97,125	71,513	(8)	—	103,896	21,296		28,765	499,806
Government Affairs
Bryan Pechersky(12)	2010	282,691	75,000	449,987		498,924	311,500	—		64,392	1,682,494
Senior Vice President and
General Counsel

(1)
For 2009, amounts include the portion of the named executive officer's compensation paid by Rio Tinto prior to the IPO and the portion of the named executive officer's compensation paid directly by Cloud Peak Energy following the IPO. For 2008, all compensation amounts shown were paid by Rio Tinto.

(2)
In 2010 Mr. Pechersky received a one-time lump sum cash payment related to his commencement of employment with the company. Amounts shown for 2009 and 2008 represent amounts earned and paid by Rio Tinto under a retention program put in place for continued employment since December 2007. In accordance with the terms of the retention program, the executives received a payment in July 2008 and a second payment in July 2009. Amounts also include payment of a "completion" bonus which were payable at Rio Tinto's discretion upon the completion of the IPO, which was paid to the executives in March 2010. The details of the amounts paid in 2009 for each of the named executive officers under these bonus plans are as follows: Mr. Marshall: $197,297 under the Retention Program, $190,240 completion bonus; Mr. Barrett: $97,875 under the Retention Program, $89,133 completion bonus; Mr. Rivenes: $82,012 under the Retention Program, $74,250 completion bonus; and Mr. Orchard: $97,125 under the Retention Program, $64,750 completion bonus.

(3)
The fair value of stock awards was based on the market price of shares at the grant date. Further details of the methods and assumptions used for these awards are included in Note 15 of the Notes to Consolidated Financial Statements included in the company's Form 10-K.

(4)
The value of option awards has been determined in accordance with the recognition and measurement requirements of FASB ASC Topic 718. The fair value of options was based on the market price of shares at the grant date. Further details of the methods and assumptions used for these awards are included in Note 15 of Notes to Consolidated Financial Statements included in the company's annual report on Form 10-K.

(5)
For 2010, the amounts shown represent payments earned by each named executive officer under our Annual Incentive Plan. For 2009 and 2008, the amounts were earned by each named executive officer under a short-term incentive plan administered by Rio Tinto.

(6)
Messrs. Marshall and Rivenes were paid a portion of their 2008 short-term incentive plan awards as shares of Rio Tinto's common stock.

(7)
Amounts shown for 2009 and 2008 represent the total change in the present actuarial value of the accumulated benefit under Rio Tinto's defined benefit pension plans. Colin Marshall's accumulated benefits were translated into U.S. dollars based on an exchange rate of $1.67920 / £1 at December 31, 2009 and $1.4445 / £1 at December 31, 2008.

(8)
Expenses reversed pursuant to FAS123(R) of $(303,664), $(1,865), $(8,262) and $(159,130) for cash-settled awards under Rio Tinto equity plans due to declines in stock price were excluded for Messrs. Marshall, Barrett and Rivenes, respectively, as no expense for these awards was previously reported in this Summary Compensation Table.

(9)
Mr. Marshall's change in pension value under his Rio Tinto-sponsored pension plan from December 31, 2007 as compared to December 31, 2008 was $(404,391).

(10)
The amounts shown with respect to 2010 are more fully described in the All Other Compensation table included below.

(11)
Mr. Marshall does not receive compensation for his service on the Board.

(12)
Mr. Pechersky began his employment with the company in January 2010.

  All Other Compensation

Name	Company Contrib. to 401(k) Plan	Company Contrib. to Pension Plans	Relocation Reimbursement	Other(1)	Total
Colin Marshall	$9,900	$11,100	$23,054	$330	$44,384
Michael Barrett	$14,700	$10,146	$36,970	$10,617	$72,433
Gary Rivenes	$14,700	$9,984	$—	$330	$25,014
James Orchard	$14,700	$12,126	$25,635	$330	52,791
Bryan Pechersky	$13,661	$14,700	$36,030	$—	64,392

(1)
As to each named executive officer other than Mr. Pechersky, includes $130 for quarterly safety awards, and $200 for participation in the company's wellness program. As to Mr. Barrett, also includes $3,771 for expatriate benefits consisting of earnings generated as a result of an exchange rate lock-in under his employment contract with Rio Tinto, and $6,616 related to a short-term incentive plan contribution to which Mr. Barrett was entitled under his employment with Rio Tinto.

  Grants of Plan Based Awards

  LTIP Awards

        In the year ended December 31, 2010, the company did not make any equity awards to the named executive officers other than Mr. Pechersky, who joined the company in January 2010. Mr. Pechersky received a restricted stock award and a non-qualified stock option award. These awards vest solely on the basis of time and are scheduled to vest as to 100% on March 3, 2013, contingent upon Mr. Pechersky's continued employment with us.

  Annual Incentive Plan Awards

        In the year ended December 31, 2010, each of our named executive officers was granted a cash bonus under our Annual Incentive Plan. The amount of this bonus was determined as a percentage of each executive's base salary and subject to the achievement of certain company and personal performance measurements. The Threshold, Target and Maximum amounts show below assume payment in full in cash.

        The following table illustrates grants of plan based awards as of December 31, 2010 under the Cloud Peak Energy plan:

							All Other Option Awards: Number of Securities Underlying Options (#) (j)(4)
			Estimated Future Payouts Under Non-Equity Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)(3)		Exercise or Base Price of Option Awards ($/Sh) (k)(5)	Grant Date Fair Value of Stock and Option Awards ($)(l)(6)
Name (a)	Type of Award(1)	Grant Date (b)	Threshold ($)	Target ($)	Maximum ($)
Colin Marshall	AIP		325,000	650,000	1,300,000
Michael Barrett	AIP		140,625	281,250	562,500
Gary Rivenes	AIP		140,625	281,250	562,500
James Orchard	AIP		90,000	180,000	360,000
Bryan Pechersky	AIP		90,000	180,000	360,000
	LTIP	3/3/2010				27,777	53,418	16.20	948,912

(1)
Type of Award:
AIP = Cash payment under the Annual Incentive Plan
LTIP = Equity award under the Long Term Incentive Plan

(2)
The amounts included reflect the threshold, objective and maximum payment levels, respectively, under the Annual Incentive Plan and are cash payments. For actual amounts earned by our named executive officers for 2010, see "—Compensation Discussion and Analysis—Key Elements of Our Executive Compensation Program."

(3)
Represents a restricted stock award granted pursuant to the LTIP, which is scheduled to vest on March 3, 2013, subject to Mr. Pechersky's continued employment with us.

(4)
Represents a non-qualified stock option granted pursuant to the LTIP, which is scheduled to vest on March 3, 2013, subject to Mr. Pechersky's continued employment with us.

(5)
Represents the exercise price of options shown under column (j) for Mr. Pechersky. Restricted stock awards shown under column (i) do not have an exercise price.

(6)
Grant date fair value of restricted stock and option awards is based on the closing price of the company's stock on the date of grant.

  Outstanding Equity Awards at Year End

        Through 2010, we awarded stock options and restricted stock under our LTIP. Please refer to the Grants of Plan Based Awards table above for a description of these types of equity awards.

        The table below sets forth information regarding outstanding equity awards held at the end of 2010 by our named executive officers.

						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)
Name (a)				Option Exercise Price ($)(5) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6) (h)
Colin Marshall						200	(3)	4,646
		367,924	(1)	15.00	11/20/2019
						195,000	(3)	4,529,850
Michael Barrett						200	(3)	4,646
		106,132	(1)	15.00	11/20/2019
						56,250	(3)	1,306,688
Gary Rivenes						200	(3)	4,646
		106,132	(1)	15.00	11/20/2019
						56,250	(3)	1,306,688
James Orchard						200	(3)	4,646
		56,603	(1)	15.00	11/20/2019
						30,000	(3)	696,900
Bryan Pechersky		53,418	(2)	16.20	3/3/2020
						27,777	(4)	645,260

(1)
This non-qualified stock option will vest on November 20, 2012, subject to the continued employment of the named executive officer.

(2)
This non-qualified stock option will vest on March 3, 2013, subject to the continued employment of the named executive officer.

(3)
This restricted stock award will vest on November 20, 2012, subject to the continued employment of the named executive officer.

(4)
This restricted stock award will vest on March 3, 2013, subject to the continued employment of the named executive officer.

(5)
Amounts shown are based upon the closing market price of Cloud Peak Energy's common stock as of the date of grant.

(6)
Amounts shown are based upon the closing market price of Cloud Peak Energy's common stock as of the date of grant.

  Option Exercises and Stock Vested

        Our LTIP was approved in November 2009. Prior to that, Cloud Peak Energy did not grant any share based awards to any of its named executive officers. Prior to 2011, we granted only time-vested awards under the LTIP. As a result, none of the outstanding awards held by the named executive officers were eligible for exercise or otherwise vested during 2010.

  Pension Benefits

        Cloud Peak Energy provides retirement benefits through a defined contribution benefit plan, also called our Profit Sharing Plan. In addition, in 2011, we began offering the NQDC Program to our executive officers and certain other employees. Because the NQDC Program was implemented in March 2011, there were no outstanding contributions for any of the named executive officers at December 31, 2010.

  Potential Payments Upon Termination or Change in Control

        Our named executive officers are entitled to payments and benefits upon a termination of employment under certain circumstances and, in certain limited cases, following a future change in control. These potential payments and benefits may be provided pursuant to the terms of their employment agreements with us and/or the LTIP award agreements, although the employment agreements make no distinction for a change in control event in the case of any cash or health and welfare benefit awards.

        The following paragraphs describe the termination entitlements under the terms of our employment agreements with each of Mr. Marshall and our other named executive officers. The subsequent tables also describe future potential benefits in connection with a change in control, as provided in the LTIP award agreements.

  Colin Marshall

        If Mr. Marshall resigns for "good reason" or is terminated "without cause", he will be entitled to receive as severance, in addition to any amounts earned and unpaid through the date of termination (x) a lump sum payment equal to two (2) times the sum of (A) his base salary and (B) his target annual bonus under our Annual Incentive Plan for the year of termination and (y) a pro rata annual bonus to be calculated based on the company's actual performance at the end of the performance year and reduced by an amount equal to the number of days actually worked, divided by 365. Mr. Marshall is also entitled to the continuation of medical benefits on the same terms as active employees for 18 months (or until such time as Mr. Marshall becomes eligible for medical benefits from a subsequent employer that are at least equal to those provided by us) and such payments will be in lieu of our COBRA obligations. As a condition to receiving the salary continuation and continuation of medical benefits, Mr. Marshall must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below. If Mr. Marshall's employment terminates due to death or disability, other than amounts earned and unpaid through the date of termination, he or his estate will only be entitled to the pro rata bonus for the year of such termination plus the amounts due him or his estate from his elected benefits.

        His employment agreement requires Mr. Marshall to abide by a perpetual restrictive covenant relating to non-disclosure. The agreement also includes covenants relating to non-solicitation and non-competition during Mr. Marshall's employment term and until the one year period following the termination of his employment.

  Other Named Executive Officers

        If any of our other named executive officers resign for "good reason" or is terminated without "cause," he will be entitled to receive as severance, in addition to any amounts earned and unpaid through the date of termination, (x) a lump sum payment equal to one (1) times the sum of (A) base salary and (B) his target annual bonus under our Annual Incentive Plan for the year of termination and (y) a pro rata annual bonus to be calculated based on the company's actual performance at the end of the performance year and reduced by an amount equal to the number of days actually worked, divided by 365. In addition, such other named executive officer is also entitled to the continuation of medical benefits on the same terms as active employees for 12 months (or until such time as the executive becomes eligible for medical benefits from a subsequent employer) that are at least equal to those provided by us and such payments will be in lieu of our COBRA obligations. As a condition to receiving the salary continuation and continuation of medical benefits, the named executive officer must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below. If a named executive officer's employment terminates due to death or disability, other than amounts earned and unpaid through the date of termination, he or his estate will only be entitled to the pro rata bonus for the year of such termination, plus the amounts due him or his estate from his elected benefits.

        The employment agreements require each named executive officer to abide by a perpetual restrictive covenant relating to non-disclosure. The agreements also include covenants relating to non-solicitation and non-competition during the employment term until the one year period following the termination of employment.

  Certain Definitions

        For the purposes of the employment agreements and LTIP awards, "cause" generally means (1) any conviction of, or plea of guilty or nolo contendere to (x) any felony (except for vehicular-related felonies, other than manslaughter or homicide) or (y) any crime (whether or not a felony) involving dishonesty, fraud, or breach of fiduciary duty; (2) willful misconduct by the executive in connection with the performance of services to us; (3) ongoing failure or refusal after written notice to faithfully and diligently perform the usual and customary duties of his employment; (4) failure or refusal to comply with our reasonable written policies, standards and regulations; or (5) a material breach by the executive of any terms related to his employment in any applicable agreement. "Good Reason" generally means (1) a material breach by us of any of the covenants in the employment agreement, (2) any material reduction in the base salary and, in the case of Mr. Marshall, any material reduction in the target participation levels in our incentive plans, (3) the relocation of the executive's principal place of employment that would increase the executive's one-way commute by more than seventy-five miles or (4) a material diminution in the executive's authority, duties, or responsibilities.

  Potential Termination and Change in Control Benefits Tables

        The table below under this heading illustrates an estimated amount of compensation or other benefits potentially payable to each of our named executive officers that are triggered upon termination of such executive's employment under various scenarios. Any amount ultimately received will vary based on a variety of factors, including the reason for such executive's termination of employment, the date of such executive's termination of employment, and the executive's age upon termination of employment. The amounts shown assume that such termination was effective as of December 31, 2010, and, therefore, are estimates of the amounts that would have been paid to such executives upon their termination. Actual amounts to be paid can only be determined at the time of such executive's termination from the company.

			No Change in Control(5)		Change in Control(6)
COLIN MARSHALL Benefit	Voluntary Termination ($)	Early Retirement ($)	For Cause Termination ($)	Termination Without Cause or for Good Reason ($)	For Cause Termination ($)	Termination Without Cause or for Good Reason ($)	Death ($)		Disability ($)
Cash Severance(1)	0	0	0	2,600,000	0	2,600,000	2,600,000	(7)	(8)
Pro Rata Bonus(2)	0	0	0	1,202,500	0	1,202,500	1,202,500		1,202,500
Unvested Equity(3)
Options	0	0	0	1,122,716	0	3,028,015	1,122,716		1,122,716
Restricted Stock	0	0	0	1,683,006	0	4,539,142	1,683,006		1,683,006
Health and Welfare Benefits(4)	0	0	0	27,098	0	27,098	0		0
ESTIMATED TOTAL	0	0	0	6,635,320	0	11,396,755	6,608,222		4,008,222
MICHAEL BARRETT Benefit
Cash Severance(1)	0	0	0	656,250	0	656,250	1,500,000	(7)	(8)
Pro Rata Bonus(2)	0	0	0	562,500	0	562,500	562,500		562,500
Unvested Equity(3)
Options	0	0	0	323,861	0	873,466	323,861		323,861
Restricted Stock	0	0	0	487,934	0	1,315,980	487,934		487,934
Health and Welfare Benefits(4)	0	0	0	19,012	0	19,012	0		0
ESTIMATED TOTAL	0	0	0	2,049,566	0	3,427,208	2,874,295		1,374,295

			No Change in Control(5)		Change in Control(6)
	Voluntary Termination ($)	Early Retirement ($)	For Cause Termination ($)	Termination Without Cause or for Good Reason ($)	For Cause Termination ($)	Termination Without Cause or for Good Reason ($)	Death ($)		Disability ($)
GARY RIVENES Benefit
Cash Severance(1)	0	0	0	656,250	0	656,250	2,250,000	(7)	(8)
Pro Rata Bonus(2)	0	0	0	523,200	0	523,200	523,200		523,200
Unvested Equity(3)
Options	0	0	0	323,861	0	873,466	323,861		323,861
Restricted Stock	0	0	0	487,934	0	1,315,980	487,934		487,934
Health and Welfare Benefits(4)	0	0	0	18,372	0	18,372	0		0
ESTIMATED TOTAL	0	0	0	2,009,617	0	3,387,268	3,584,995		1,334,995
JAMES ORCHARD Benefit
Cash Severance(1)	0	0	0	480,000	0	480,000	1,200,000	(7)	(8)
Pro Rata Bonus(2)	0	0	0	333,000	0	333,000	333,000		333,000
Unvested Equity(3)
Options	0	0	0	172,723	0	465,843	172,723		172,723
Restricted Stock	0	0	0	261,839	0	706,192	261,839		261,839
Health and Welfare Benefits(4)	0	0	0	16,889	0	16,889	0		0
ESTIMATED TOTAL	0	0	0	1,264,452	0	2,001,924	1,967,563		767,563
BRYAN PECHERSKY Benefit
Cash Severance(1)	0	0	0	480,000	0	480,000	2,400,000	(7)	(8)
Pro Rata Bonus(2)	0	0	0	311,500	0	311,500	311,500		311,500
Unvested Equity(3)
Options	0	0	0	84,461	0	305,229	84,461		84,461
Restricted Stock	0	0	0	178,551	0	645,260	178,551		178,551
Health and Welfare Benefits(4)	0	0	0	18,066	0	18,066	0		0
ESTIMATED TOTAL	0	0	0	1,072,577	0	1,760,054	2,974,512		574,512

(1)
As to Mr. Marshall, calculated as two times the sum of base salary plus target bonus. As to each of the other named executive officers, calculated as one times the sum of base salary plus target bonus.

(2)
Amounts shown are based on the actual bonus earned by the named executive officer in the 2010 calendar year.

(3)
Values are calculated based on the closing price of our common stock of $23.23 on December 31, 2010.

(4)
Mr. Marshall is entitled to 18 months of continuous health and welfare benefit coverage under the company's then-current plans. Each of the other named executive officers is entitled to 12 months of continuous health and welfare benefit coverage under the company's then-current plans. Amounts shown reflect the current cost to the company to continue coverage for the named executive officer.

(5)
Pursuant to each named executive officer's previously described employment agreement, the named executive officer is entitled to pro rata vesting upon termination without cause or resignation for good reason (as defined).

(6)
As provided by the LTIP award agreements and employment agreements, all unvested equity-based awards vest in connection with a change in control only if the named executive officer is terminated within two years of a change in control without cause or for good reason or otherwise at the discretion of the Compensation Committee. There is no distinction in the named executive officers' previously described employment agreements for any cash or health and welfare benefit awards upon a change in control.

(7)
For Messrs. Marshall, Barrett and Orchard, the amounts shown are based on two times the executive's base salary on December 31, 2010 in accordance with the terms of the company's life insurance policy, plus two times the executive's base salary on December 31, 2010 in accordance with the terms of the company's accidental death and dismemberment policy.

For Mr. Rivenes, the amounts shown are based on three times the executive's base salary on December 31, 2010 in accordance with the terms of the company's life insurance policy, plus three times the executive's base salary on December 31, 2010 in accordance with the terms of the company's accidental death and dismemberment policy.

For Mr. Pechersky, the amounts shown are based on four times the executive's base salary on December 31, 2010 in accordance with the terms of the company's life insurance policy, plus four times the executive's base salary on December 31, 2010 in accordance with the terms of the company's accidental death and dismemberment policy.

(8)
Each of Messrs. Marshall, Barrett, Orchard and Rivenes was eligible to receive 50% of his annualized base salary in disability payments, in accordance with the terms of the company's long term disability insurance program as of December 31, 2010. Mr. Pechersky elected to receive 60% of his annualized base salary in disability payments, in accordance with the terms of the company's long term disability insurance program as of December 31, 2010.

Compensation Committee Interlocks and Insider Participation

        During 2010, Messrs. Fox (Chair), Owens and Nance served on the Compensation Committee. None of the members of the Compensation Committee is or has been an officer or employee of the company. All members of the Compensation Committee participate in decisions related to compensation of our executive officers. No interlocking relationship exists between our Board and the board of directors or compensation committee of any other company.

Equity Compensation Plan Information at Year-End 2010

        The following table provides information as of the end of 2010 regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our LTIP:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	1,032,495	$15.07	1,489,188
Equity compensation plans not approved by security holders	—	—	—

Total	1,032,495	$15.07	1,489,188

(1)
Does not include the LTIP Amendment for an increase in the number of authorized shares proposed to be approved by the stockholders. See Proposal V below for more information. Does not include the Cloud Peak Energy Inc. Employee Stock Purchase Plan adopted by the Board on March 11, 2011. See Proposal VII below for more information.

DIRECTOR COMPENSATION

Key Elements of Our Director Compensation Program

        In initially developing the compensation package for our non-employee Board members, Rio Tinto took into account the role each director was expected to have on our Board, as well as our desire to align directors' and stockholders' interests, which is still consistent with our overall compensation philosophy. In 2010, the non-executive Chairman of our Board was paid an annual cash fee. Our other directors were also paid an annual cash fee, except for Mr. Marshall and Mr. Chiaro (an executive of Rio Tinto who tendered his resignation from the Board effective January 5, 2011, following the Secondary Offering). Additionally, we paid a separate annual fee to each of our committee chairmen and committee members. Each of our directors other than Mr. Marshall and Mr. Chiaro received an annual grant of restricted stock which will vest in full three years after the date of the grant so long as the director remains on our Board. We reimburse all directors for reasonable and customary out-of-pocket business expenses incurred in connection with their services as a director upon submission of appropriate receipts.

        The directors compensation package is set forth in the following table, which takes into account those changes adopted by the Board in 2011 described in "Setting Director Compensation" below.

Element	Description	Amount
Annual Cash Fee for Board Service	• Payable to the non-executive Chairman of our Board	$100,000
	• Payable to the non-employee directors of our Board	$65,000
Annual Cash Fee for Committee Chairs	• Audit Committee Chair	$15,000
	• Other Committee Chairs	$10,000
Annual Cash Fee for Committee Members	• Audit Committee Member	$7,500
	• Other Committee Member	$5,000
Annual Grant of Restricted Stock

•       Grants of restricted stock units to the non-employee directors of our Board

•       Shares of common stock are deliverable in the event of the director's separation from service from the company due to the director's death, disability, non-reelection to the Board, resignation from the Board with the prior consent of the nominating and corporate governance committee or for any other reason, other than for cause

		Restricted stock units valued at $65,000 ($100,000 for the Chairman)

Setting Director Compensation

        The Compensation Committee is responsible for recommending to the Board the form and amount of compensation for non-employee directors. The Compensation Committee may appoint subcommittees and delegate to a subcommittee such power and authority as it deems appropriate, as discussed above in the CD&A. The Compensation Committee did not appoint any subcommittees during 2010.

        The compensation program for our directors at the beginning of 2010 was established by Rio Tinto in anticipation of the IPO, in consultation with Mercer. The Compensation Committee reviewed the director compensation program during its first meeting in 2010 and determined, given the circumstances at the time, that it would not alter the existing compensation program. Rather, it sought to, and did, complete a thorough review of the 2010 director compensation program with the assistance of Aon Hewitt for opportunities to enhance or fine-tune elements of the program for implementation beginning in 2011.

        In considering whether the directors compensation program matched the company's compensation philosophy and our overall corporate vision, the Compensation Committee and Aon Hewitt measured the cash and equity elements of the program as compared to the company's revised compensation peer group in determining whether any elements could be enhanced or fine-tuned for implementation beginning in 2011.

        Effective in 2011, in an effort to align the equity award levels with the market data presented by Aon Hewitt, the Compensation Committee recommended to the Board, and the Board approved, an increase in the initial and annual equity awards for non-employee directors, other than the Chairman of the Board, from $60,000 to $65,000. The Compensation Committee also determined to grant these awards in the form of restricted stock units, beginning with the 2011 annual grant. Furthermore, the Compensation Committee noted in its review that the cash fees paid to committee members other than the audit committee were below the market data and were not reflective of the amount of time the committee members were devoting to their duties. As such, the Committee recommended, and the Board approved, an increase in the cash fees paid to committee members other than the audit committee. Effective January 2011, the annual cash fees paid to non-audit committee chairs increased to $10,000, and the annual cash fees to non-audit committee members increased to $5,000.

        The following table shows the actual 2010 compensation received by our non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
(a)	(b)	(c)	(h)
Keith Bailey	103,750	99,397	203,147
William Fox III	80,000	59,619	139,619
C. Kevin McArthur(4)(5)	76,250	119,238	195,488
Steven Nance(4)	76,250	119,238	195,488
William Owens(4)	76,250	119,238	195,488
Chris Tong	83,750	59,619	143,369
James Voorhees(6)	—	—	—

(1)
Fees were paid in cash and include the following amounts:

Mr. Bailey:  $100,000 as an annual retainer, $3,750 in committee fees
 Mr. Fox:  $65,000 as an annual retainer, $15,000 in committee fees
 Mr. McArthur:  $65,000 as an annual retainer, $11,250 in committee fees
 Mr. Nance:  $65,000 as an annual retainer, $11,250 in committee fees
Mr. Owens:  $65,000 as an annual retainer, $11,250 in committee fees
 Mr. Tong:  $65,000 as an annual retainer, $18,750 in committee fees

(2)
Amounts reflect the aggregate compensation expense for financial statement reporting purposes for fiscal 2010 under FASB ASC Topic 718, for restricted stock grants in 2010. These amounts do not reflect amounts paid to or realized by the director for fiscal 2010. Assumptions used in the calculation of these amounts are included in Note 15 of the Notes to Consolidated Financial Statements included in the Form 10-K.

(3)
Each of the independent directors who was a director in 2010 was granted shares of restricted stock in 2010 with grant date fair values, computed in accordance with FASB ASC Topic 718. Restricted stock awards are granted with no exercise price and vest 100% on January 6, 2013, which is the third anniversary of their date of grant.

(4)
Messrs. McArthur, Nance and Owens were each appointed to the Board on January 5, 2010. In accordance with the 2010 director compensation program, in addition to the annual grant they each received which is detailed in footnote 3 above, each of Messrs. McArthur, Nance and Owens received an initial grant of restricted stock, computed in accordance with FASB ASC Topic 718. As with other restricted stock awards, these were granted with no exercise price and vest 100% on January 6, 2013, which is the third anniversary of their date of grant.

(5)
On March 11, 2011, Mr. McArthur provided notice to the Board that he will not stand for election at the 2011 Annual Meeting of Stockholders.

(6)
Mr. Voorhees was appointed to the Board on March 11, 2011.

Director Stock Ownership Guidelines

        Under our Corporate Governance Guidelines adopted by the Board, in order to ensure alignment of the interests of directors with those of our stockholders, a portion of the directors fees paid to a non-executive director is made in equity awards. For years prior to 2011, those equity awards were in the form of restricted stock. Beginning in 2011, those equity awards are in the form of restricted stock units. All non-executive directors must hold a minimum of the equivalent of three times their respective annual cash fees in the form of (i) common stock of the company and/or (ii) unvested shares of restricted common stock or restricted stock units. Directors have five years from the time of their first election to the Board to meet these stock ownership requirements. Although it has not yet been five years from the first election to the Board for any director, seven of our non-employee directors currently meet this threshold based upon the closing price of the company's stock on December 31, 2010 of $23.23.

Equity Awards Outstanding at Year End

        The following table shows the number of outstanding equity awards held by our non-employee directors as of December 31, 2010, all of which consist of shares of restricted common stock.

Name	Number of Outstanding Shares of Restricted Stock (#)
Keith Bailey	12,813
William Fox III	7,687
C. Kevin McArthur	7,374
Steven Nance	7,374
William Owens	7,374
Chris Tong	7,687
James Voorhees(1)	—

(1)
Mr. Voorhees was appointed to the Board on March 11, 2011.

 AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

        As provided by its charter, the Audit Committee (in this Audit Report, "Committee") consists of at least three directors, none of whom is an employee of Cloud Peak Energy or its subsidiaries or related companies. Each member is financially literate, as interpreted by the Board in its business judgment. At least one member has accounting or related financial management expertise (as defined by the NYSE), as interpreted by the Board in its business judgment, and is an "audit committee financial expert" (as defined by the SEC), as determined by the Board. The designation of any person as an "audit committee financial expert" does not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Committee, nor does it decrease the duties and obligations of other Committee members or the Board. No director may serve on the Committee unless the director satisfies the independence criteria in Rule 10A-3 of the Exchange Act, the independence criteria of the NYSE and the Guidelines on the Independence of the Directors as set forth in Annex A of Cloud Peak Energy's Corporate Governance Guidelines.

        The primary responsibility of the Committee is to oversee Cloud Peak Energy's financial reporting process on behalf of the Board and report the results of its activities to the Board. The Committee has sole authority to approve the appointment and to replace the company's independent auditor. The management of Cloud Peak Energy is responsible for the preparation, presentation and integrity of the company's financial statements and for the effectiveness of internal control over financial reporting. Management and the internal audit department are responsible for maintaining appropriate accounting and financial reporting principles and policies as well as internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP ("PwC"), the company's independent auditor for 2010, is responsible for planning and carrying out audits of Cloud Peak Energy's annual financial statements in accordance with generally accepted auditing standards, reviewing Cloud Peak Energy's quarterly financial statements prior to the filing of each quarterly report, annually auditing management's assessment of the effectiveness of internal control over financial reporting and other auditing procedures.

        The Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2010 and related disclosures, including a review of the significant management judgments underlying the financial statements and disclosures and management's conclusion that the financial statements included in the 2010 Form 10-K present fairly, in all material respects, the financial position, results of operations and cash flows of the company for the periods presented in conformity with generally accepted accounting principles.

        The Committee also periodically meets in separate private sessions with the independent auditor, the internal auditor and members of senior management (such as the chief financial officer) to discuss the results of their examinations, their evaluations of the company's internal controls, and the overall quality of the company's financial reporting. The Committee also periodically meets in executive session.

        The Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. PwC has provided to the Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Committee concerning independence, and the Committee has discussed with PwC that firm's independence and considered whether the performance by PwC of any non-audit services was compatible with its independence. The Committee has concluded that PwC's provision of audit and non-audit services to Cloud Peak Energy and its affiliates is compatible with PwC's independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Committee has adopted policies to avoid compromising the independence of the company's independent auditor, such as prior Committee approval of non-audit services and procedures on the hiring of employees or former employees of the company's independent auditor.

        Based on the review and discussions referred to above, the Committee recommended to the Board that the audited financial statements for the year ended December 31, 2010 be included in the company's Annual Report on Form 10-K for 2010 for filing with the SEC.

        This report is provided by the following independent directors, who comprise the Committee:

                      Audit Committee
                      Chris Tong, Chair
                      William Fox III
                      Steven Nance

Independent Auditors

        Representatives of PricewaterhouseCoopers LLP, who were our independent auditors for the year 2010, are expected to be present at the 2011 Annual Meeting of Stockholders. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. PricewaterhouseCoopers LLP has been selected as the company's independent auditors for the fiscal year ended December 31, 2011.

Independent Auditor Fees and Services

        The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP or fees payable for professional services rendered with respect to Rio Tinto Energy America Inc., Cloud Peak Energy Inc. and Cloud Peak Energy Resources LLC in or related to 2009 and 2010.

	2010	2009
Audit Fees(1)	$2,636,730	$2,599,359
Audit Related Fees(2)	$—	$3,289,337
Tax Fees	$—	$—
All Other Fees	$—	$—

Total	$2,636,730	$5,888,696

(1)
Fees for the audit and review of our 2010 financial statements, including review of our secondary public offering and debt registration statements. Fees during 2009 were for the audit and review of our historical and interim financial statements for 2009, 2008, 2007, 2006 and 2005 in preparation of the IPO, including the separate audit of Cloud Peak Energy Inc. and Cloud Peak Energy Resources LLC, and a separate audit performed in connection with the sale of the Jacobs Ranch mine in 2009, as well as other services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)
Audit related fees for 2009 include advisory services rendered by PricewaterhouseCoopers LLP in relation to the IPO.

Pre-Approval for Non-Audit Services

        Pursuant to its charter, the Audit Committee has the ability to pre-approve certain specified non-audit services to be performed for Cloud Peak Energy by its independent auditors. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be reported to the full Audit Committee at least quarterly. To date, the Audit Committee has not chosen to pre-approve any non-audit services or to delegate any pre-approval authority to a subcommittee.

PROPOSAL II
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Description of Proposal

        In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP as Cloud Peak Energy's independent auditors to audit our consolidated financial statements for 2011 and to render other services required of them. The Board is submitting the appointment of PricewaterhouseCoopers LLP for ratification at the annual stockholders meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

        The submission of this matter for ratification by stockholders is not legally required; however, the Board and its Audit Committee believe that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board and its Audit Committee on an important issue of corporate governance. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of such firm as independent auditors, although the results of the vote are not binding on the Audit Committee.

        The Audit Committee has the responsibility to oversee and review the independence, qualifications and performance of the company's independent auditors.

Board Recommendation on Proposal

        The Board unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as Cloud Peak Energy's independent auditors for 2011. The management proxy holders will vote all duly submitted proxies FOR ratification unless duly instructed otherwise.

PROPOSAL III
ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Description of Proposal

        Section 14A of the Exchange Act, which was added to the Exchange Act by Section 951 of the Dodd-Frank Act, affords stockholders a vote to approve, on an advisory (nonbinding) basis, the compensation of the company's named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. On January 25, 2011, the SEC adopted final rules to implement the requirements of Exchange Act Section 14A. This vote is not intended to address any specific item of compensation and is not a vote on the company's general compensation policies, compensation of the Board or the company's compensation policies as they relate to risk management. Exchange Act Section 14A requires the company to hold the advisory vote on executive compensation at least once every three years.

        The company's executive compensation program is designed to attract, motivate and retain highly qualified executive officers who are able to meet and exceed corporate objectives and create long-term stockholder value. The Compensation Committee believes the company's executive compensation program reflects a strong pay-for-performance philosophy and is well aligned with the stockholders' long-term interests. Please read the Compensation Discussion and Analysis section of this Proxy Statement for additional details on our executive compensation program.

        Stockholders are being asked to vote on the following resolution:

  RESOLVED, that the stockholders of Cloud Peak Energy Inc. approve, on an advisory basis, the compensation of the company's named executive officers, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the SEC.

        This advisory vote on executive compensation is not binding on the company, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the result of the vote when determining future executive compensation programs.

Board Recommendation on Proposal

        The Board recommends that the shareholders vote FOR approval, on an advisory basis, of the compensation of the company's named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. The management proxy holders will vote all properly submitted proxies FOR approval unless instructed otherwise.

PROPOSAL IV
ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

Description of Proposal

        As described in Proposal III above, Exchange Act Section 14A affords stockholders an advisory vote to approve the company's executive compensation program. The advisory vote on executive compensation is referred to as a "say-on-pay vote." As required by Exchange Act Section 14A, this Proposal IV affords stockholders an advisory vote on the frequency with which the company's stockholders shall have the say-on-pay vote. The advisory vote on the frequency of the say-on-pay vote is a non-binding vote as to how often the say-on-pay vote should occur: every year, every two years, or every three years. In addition, stockholders may abstain from voting. Exchange Act Section 14A requires the company to hold the advisory vote on the frequency of the say-on-pay vote at least once every six years.

        In formulating its recommendation, the Board considered that an advisory vote on executive compensation held every year would best enable stockholders to timely express their views on the company's executive compensation program and enable the Board and the Compensation Committee to determine current stockholder sentiment. While the company's executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Given that say-on-pay vote provisions are new, holding an annual advisory vote on executive compensation provides the company with more direct and immediate feedback on our compensation disclosures. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year's advisory vote on executive compensation by the time of the following year's annual meeting of stockholders.

        Stockholders are being asked to vote among the following frequency options (not solely for or against the recommendation of the Board):

          Choice 1—every year;

          Choice 2—every two years;

          Choice 3—every three years; or

          Choice 4—abstain from voting.

        This advisory vote on the frequency of the say-on-pay vote is not binding on the company's Board. However, the Board will take into account the result of the vote when determining the frequency of future say-on-pay votes.

Board Recommendation on Proposal

        The Board recommends that shareholders vote FOR choice 1 (an advisory vote on the compensation of the company's named executive officers set forth in the company's proxy statement every year). The management proxy holders will vote all properly submitted proxies FOR choice 1 unless instructed otherwise.

PROPOSAL V
APPROVAL AND ADOPTION OF AMENDMENT TO THE CLOUD PEAK ENERGY INC.
2009 LONG TERM INCENTIVE PLAN TO (I) INCREASE AUTHORIZED SHARES AND
(II) REVISE THE METHOD BY WHICH THE NUMBER OF
AVAILABLE SHARES IS DETERMINED

Description of Proposal

        In connection with the IPO, the company adopted the LTIP, a stockholder approved plan, pursuant to which the company may issue various equity securities to employees, directors, consultants and advisors selected for participation. Under the LTIP, the company has awarded restricted stock, restricted stock units, stock options, dividend equivalent rights and performance awards.

        On March 11, 2011, the Board, based on the recommendation of the Compensation Committee, determined that it is in the best interests of the company to amend the LTIP, subject to stockholder approval, to (i) increase the number of shares of common stock available under the LTIP by an additional 2,100,000 shares and (ii) revise the method by which the number of shares of common stock available under the LTIP is determined. Accordingly, this Proposal V seeks approval of an amendment (the "Amendment") to the LTIP to (i) increase the maximum total number of shares of common stock that the company may issue by 2,100,000 from 3,400,000 to 5,500,000 shares and (ii) revise the method by which the number of shares of common stock available under the LTIP is determined. As of February 28, 2011, the number of shares that remain available for future awards under the LTIP prior to approval of the Amendment is 1,473,041.

        The Board believes that the increase in the number of shares authorized under the LTIP will provide it the flexibility to continue to provide equity incentives in amounts determined appropriate by the Compensation Committee, which is critical to its ability to attract and retain highly qualified individuals. The Board believes that the requested additional authorized shares represent a reasonable amount of potential equity dilution over time.

        The Amendment provides that, notwithstanding anything in the LTIP to the contrary, (i) shares withheld or tendered as full or partial payment of a stock option's exercise price will increase the number of shares available under the LTIP, (ii) shares withheld or tendered as settlement of tax withholding obligations will increase the number of shares available under the LTIP, (iii) any shares repurchased by the company with the proceeds from the exercise of a stock option will increase the number of shares available under the LTIP and (iv) the excess of the number of shares subject to a stock appreciation right over the number of shares issued as a result of the exercise of such stock appreciation right will increase the number of shares available under the LTIP. The Board believes that this revised method by which the number of shares available under the LTIP is determined will more accurately account for how shares are distributed with respect to awards. The proposed form of Amendment to the LTIP is included as Annex A to this Proxy Statement. The Amendment will not become effective unless approved by our stockholders.

Description of Existing LTIP

        The following is a description of the principal features of the existing LTIP and does not reflect approval of the Amendment. This description is qualified in its entirety by reference to the full text of the LTIP, which can be found by reference to Exhibit 10.32 to Amendment No. 5 to the company's Form S-1, filed on November 16, 2009, and Amendment No. 1 to the LTIP, which can be found by reference to Exhibit 10.1 to the company's Form 8-K filed on March 14, 2011, both of which are incorporated by reference herein. Capitalized terms used in this description, but not otherwise defined, have the meanings given to them in the LTIP.

  Purpose

        The purpose of the LTIP is to strengthen the company, by providing an incentive to its employees, officers, consultants and directors, thereby encouraging them to devote their abilities and industry to the success of the company's business enterprise. It is intended that this purpose be achieved by extending to employees, officers, consultants and directors of the company and its subsidiaries an added incentive for high levels of performance and unusual efforts through the grant of the types of cash and equity awards as outlined below.

  Eligibility

        Any current or future employee, director, consultant or advisor of the company or any of its subsidiaries is eligible to receive an award under the LTIP ("Eligible Individuals"). As of February 28, 2011, the company has approximately 1,577 employees and 6 non-employee directors. Incentive Stock Options may be granted only to Eligible Individuals who are employees of the company or any of its subsidiaries on the date the Incentive Stock Option is granted.

  Administration

        The LTIP is administered by the Compensation Committee. The Compensation Committee may adopt such rules, regulations and guidelines as it deems are necessary or appropriate for the administration of the LTIP. The Compensation Committee consists of at least two directors and may consist of the entire Board; provided that (a) if the Compensation Committee consists of less than the entire Board, then, with respect to any Option or Award granted to an Eligible Individual who is subject to Section 16 of the Exchange Act, the Compensation Committee consists of at least two directors, each of whom is a Non-Employee Director, and (b) to the extent necessary for any Option or Award intended to qualify as Performance-Based Compensation to so qualify, the Compensation Committee consists of at least two directors, each of whom is an Outside Director.

   Types of Awards

  Restricted Stock

        The Compensation Committee may, in its discretion, grant to Eligible Individuals Awards of Restricted Stock, the terms and conditions of which are set forth in an Agreement. Each Agreement may require that an appropriate legend be placed on Share certificates. Restricted Stock is issued in the name of the Grantee as soon as reasonably practicable after the Award is granted; provided that the Grantee has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Compensation Committee, an escrow agreement and any other documents which the Compensation Committee may require as a condition to the issuance of such Restricted Stock. At the discretion of the Compensation Committee, Restricted Stock may be deposited together with the stock powers with an escrow agent (which may be the company) designated by the Compensation Committee. Unless the Compensation Committee determines otherwise and as set forth in the Agreement, upon delivery of the Shares to the escrow agent, the Grantee will have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

        Until all restrictions upon the Restricted Stock awarded to a Grantee have lapsed in the manner set forth in the relevant Agreement, such Shares cannot be sold, transferred or otherwise disposed of and cannot be pledged or otherwise hypothecated.

        At the time an Award of Restricted Stock is granted, the Compensation Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on such Shares be (i) deferred until the lapsing of the restrictions imposed upon such Shares and (ii) held by the company for the account of the Grantee until such time.

  Restricted Stock Units

        The Compensation Committee may, in its discretion, grant to Eligible Individuals Awards of Restricted Stock Units, the terms and conditions of which are set forth in an Agreement. Each Restricted Stock Unit represents the right of the Grantee to receive a payment upon vesting of the Restricted Stock Unit or on any later date specified by the Compensation Committee equal to the Fair Market Value of a Share as of the date the Restricted Stock Unit was granted, the vesting date or such other date as determined by the Compensation Committee at the time the Restricted Stock Unit was granted. The Compensation Committee may, at the time a Restricted Stock Unit is granted, provide a limitation on the amount payable in respect of each Restricted Stock Unit. The Compensation Committee may provide for the settlement of Restricted Stock Units in cash or with Shares having a Fair Market Value equal to the payment to which the Grantee has become entitled.

        The Grantee cannot sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of an Award of Restricted Stock Units or any portion thereof.

  Stock Options

        The Compensation Committee may, in its discretion, grant to Eligible Individuals Options, the terms and conditions of which are set forth in an Agreement. The purchase price or the manner in which the exercise price is to be determined for Shares under each Option is determined by the Compensation Committee and set forth in the Agreement; provided, however, that the exercise price per Share under each Option is not less than the greater of (i) the par value of a Share and (ii) 100% of the Fair Market Value of a Share on the date the Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Shareholder).

        Except to the extent permitted by the Compensation Committee with respect to Nonqualified Stock Options, no Option can be transferrable by the Grantee other than by will or by the laws of descent and distribution or, in the case of an Option other than an Incentive Stock Option, pursuant to a domestic relations order.

        The exercise of an Option is made only by giving written notice delivered in person or by mail to the person designated by the company, specifying the number of Shares to be exercised and, to the extent applicable, accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted. The exercise price for any Shares purchased pursuant to the exercise of an Option can be paid in any or any combination of the following forms: (a) cash or its equivalent, (b) if permitted by the Compensation Committee, the transfer to the company of Shares that have been held by the Grantee for at least six months prior to the exercise of the Option or (c) in the form of other property as determined by the Compensation Committee and in accordance with applicable law.

        No Grantee is deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option has been exercised pursuant to the terms thereof, (b) the company has issued and delivered Shares to the Grantee, a securities broker acting on behalf of the Grantee or such other nominee of the Grantee, and (c) the Grantee's name, or the name of his or her broker or other nominee, has been entered as a shareholder of record on the books of the company. Thereupon, the Grantee has full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Agreement.

  Stock Appreciation Rights

        The Compensation Committee may, in its discretion, grant to Eligible Individuals Stock Appreciation Rights, the terms and conditions of which are set forth in an Agreement. A Stock Appreciation Right may be granted (a) if unrelated to an Option, at any time or (b) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option.

        If granted in connection with an Option, a Stock Appreciation Right covers the same Shares covered by the Option (or a specified lesser number of Shares) and, except as otherwise provided, is subject to the same terms and conditions as the related Option. Such Stock Appreciation Right (i) is exercisable at such time or times and only to the extent that the related Option is exercisable, (ii) is exercisable only if the Fair Market Value of a Share on the date of exercise exceeds the exercise price specified in the Agreement evidencing the related Option and (iii) is not transferable except to the extent the related Option is transferable. Upon the exercise of such a Stock Appreciation Right, the Grantee is entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a Share on the last business day preceding the date of exercise of such Stock Appreciation Right over the per Share exercise price under the related Option, by (ii) the number of Shares as to which such Stock Appreciation Right is being exercised.

        A Stock Appreciation Right unrelated to an Option covers such number of Shares as the Compensation Committee determines. Such Stock Appreciation Rights contain such terms and conditions as to exercisability, vesting and duration as the Compensation Committee determines, but in no event have a term of greater than ten years. Upon exercise of such a Stock Appreciation Right, the Grantee is entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a Share on the last business day preceding the date of exercise of such Stock Appreciation Right over the Fair Market Value of a Share on the date the Stock Appreciation Right was granted, by (ii) the number of Shares as to which the Stock Appreciation Right is being exercised. Except to the extent permitted by the Compensation Committee, no Stock Appreciation Right is transferrable by the Grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and a Stock Appreciation Right is exercisable during the lifetime of the Grantee or his or her guardian or legal representative.

        Stock Appreciation Rights are exercised by a Grantee only by giving written notice delivered in person or by mail to the person designated by the company, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised. Payment may be made in the discretion of the Compensation Committee solely in whole Shares in a number determined at their Fair Market Value on the last business day preceding the date of exercise of the Stock Appreciation Right, or solely in cash, or in a combination of cash and Shares.

  Dividend Equivalent Rights

        The Compensation Committee may, in its discretion, grant to Eligible Individuals Dividend Equivalent Rights either in tandem with an Option or Award or as a separate Award, the terms and conditions of which are set forth in an Agreement. Amounts payable in respect of Dividend Equivalent Rights may be payable currently or, if applicable, deferred until the lapsing of restrictions on such Dividend Equivalent Rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Option or Award to which the Dividend Equivalent Rights relate. In the event that the amount payable in respect of Dividend Equivalent Rights are to be deferred, the Compensation Committee determines whether such amounts are to be held in cash or reinvested in Shares or deemed (notionally) to be reinvested in Shares. If amounts payable in respect of Dividend Equivalent Rights are to be held in cash, there may be credited at the end of each year interest on the amount of the account at the beginning of the year at a rate per annum as the Compensation Committee, in its discretion, may determine. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or multiple installments, as determined by the Compensation Committee.

  Performance Awards

        The Compensation Committee, in its discretion, may grant to Eligible Individuals Awards of Performance Units and/or Performance Share Units, the terms and conditions of which are set forth in an Agreement.

        Performance Units are denominated in a specified dollar amount and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle, represent the right to receive payment of the specified dollar amount or a percentage of the specified dollar amount depending on the level of Performance Objective attained; provided, however, that the Compensation Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit. Each Agreement specifies the number of Performance Units to which it relates, the Performance Objectives which must be satisfied in order for the Performance Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied.

        Performance Share Units are denominated in Shares and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle, each Performance Share Unit represents the right to receive payment of the Fair Market Value of a Share on the date the Performance Share Unit was granted, the date the Performance Share Unit became vested or any other date specified by the Compensation Committee or a percentage of such amount depending on the level of Performance Objective attained; provided, however, that the Compensation Committee may at the time a Performance Share Unit is granted specify a maximum amount payable in respect of a vested Performance Share Unit. Each Agreement specifies the number of Performance Share Units to which it relates, the Performance Objectives which must be satisfied in order for the Performance Share Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied.

        Payment to Grantees in respect of vested Performance Share Units and Performance Units is made as soon as practicable after the last day of the Performance Cycle to which such Award relates or at such other time or times as the Compensation Committee may determine, but in no event later than

2.5 months after the end of the calendar year in which the Performance Cycle is completed. Such payments may be made entirely in Shares valued at their Fair Market Value, entirely in cash, or in such combination of Shares and cash as the Compensation Committee in its discretion determines at any time prior to such payment.

        The Compensation Committee, in its discretion, may grant to Eligible Individuals Awards of Performance-Based Restricted Stock, the terms and conditions of which are set forth in an Agreement. Each Agreement may require that an appropriate legend be placed on Share certificates. Performance-Based Restricted Stock are issued in the name of the Grantee as soon as reasonably practicable after the Award is granted; provided that the Grantee has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Compensation Committee, an escrow agreement and any other documents which the Compensation Committee may require as a condition to the issuance of such Performance-Based Restricted Stock. At the discretion of the Compensation Committee, Performance-Based Restricted Stock may be deposited together with the stock powers with an escrow agent (which may be the company) designated by the Compensation Committee. Upon delivery of the Shares to the escrow agent, the Grantee has all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares. Each Agreement specifies the number of Shares of Performance-Based Restricted Stock to which it relates, the Performance Objectives which must be satisfied in order for the Performance-Based Restricted Stock to vest and the Performance Cycle within which such Performance Objectives must be satisfied.

        At the time the Award of Performance-Based Restricted Stock is granted, the Compensation Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on such Shares be (i) deferred until the lapsing of the restrictions imposed upon such Performance-Based Restricted Stock and (ii) held by the company for the account of the Grantee until such time.

        Until the vesting of Performance Units and Performance Share Units or the lapsing of any restrictions on Performance-Based Restricted Stock, as the case may be, such Performance Units, Performance Share Units or Performance-Based Restricted Stock cannot be sold, assigned, exchanged, transferred or otherwise disposed of and cannot be pledged or otherwise hypothecated.

  Share Awards

        The Compensation Committee may grant a Share Award to any Eligible Individual on such terms and conditions as the Compensation Committee may determine in its sole discretion. Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the company. The Grantee may not sell, transfer, assign exchange, pledge, encumber or otherwise dispose of a Share Award or any portion thereof.

  Number of Shares

        The aggregate number of Shares that may be made the subject of Awards or Options granted under the LTIP may not exceed 3,400,000 prior to the approval of the Amendment, no more than 2,000,000 of which may be granted as Incentive Stock Options. The number of Shares that may be the subject of Options and Stock Appreciation Rights granted to an Eligible Individual in any calendar year may not exceed 1,500,000. The number of Shares that may be the subject of Performance Share Units or Performance-Based Restricted Stock granted to an Eligible Individual in any calendar year may not exceed 500,000. The dollar amount of cash that may be the subject of Performance Units granted to an Eligible Individual in any calendar year may not exceed $6,000,000. Prior to the approval of the Amendment, notwithstanding anything in the LTIP to the contrary, (i) shares withheld or tendered as full or partial payment of the Option Price will not increase the number of shares available under the LTIP and (ii) shares withheld or tendered as settlement of tax withholding obligations will not increase the number of shares available under the LTIP.

  No Repricing of Options or Stock Appreciation Rights

        Other than in connection with a change in capitalization or other transaction where an adjustment is permitted or required under the terms of the LTIP, the Compensation Committee is prohibited from making any adjustment or approving any amendment that reduces or would have the effect of reducing the exercise price of an Option or Stock Appreciation Right previously granted under the LTIP, whether through amendment, cancellation and exchange for cash or replacement grants, or other means, unless the company's stockholders shall have approved such adjustment or amendment.

  Performance Objectives for Qualified Performance-Based Compensation

        Section 162(m) of the Code limits the company's ability to deduct compensation paid to its senior executive officers, unless the compensation qualifies as "qualified performance-based compensation," as defined in Section 162(m) and the regulations promulgated thereunder. To the extent possible the company intends to have the LTIP satisfy the requirements of Section 162(m) so that the Compensation Committee is able to grant awards satisfying the requirements of "qualified performance-based compensation."

        Performance Objectives for Performance Awards may be expressed in terms of (i) stock price, (ii) earnings per share, (iii) operating income, (iv) return on equity or assets, (v) cash flow, (vi) earnings before interest, taxes, depreciation and amortization (EBITDA), (vii) revenues, (viii) overall revenue or sales growth, (ix) expense reduction or management, (x) market share, (xi) total shareholder return, (xii) return on investment, (xiii) earnings before interest and taxes (EBIT), (xiv) net income, (xv) return on net assets, (xvi) economic value added, (xvii) shareholder value added, (xviii) cash flow return on investment, (xix) net operating profit, (xx) net operating profit after tax, (xxi) return on capital, (xxii) return on invested capital, (xxiii) cost per ton or cost per unit, (xxiv) total material moved, (xxv) tons shipped, (xxvi) tire life improvement, (xxvii) increased truck, dragline or shovel OEE, (xxviii) effective equipment utilization, (xxix) achievement of savings from business improvement projects, (xxx) capital project deliverables, (xxxi) performance against environmental targets, (xxxii) safety performance and/or incident rate, (xxxiii) coal pricing targets, (xxxiv) coal sales targets, (xxxv) human resources management targets, including medical cost reductions and time to hire, (xxxvi) achievement of warehouse and purchasing performance measurements, (xxxvii) leverage ratios, including debt to equity and debt to total capital, (xxxviii) individual performance criteria (other than for covered employees as defined in Section 162(m) of the Code) or (xxxix) any combination or derivative of the foregoing.

        Performance Objectives may be in respect of the performance of the company, any of its subsidiaries, any of its divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

        The Compensation Committee may, at the time the Performance Objectives in respect of a Performance Award are established, provide for the manner in which performance will be measured against the Performance Objectives to reflect the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions that have been publicly disclosed, changes in accounting principles, the impact of specified corporate transactions (such as a stock split or stock dividend), special charges and tax law changes, all as determined in accordance with generally accepted accounting principles (to the extent applicable); provided, that in respect of Performance Awards intended to constitute Performance-Based Compensation, such provisions are permitted only to the extent permitted under Section 162(m) of the Code and the regulations promulgated thereunder without adversely affecting the treatment of any Performance Award as Performance-Based Compensation.

  Amendment and Termination of the LTIP

        The Board may at any time terminate the LTIP and the Board may at any time and from time to time amend, modify or suspend the LTIP; provided, however, that: (a) no such amendment, modification, suspension or termination may impair or adversely alter any Options or Awards theretofore granted under the LTIP, except with the consent of the Grantee, nor may any amendment, modification, suspension or termination deprive any Grantee of any Shares which he or she may have acquired through or as a result of the LTIP; and (b) to the extent necessary under any applicable law, regulation or exchange requirement, no amendment is effective unless approved by the shareholders of the company in accordance with applicable law, regulation or exchange requirement.

New Plan Benefits

        Because Awards granted under the LTIP are at the discretion of the Compensation Committee, it is not possible to determine the benefits or amounts that will be received by or allocated to Eligible Individuals.

Board Recommendation on Proposal

        The Board unanimously recommends a vote FOR the adoption and approval of the Amendment to the LTIP. The management proxy holders will vote all duly submitted proxies FOR adoption and approval of the Amendment unless duly instructed otherwise. All members of the Board are eligible for awards under the LTIP and thus have a personal interest in the approval of the Amendment.

PROPOSAL VI
SECTION 162(m) RE-APPROVAL OF THE PERFORMANCE OBJECTIVES UNDER
THE CLOUD PEAK ENERGY INC. 2009 LONG TERM INCENTIVE PLAN

Description of Proposal

        Section 162(m) of the Code limits the amount of compensation paid to certain senior executive officers that public companies may deduct to $1 million for each such senior executive officer in any fiscal year. Certain performance-based compensation is exempt from the deduction limit if it meets the requirements of Section 162(m). The LTIP is intended to permit awards granted thereunder to qualify for exemption from the deduction limit to the extent that the compensation is recognized by the Eligible Individual as ordinary income and provided that the awards meet the Section 162(m) performance-based requirements. One of these requirements under Section 162(m) is that the material terms of the performance objectives under which the compensation is to be paid must be re-approved by our stockholders not less frequently than once every five years. For purposes of Section 162(m), the material terms include the employees eligible to receive compensation, a description of the business criteria on which the performance objective is based, and either the maximum amount of compensation that could be paid to any employee or the formula used to calculate the amount of compensation to be paid to the employee if the performance objective is attained.

        In connection with the IPO, the sole stockholder of the company prior to the IPO approved and adopted the LTIP, including the material terms of the performance objectives contained therein. This Proposal VI does not seek any amendment of the existing performance objectives contained within the LTIP. Rather, this Proposal VI is being presented to stockholders solely to comply with the periodic re-approval requirements of Section 162(m) described above.

        The discussion of this proposal is qualified in its entirety by reference to the full text of the LTIP, which can be found by reference to Exhibit 10.32 to Amendment No. 5 to the company's Form S-1, filed on November 16, 2009, and Amendment No. 1 to the LTIP, which can be found by reference to Exhibit 10.1 to the company's Form 8-K filed on March 14, 2011, both of which are incorporated by reference herein. Under the LTIP, the company may issue to Eligible Individuals performance-based awards, which entitle the Eligible Individual to a cash and/or equity payout based upon achievement of certain performance criteria. The Compensation Committee establishes the exact performance criteria and the performance period applicable to a performance-based award. The Compensation Committee also determines whether the payout will be in cash, an equity-based award or some combination of cash and equity awards. Performance criteria under the LTIP include a number of measurable criteria that can be tied to the success of the company.

        The section above in this Proxy Statement under Proposal V entitled, "Description of Existing LTIP," is incorporated in this Proposal VI by reference and provides additional information about the LTIP, including employees eligible to receive awards under the LTIP, a description of the business criteria that may be applied to performance-based awards and the maximum equity and cash awards that could be paid to an employee.

        If stockholders do not approve this Proposal VI, the company may be required to seek re-approval again at the 2012 annual stockholders meeting and, if the company is unable to obtain it within the time period required by Section 162(m), future awards under the LTIP may no longer satisfy the requirements of Section 162(m) and may no longer be eligible for deductibility by the company.

Board Recommendation on Proposal

        The Board unanimously recommends a vote FOR re-approval of the material terms of the current performance objectives set forth within the company's LTIP, in accordance with the periodic re-approval requirements of Internal Revenue Code Section 162(m). The management proxy holders will vote all duly submitted proxies FOR approval by our stockholders of this proposal unless duly instructed otherwise. All members of the Board are eligible for awards under the LTIP and thus have a personal interest in the re-approval.

PROPOSAL VII
APPROVAL AND ADOPTION OF THE CLOUD PEAK ENERGY INC.
EMPLOYEE STOCK PURCHASE PLAN

Description of Proposal

        On March 11, 2011, the Board, based on the recommendation of the Compensation Committee, determined that it is in the best interests of the company to adopt the Cloud Peak Energy Inc. Employee Stock Purchase Plan (the "ESPP"), subject to stockholder approval, pursuant to which eligible employees are able to authorize payroll deductions on a voluntary basis to purchase shares of the company's common stock at a discount from the market price. Accordingly, this Proposal VII seeks approval and adoption of the ESPP.

        The Board believes that the ESPP will encourage broad employee stock ownership and align the employees' economic interests with those of the company's stockholders, which will contribute to the company's long-term growth strategies.

        The proposed form of the ESPP is included as Annex B to this Proxy Statement. The ESPP will not become effective unless approved by our stockholders.

 Description of the Material Terms of the ESPP

        The following is a description of the principal features of the proposed ESPP. Capitalized terms used in this description, but not otherwise defined, have the meanings given to them in the proposed ESPP.

  Administration

        Subject to oversight by the Board or the Compensation Committee, a committee of officers of the company to be established by the Board will have the authority to administer the ESPP and to make and adopt rules and regulations not inconsistent with the provisions of the ESPP or the Code. The committee of officers will adopt the form of Stock Purchase Agreement and all notices required under the ESPP.

  Shares Available and Limitations on Share Issuances

        There is a maximum of 500,000 shares of the company's common stock reserved for issuance under the ESPP. In the event that adjustments are made in the number of outstanding shares of common stock or such shares are exchanged for a different class of stock of the company or for shares of stock of any other corporation by reason of merger, consolidation, stock dividend, stock split or otherwise, appropriate adjustments will be made to (i) the number and class of shares or other securities that may be reserved for purchase, or purchased, under the ESPP and (ii) the Option Price.

        The maximum number of shares of common stock that may be issued to a Participant during any single Option Period is the largest number of whole shares of common stock determined by multiplying $2,083 by the number of full months in the Option Period and dividing the result by the fair market value of the company's common stock on the first day of such Option Period. No Employee may be granted an option under the ESPP if, immediately after the grant, such Employee's right to purchase common stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the company and any related company would accrue at a rate which exceeds $25,000 in market value of such common stock (determined at the time such purchase right is granted) for each calendar year in which such purchase right would be outstanding at any time.

        To the extent necessary to comply with Section 423(b)(8) of the Code and the limitation described above, a Participant's payroll deductions may be decreased to 0% during any Option Period which is scheduled to end during any calendar year, such that the aggregate of all payroll deductions accumulated with respect to such Option Period and any other Option Period ending within the same calendar year is no greater than $25,000. Payroll deductions shall re-commence at the rate provided in such Participant's Stock Purchase Agreement at the beginning of the first Option Period which is scheduled to end in the following calendar year.

  Eligibility

        Each full time employee of the company or any of its subsidiaries (excluding Section 16 officers) is eligible to participate in the ESPP beginning on the later of the Effective Date or the date that he or she completed six months of continuous service to the company. Each part-time employee of the company or any of its subsidiaries is eligible to participate in the ESPP beginning on the later of the Effective Date or the date as of which he or she has completed one year of continuous service and been credited with at least 1,000 hours of service to the company. All employment with the company and/or any of its subsidiaries prior to the Effective Date will be counted for purposes of determining eligibility to participate in the ESPP. No employee may participate in the ESPP if such employee, immediately after an Offering Date, would be deemed for purposes of Section 423(b)(3) of the Code to possess 5% or more of the total combined voting power or value of all classes of stock of the company or any or its subsidiaries. As of February 28, 2011, the company has approximately 1,574 full time employees and 3 part time employees.

  Option Periods; Option Price

        The ESPP operates by a series of consecutive Option Periods of twelve months duration commencing on the Effective Date. On each Exercise Date, which is the last business day of each Plan Year, the amount in a Participant's Account is charged with the aggregate Option Price of the largest number of shares, including fractional shares, which can be purchased with such amount. The balance, if any, is carried forward to the next succeeding Option Period. The Option Price per share of the common stock sold to Participants under the ESPP is the lesser of (i) 90% of the fair market value of such share on the Offering Date and (ii) 90% of the fair market value of such share on the last day of the Option Period, but in no event is the Option Price less than the par value of the common stock.

  Payroll Deductions

        Payment for shares of common stock purchased under the ESPP are made by authorized payroll deductions from each regular payment of compensation in accordance with instructions received from a Participant. Deductions are expressed as whole dollar amounts, and in no event will exceed $200 per pay period or $4,800 per Plan Year. A Participant may increase or decrease the deduction on one occasion per Option Period, and may change the percentage deduction for any subsequent Option Period. During an Option Period, a Participant may discontinue payroll deductions but have the payroll deductions previously made during that Option Period remain in the Participant's Account to purchase common stock on the next Exercise Date, provided that he or she is an Employee as of that Exercise Date. Any amount remaining in the Participant's Account after the purchase of shares is refunded without interest upon the written request of the Participant. Any Participant who discontinues payroll deductions during an Option Period may again become a Participant for a subsequent Option Period by executing and filing another Stock Purchase Agreement.

  Transferability

        Rights to purchase shares under the ESPP are exercisable only by the Participant and are not transferable.

  Withdrawal from the ESPP

        A Participant may withdraw from the ESPP at any time by filing notice of withdrawal prior to the close of business on an Exercise Date. Upon withdrawal, the entire amount, if any, in a Participant's Account will be refunded to him without interest.

  Amendment and Termination

        The Board or the Compensation Committee may at any time, or from time to time, amend the ESPP in any respect, except that, without approval of the shareholders, no amendment may increase the aggregate number of shares reserved under the ESPP other than as provided therein, materially increase the benefits accruing to Participants or materially modify the requirements as to eligibility for participation in the ESPP. Any amendment of the ESPP must be made in accordance with applicable provisions of the Code and/or any regulations issued thereunder, any other applicable law or regulations, and the requirements of the principal exchange upon which the common stock is listed.

        The ESPP will continue in effect through the tenth anniversary of the Effective Date, unless terminated prior thereto in accordance with the terms of the ESPP. Upon any such termination, the balance in any Participant's account will be refunded to such Participant.

  Federal Income Tax Consequences

        The following summary of certain federal income tax considerations for the Participant and the company with respect to the grant and exercise of rights to purchase shares of the company's common stock under the ESPP does not purport to be a complete statement of the law in this area and reference should be made to the applicable provisions of the Code. This summary does not address the tax considerations under foreign, state and local, estate and gift tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact income tax treatment of transactions under the ESPP will depend upon the specific circumstances of the Participant, and Participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of options and the disposition of any acquired shares.

        The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. If certain employment requirements are satisfied, an employee who is granted a right, or "option," to purchase stock under a plan meeting the requirements of Code Section 423 will not be subject to federal income tax, and the company will not be entitled to any deduction, on either the grant or the exercise of such right.

        If shares acquired under the ESPP are sold more than two years after the first day of the purchase period pursuant to which the shares were purchased, no taxable income results if the proceeds of the sale are equal to or less than the price paid for the shares. If the proceeds of the sale are higher than the purchase price, the employee will recognize ordinary income for the year in which the sale occurs equal to the lesser of (a) ten percent (10%) of the fair market value of the Common Stock on the first day of the purchase period pursuant to which the shares were purchased or (b) the excess of the amount actually received for the shares over the amount paid. In addition, the employee may recognize long-term capital gain or loss in an amount equal to the difference between the proceeds of the sale and the employee's basis in the shares (i.e., the employee's purchase price plus the amount taxed to the employee as ordinary income). The employee will receive long-term capital gain or loss treatment if he or she has held the shares for at least 12 months. No deduction is allowed to the company.

        If shares acquired under the ESPP are sold within two years of the first day of the purchase period pursuant to which the shares were purchased, the employee will recognize ordinary income equal to the difference between the fair market value of the shares on the exercise date and the employee's purchase price. This amount is reportable as ordinary income even if no profit was realized on the sale of shares or the shares were sold at a loss. Long-term or short-term (depending on the holding period for the shares) capital gain or loss will be recognized in an amount equal to the difference between the proceeds of sale and the employee's basis in the shares. The amount reportable as ordinary income from a sale made within two years of the first day of the purchase period pursuant to which the shares were purchased will generally be allowed as a tax deduction to the company.

New Plan Benefits

        Because the amount of contributions to be set aside to purchase shares of common stock under the ESPP, subject to the limitations therein, is within the discretion of each Participant, it is not possible to determine the benefits or amounts that will be received by or allocated to eligible employees. Our non-employee directors and our Section 16 officers are not eligible to participate in the ESPP.

Board Recommendation on Proposal

        The Board unanimously recommends a vote FOR approval and adoption of the Cloud Peak Energy Inc. Employee Stock Purchase Plan. The management proxy holders will vote all duly submitted proxies FOR approval by our stockholders of this proposal unless duly instructed otherwise.

 OTHER BUSINESS

        The Board is not aware of any matter to be presented for action at the 2011 Annual Meeting of Stockholders other than the seven company proposals set forth in this Proxy Statement. Should any other matter requiring a vote of stockholders properly arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the company.

PROPOSALS FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

Proposals for Inclusion in Our Proxy Statement

        Under the rules of the SEC, stockholder proposals that are being submitted for inclusion in our proxy statement relating to our 2012 annual meeting of stockholders must be received no later than December 10, 2011 at our principal executive offices, located at 505 South Gillette Avenue, Gillette, Wyoming 82716, Attn: General Counsel. Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act, and our bylaws.

Proposals Not for Inclusion in Our Proxy Statement

        Our bylaws require advance written notice from any stockholder seeking to present any business or proposal, not for inclusion in next year's proxy statement, but directly at the 2012 annual meeting of stockholders, including nominations of persons for election to our Board. Notice of such proposals must be received at our principal executive offices, located at 505 South Gillette Avenue, Gillette, Wyoming 82716, Attn: Corporate Secretary, no later than the close of business on the 90th day prior to the anniversary of the immediately preceding annual meeting. Based upon the anniversary date of the 2011 Annual Meeting of Stockholders as currently scheduled, a stockholder must send advance written notice of such nominations or other business or proposals such that the notice is received by us no later than the close of business on February 21, 2012. In the event the annual meeting is convened on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, such notice must be received not later than the later of the close of business 90 days prior to such annual meeting or the 10th day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made. Such proposals when submitted must be in full compliance with applicable law and our bylaws.

Annex A

AMENDMENT NO. 2 TO THE
CLOUD PEAK ENERGY INC. 2009 LONG TERM INCENTIVE PLAN

        THIS AMENDMENT NO. 2 (the "Amendment"), dated as of May 18, 2011, to the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan (the "Plan"), as approved by the Board of Directors (the "Board") of Cloud Peak Energy Inc. (the "Company"), is hereby adopted by the Company.

W I T N E S S E T H:

        WHEREAS, the Company maintains the Plan;

        WHEREAS, subject to certain limitations, Section 15.1 of the Plan gives the Board the authority to amend the Plan;

        WHEREAS, the Board, based upon the recommendation of the Compensation Committee of the Board, has determined that it is in the best interests of the Company and its subsidiaries, subject to the approval of the Company's stockholders at the Company's 2011 Annual Meeting of Stockholders, to amend the Plan to (a) increase the number of shares of common stock of the Company available under the Plan by an additional 2,100,000 shares from 3,400,000 shares to 5,500,000 shares and (b) revise the method by which the number of shares of common stock of the Company available under the Plan is determined; and

        WHEREAS, the Company desires to make the amendment to the Plan described above.

        NOW, THEREFORE, the Plan shall be amended as follows:

        1.     The second sentence of Section 4.1 is amended as follows:

    "The aggregate number of Shares that may be made the subject of Awards or Options granted under the Plan shall not exceed 5,500,000, no more than 2,000,000 of which may be granted as Incentive Stock Options."

        2.     Section 4.3(c) is amended in its entirety to read as follows:

    "Notwithstanding anything in this Section 4.3 to the contrary, (i) Shares withheld or tendered as full or partial payment of the Option Price shall increase the number of Shares available under this Section 4, (ii) Shares withheld or tendered as settlement of tax withholding obligations shall increase the number of Shares available under this Section 4, (iii) any Shares repurchased by the Company with the proceeds from the exercise of an Option shall increase the number of Shares available under this Section 4, and (iv) the excess of the number of Shares subject to a Stock Appreciation Right over the number of Shares issued as a result of exercise of such Stock Appreciation Right shall increase the number of Shares available under this Section 4."

*        *        *

Except as expressly amended herein, the Plan remains in full force and effect in accordance with its terms.

A-1

Annex B

CLOUD PEAK ENERGY INC.
EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I

PURPOSE AND SCOPE OF THE PLAN

        Section 1.1    Purpose.    The Cloud Peak Energy Inc. Employee Stock Purchase Plan is intended to encourage employee participation in the ownership and economic progress of the Company.

        Section 1.2    Definitions.    Unless the context clearly indicates otherwise, the following terms have the meaning set forth below:

        "Board of Directors" or "Board" shall mean the Board of Directors of the Company.

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, together with any applicable regulations issued thereunder.

        "Committee" shall mean the committee of officers established by the Board to administer the Plan, which Committee shall administer the Plan as provided in Section 1.3 hereof.

        "Common Stock" shall mean shares of the common stock, par value $0.01 per share, of the Company.

        "Company" shall mean Cloud Peak Energy Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

        "Compensation" shall mean the fixed salary or base wage paid by the Company to an Employee as reported by the Company to the United States government (or other applicable government) for income tax purposes, including an Employee's portion of salary deferral contributions pursuant to Code Section 401(k) and any amount excludable pursuant to Code Section 125, but excluding any bonus, fee, overtime pay, severance pay, expenses, stock option or other equity incentive income, or other special emolument or any credit or benefit under any employee plan maintained by the Company.

        "Continuous Service" shall mean the period of time, uninterrupted by a termination of employment (other than a termination as a result of a transfer of employment among the Parent, the Company or a Designated Subsidiary), that an Employee has been employed by the Company, a Designated Subsidiary or the Parent (or any combination of the foregoing) immediately preceding an Offering Date. Such period of time shall include any approved leave of absence.

        "Designated Subsidiary" shall mean each subsidiary of the Company set forth on the attached Schedule A and as may be authorized from time to time by the Committee to participate in the Plan.

        "Employee" shall mean any person who is employed by the Company or a Designated Subsidiary as a common law employee. Any individual who performs services for the Company or a Designated Subsidiary solely through a leasing or employment agency shall not be considered an Employee.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

        "Exercise Date" shall mean the last business day of each Plan Year, or such other date(s) as determined by the Committee.

        "Fair Market Value" as of a particular date shall mean the fair market value of a share of Common Stock as determined by the Administrator in its sole discretion; provided, however, that (i) if the Common Stock is admitted to trading on a national securities exchange, the fair market value of a share of Common Stock on any date shall be the closing sale price reported for such share on such exchange on such date or, if no sale was reported on such date, on the last day preceding such date on which a sale was reported, or (ii) if the shares of Common Stock are not then listed on a national securities exchange, the average of the highest reported bid and lowest reported asked prices for the shares of Common Stock as reported by the National Association of Securities Dealers, Inc. Automated Quotations System for the last preceding date on which there was a sale of such stock in such market, or (3) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market or the value of such shares is not otherwise determinable, such value as determined by the Committee in good faith and in accordance with Code Section 409A.

        "Maximum Offering" shall mean the maximum number of shares of Common Stock that may be issued to each Participant under the Plan during any given time period. Unless otherwise determined by the Committee, the Maximum Offering during any single Option Period shall be the largest number of whole shares of Common Stock determined by multiplying $2,083 by the number of full months in the Option Period and dividing the result by the Fair Market Value on the Option Period commencement date of such Option Period.

        "Offering Date" shall mean the first business day of each Plan Year, or such other date(s) as determined by the Committee.

        "Option Period" or "Period" shall mean each Plan Year commencing on the Effective Date as specified by the Committee in accordance with Section 1.4.

        "Option Price" shall mean the purchase price of a share of Common Stock hereunder as provided in Section 3.1 hereof.

        "Parent" shall mean any corporation in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock of one of the other corporations in such chain.

        "Participant" shall mean any Employee who (i) is eligible to participate in the Plan under Section 2.1 hereof and (ii) elects to participate.

        "Plan" shall mean the Company's Employee Stock Purchase Plan, as the same may be amended from time to time.

        "Plan Account" or "Account" shall mean an account established and maintained in the name of each Participant.

        "Plan Manager" shall mean any Employee appointed pursuant to Section 1.3 hereof.

        "Plan Year" shall mean the twelve (12) month period commencing on the Effective Date as determined by the Committee pursuant to Section 1.4, and each successive twelve (12) month period thereafter, or such other period as may be specified by the Committee.

        "Stock Purchase Agreement" shall mean the form prescribed by the Committee or the Company which must be completed and executed by an Employee who elects to participate in the Plan.

        Section 1.3    Administration of Plan.    Subject to oversight by the Board of Directors or the Board's Compensation Committee, the Committee shall have the authority to administer the Plan and to make and adopt rules and regulations not inconsistent with the provisions of the Plan or the Code. The Committee shall adopt the form of Stock Purchase Agreement and all notices required hereunder. Its interpretations and decisions in respect to the Plan shall, subject as aforesaid, be final and conclusive. The Committee shall have the authority to appoint an Employee as Plan Manager and to delegate to the Plan Manager such authority with respect to the administration of the Plan as the Committee, in its sole discretion, deems advisable from time to time.

        Section 1.4    Effective Date of Plan.    The Plan shall become effective on the date established for that purpose by the Committee, if, prior to that date, the Plan (i) has been adopted by the Board of

Directors of the Company and (ii) has been approved by an affirmative vote of a majority of votes cast by the holders of the Company's common stock in person or by proxy and entitled to vote on the proposal, at a meeting at which a quorum is present; provided that the Committee shall select the first day of a calendar month as the Effective Date. The first Plan Year shall commence on the Effective Date and end on the date that is twelve (12) months thereafter.

        Section 1.5    Extension or Termination of Plan.    The Plan shall continue in effect through the tenth anniversary of the Effective Date, unless terminated prior thereto pursuant to Section 4.3 hereof, or by the Board of Directors or the Compensation Committee of the Board, each of which shall have the right to extend the term of or terminate the Plan at any time. Upon any such termination, the balance, if any, in each Participant's Account shall be refunded to him, or otherwise disposed of in accordance with policies and procedures prescribed by the Committee in cases where such a refund may not be possible.

ARTICLE II

PARTICIPATION

        Section 2.1    Eligibility.    Each Employee who is customarily employed as a full time employee of the Company or a Designated Subsidiary shall be eligible to participate in the Plan beginning on the later of the Effective Date or the date that he or she completed six (6) months of Continuous Service. Each Employee who is customarily employed as a part-time Employee of the Company or a Designated Subsidiary shall be eligible to participate in the Plan beginning on the later of the Effective Date or the date as of which he or she has completed one year of Continuous Service and been credited with at least one thousand (1,000) "hours of service" (as that term is defined in the Cloud Peak Energy 401(k) Plan). All employment with the Company and/or a Designated Subsidiary prior to the Effective Date shall be counted for purposes of determining eligibility to participate in the Plan. For purposes of this Section 2.1, whether an Employee is "customarily employed" shall be determined by the Committee based on the Company's or Designated Subsidiary's policies and procedures in effect from time to time. No Employee may participate in the Plan if said Employee, immediately after an Offering Date, would be deemed for purposes of Code Section 423(b)(3) to possess five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, its Parent or any subsidiary.

        Section 2.2    Ineligible Employees.    Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted a right to purchase shares of Common Stock under the Plan to the extent that:

          (a)   immediately after the grant, such Employee would own stock, and/or hold or own options, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, the Parent or any subsidiary corporation (determined under the rules of Sections 423(b)(3) and 424(d) of the Code);

          (b)   immediately after the grant, such Employee's right to purchase Company Stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and any related company would accrue at a rate which exceeds $25,000 in Fair Market Value of such Company Stock (determined at the time such purchase right is granted) for each calendar year in which such purchase right would be outstanding at any time; or

          (c)   such Employee is an officer or director who is subject to the reporting requirements under Section 16(a) of the Exchange Act.

        Section 2.3    Payroll Deductions.    Payment for shares of Common Stock purchased hereunder shall be made by authorized payroll deductions from each payment of Compensation in accordance with instructions received from a Participant. Said deductions shall be expressed as a whole dollar amount, but in any event such deductions shall not exceed two hundred dollars ($200) per pay period and four thousand eight hundred dollars ($4,800) per Plan Year. A Participant may increase or decrease the deduction on one occasion per Option Period. During an Option Period, a Participant may discontinue payroll deductions but have the payroll deductions previously made during that Option Period remain in the Participant's Account to purchase Common Stock on the next Exercise Date, provided that he or she is an Employee as of that Exercise Date. Any amount remaining in the Participant's Account after the purchase of Common Stock shall be refunded without interest upon the written request of the Participant. Any Participant who discontinues payroll deductions during an Option Period may again become a Participant for a subsequent Option Period by executing and filing another Stock Purchase Agreement in accordance with Section 2.1. Amounts deducted from a Participant's Compensation pursuant to this Section 2.3 shall be credited to said Participant's Account.

ARTICLE III

PURCHASE OF SHARES

        Section 3.1    Option Price.    The Option Price per share of the Common Stock sold to Participants hereunder shall be the lesser of (i) ninety percent (90%) of the Fair Market Value of the Common Stock on the Offering Date, or (ii) ninety percent (90%) of the Fair Market Value of the Common Stock on the last day of the Option Period; provided, however, that the Option Price per share of the Common Stock may be adjusted for subsequent Option Periods by the Committee subject to the requirements of Section 423 of the Code (and in no event shall the Option Price per share be less than the par value of the Common Stock).

        Section 3.2    Purchase of Shares.    On each Exercise Date, the amount in a Participant's Account shall be charged with the aggregate Option Price of the largest number of shares of Common Stock, including fractional shares, which can be purchased with said amount. The balance, if any, in such account shall be carried forward to the next succeeding Option Period.

        Section 3.3    Limitations on Purchase.    Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan if, immediately after the grant, such Employee's right to purchase Common Stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and any related company would accrue at a rate which exceeds $25,000 in Market Value of such Common Stock (determined at the time such purchase right is granted) for each calendar year in which such purchase right would be outstanding at any time.

        To the extent necessary to comply with Code Section 423(b)(8) and the limitations on purchase in this Section 3.3, a Participant's payroll deductions may be decreased to 0% during any Option Period which is scheduled to end during any calendar year, such that the aggregate of all payroll deductions accumulated with respect to such Option Period and any other Option Period ending within the same calendar year is no greater than twenty-five thousand dollars ($25,000). Payroll deductions shall re-commence at the rate provided in such Participant's Stock Purchase Agreement at the beginning of the first Option Period which is scheduled to end in the following calendar year, unless suspended by the Participant pursuant to Section 2.3 of the Plan.

        Section 3.4    Transferability of Rights.    Rights to purchase shares hereunder shall be exercisable only by the Participant. Such rights shall not be transferable.

ARTICLE IV

PROVISIONS RELATING TO COMMON STOCK

        Section 4.1    Common Stock Reserved.    There shall be a maximum of [500,000] shares of Common Stock reserved for the Plan, subject to adjustment in accordance with Section 4.2 hereof. The aggregate number of shares which may be purchased under the Plan shall not exceed the number of shares reserved for the Plan.

        Section 4.2    Adjustment for Changes in Common Stock.    In the event that adjustments are made in the number of outstanding shares of Common Stock or said shares are exchanged for a different class of stock of the Company or for shares of stock of any other corporation by reason of merger, consolidation, stock dividend, stock split or otherwise, the Committee shall make appropriate adjustments in (i) the number and class of shares or other securities that may be reserved for purchase, or purchased, hereunder, and (ii) the Option Price. All such adjustments shall be made in the sole discretion of the Committee, and its decision shall be binding and conclusive.

        Section 4.3    Insufficient Shares.    If the aggregate funds available for purchase of Common Stock on any Exercise Date would cause an issuance of shares in excess of (x) the number provided for in Section 4.1 hereof or (y) the Maximum Offering, (i) the Committee shall proportionately reduce the number of shares which would otherwise be purchased by each Participant in order to eliminate such excess and (ii) the Plan shall automatically terminate immediately after such Exercise Date.

        Section 4.4    Confirmation.    Confirmation of each purchase of Common Stock hereunder shall be made available to the Participant in either written or electronic format. A record of purchases shall be maintained by appropriate entries on the books of the Company (or in such other manner as specified by the Committee).

        Section 4.5    Rights as Shareholders.    The shares of Common Stock purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and sold as of the close of business on such Exercise Date. Prior to that time, none of the rights or privileges of a shareholder of the Company shall exist with respect to such shares.

ARTICLE V

TERMINATION OF PARTICIPATION

        Section 5.1    Voluntary Withdrawal.    A Participant may withdraw from the Plan at any time by filing notice of withdrawal prior to the close of business on an Exercise Date. Upon withdrawal, the entire amount, if any, in a Participant's Account shall be refunded to him without interest. Any Participant who withdraws from the Plan may again become a Participant in accordance with Section 2.1 hereof.

        Section 5.2    Termination of Eligibility.    If a Participant Retires, he may elect to (i) withdraw the entire amount, if any, in his Plan Account, or (ii) have said amount used to purchase whole shares of Common Stock pursuant to Section 3.2 hereof on the next succeeding Exercise Date and have any remaining balance refunded without interest.

        If a Participant ceases to be eligible under Section 2.1 hereof for any reason other than retirement, the dollar amount and the number of unissued shares in such Participant's Account will be refunded or distributed to the Participant, or, in the case of death, the Participant's designated beneficiary or estate, or otherwise disposed of in accordance with policies and procedures prescribed by the Committee in cases where such a refund or distribution may not be possible.

ARTICLE VI

GENERAL PROVISIONS

        Section 6.1    Notices.    Any notice which a Participant files pursuant to the Plan shall be made on forms prescribed by the Committee and shall be effective only when received by the Company.

        Section 6.2    Condition of Employment.    Neither the creation of the Plan nor participation therein shall be deemed to create any right of continued employment or in any way affect the right of the Company or a Designated Subsidiary to terminate an Employee.

        Section 6.3    Withholding of Taxes; Other Charges.    Each Participant shall, no later than the date as of which the value of an option under the Plan and/or shares of Common Stock first becomes includible in the income of the Participant for income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any taxes of any kind required by law to be withheld with respect to such option or shares of Common Stock. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

        In particular, to the extent a Participant is subject to taxation under U.S. Federal income tax law, if the Participant makes a disposition, within the meaning of Code Section 424(c) of any share or shares of Common Stock issued to Participant pursuant to Participant's exercise of an option, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Exercise Date, Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of federal, state or local income taxes and other amounts which the Company informs the Participant the Company may be required to withhold.

        Participants shall be solely responsible for any commissions or other charges imposed with respect to the purchase or sale of shares of Common Stock pursuant to the terms of this Plan.

        Section 6.4    Amendment of the Plan.    The Board of Directors or the Board's Compensation Committee may at any time, or from time to time, amend the Plan in any respect, except that, without approval of the shareholders, no amendment may increase the aggregate number of shares reserved under the Plan other than as provided in Section 4.2 hereof, materially increase the benefits accruing to Participants or materially modify the requirements as to eligibility for participation in the Plan. Any amendment of the Plan must be made in accordance with applicable provisions of the Code and/or any regulations issued thereunder, any other applicable law or regulations, and the requirements of the principal exchange upon which the Common Stock is listed.

        Section 6.5    Application of Funds.    All funds received by the Company by reason of purchases of Common Stock hereunder may be used for any corporate purpose.

        Section 6.6    Legal Restrictions.    The Company shall not be obligated to sell shares of Common Stock hereunder if counsel to the Company determines that such sale would violate any applicable law or regulation.

        Section 6.7    Gender.    Whenever used herein, use of any gender shall be applicable to both genders.

        Section 6.8    Governing Law.    The Plan and all rights and obligations thereunder shall be constructed and enforced in accordance with the laws of the State of Delaware and any applicable provisions of the Code and the related regulations.

Schedule A

Designated Subsidiaries

Cloud Peak Energy Resources LLC

Cloud Peak Energy Services Company

Cloud Peak Energy Finance Corp.

Caballo Rojo Holdings LLC

NERCO LLC

Cordero Mining Holdings LLC

Caballo Rojo LLC

NERCO Coal LLC

Cordero Oil and Gas LLC

Cordero Mining LLC

Antelope Coal LLC

Kennecott Coal Sales LLC

NERCO Coal Sales LLC

Northern Coal Transportation LLC

Prospect Land and Development LLC

Resource Development LLC

Sequatchie Valley Coal Corporation

Spring Creek Coal LLC

Western Minerals LLC

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01B39B 1 U PX + Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2, 3, 5, 6 and 7 and every 1 YEAR for Proposal 4. For Against Abstain 5. To approve the amendment to the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan to (i) increase the number of shares authorized for issuance thereunder and (ii) revise the method by which the number of available shares is determined. Change of Address — Please print new address below. 01 - Mr. William Fox III 02 - Mr. James Voorhees 1. Election of Directors: IMPORTANT ANNUAL MEETING INFORMATION 1 Yr 2 Yrs 3 Yrs Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2011 fiscal year. 4. To approve, on an advisory basis, the frequency of the say-on-pay vote among the following options: every year, every two years or every three years. 3. To approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission. For Against Abstain 7. To approve the Cloud Peak Energy Inc. Employee Stock Purchase Plan. 8. In their discretion, the management proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. 6. To re-approve the performance objectives under the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan, in accordance with the periodic re-approval requirements of Section 162(m) of the Internal Revenue Code. For Against Abstain 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1234 5678 9012 345 1 1 3 6 0 7 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Mountain Time, on May 18, 2011. Vote by Internet • Log on to the Internet and go to www.investorvote.com/CLD • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

Board of Directors Proxy for 2011 Annual Meeting of Stockholders Best Western Tower West Lodge, 109 North U.S. Highway 14-16, Gillette, Wyoming 82716 May 18, 2011 at 9:00 a.m. Mountain Time The undersigned stockholder of Cloud Peak Energy Inc. hereby revokes any proxy or proxies previously granted and appoints Bryan Pechersky, Senior Vice President and General Counsel, and Amy Stefonick, Corporate Secretary, or either of them, as proxies, each with full powers of substitution and resubstitution, to represent and vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) or postponement(s) thereof, with all the powers that the undersigned would possess if personally present at such Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of Cloud Peak Energy Inc. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. ANY STOCKHOLDER SIGNING THIS PROXY THAT FAILS TO MARK ANY OF PROPOSALS 1 THROUGH 7 WILL BE DEEMED TO HAVE GIVEN THE DESIGNATED PROXIES COMPLETE DISCRETION IN VOTING HIS, HER OR ITS SHARES “FOR” SUCH PROPOSALS (OTHER THAN PROPOSAL 4), AND “1 YEAR” FOR PROPOSAL 4. IF ANY SUCH PROPOSAL IS MARKED, A STOCKHOLDER’S SHARES WILL BE VOTED ON SUCH PROPOSAL IN ACCORDANCE WITH HIS, HER OR ITS INSTRUCTIONS. THE DESIGNATED PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 8. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED AS DESCRIBED IN THE PROXY STATEMENT. (Items to be voted appear on reverse side.) Proxy — CLOUD PEAK ENERGY INC. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.